Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

LNG SALE AND PURCHASE AGREEMENT 2

by and between

DRIFTWOOD LNG LLC

(Seller)

and

SHELL NA LNG LLC

(Buyer)

dated as of July 29, 2021

TABLE OF CONTENTS

Page

1.	Definitions and Interpretation		1

	1.1	Definitions	1
	1.2	Interpretation	17
	1.3	Replacement of Rates and Indices No Longer Available	18

2.	Approvals		19

	2.1	Approvals	19
	2.2	Change in Export Laws	19
	2.3	Conditions Precedent	20

3.	Subject Matter		21

	3.1	Sale and Purchase of LNG	21

4.	Term		22

	4.1	Term	22
	4.2	Date of First Commercial Delivery	22
	4.3	Notification of Date of First Commercial Delivery	22
	4.4	Delayed Date of First Commercial Delivery	24
	4.5	Contract Year	25

5.	Quantities		25

	5.1	ACQ	25
	5.2	Adjusted Annual Contract Quantity	26
	5.3	Seasonal Deliveries	27
	5.4	Round-Up/Round-Down Quantities	27
	5.5	Major Scheduled Maintenance	28
	5.6	Seller’s Delivery Obligation	28
	5.7	Buyer’s Purchase Obligation	30

6.	Delivery Point, Title and Risk, Destination		31

	6.1	Delivery Point	31
	6.2	Title and Risk	32
	6.3	Destination	32

7.	Transportation and Loading		32

	7.1	Transportation by Buyer	32
	7.2	Driftwood LNG Terminal	32
	7.3	Compatibility of the Driftwood LNG Terminal with LNG Tankers	34
	7.4	Buyer Inspection Rights in Respect of the Driftwood LNG Terminal	34
	7.5	LNG Tankers	35
	7.6	LNG Tanker Inspections; LNG Tanker Vetting Procedures; Right to Reject LNG Tanker	39
	7.7	Port Liability Agreement	40
	7.8	Driftwood Marine Operations Manual	41
	7.9	Loading of LNG Tankers	42

i

	7.10	Notice of Readiness	43
	7.11	Berthing Assignment	44
	7.12	Berth Laytime	46
	7.13	LNG Tanker Not Ready for LNG Loading; Excess Laytime	47
	7.14	LNG Loadings at the Driftwood LNG Terminal	49
	7.15	Cooperation	50
	7.16	Cool-Down of LNG Tankers	50
	7.17	Gas-Up of LNG Tankers	51

8.	Annual Delivery Program		53

	8.1	Programming Information	53
	8.2	Determination of Annual Delivery Program	54
	8.3	Changes to Annual Delivery Program	56
	8.4	Ninety Day Schedule	57
	8.5	Alternative LNG Tanker	57

9.	Contract Sales Price		58

	9.1	Contract Sales Price	58

10.	Invoicing and Payment		59

	10.1	Invoices	59
	10.2	Payment	60
	10.3	Disputed Invoice	61
	10.4	Delay in Payment	62
	10.5	Audit Rights	62

11.	Taxes		63

	11.1	Responsibility	63
	11.2	Seller Taxes	63
	11.3	Buyer Taxes	63
	11.4	Withholding Taxes	64
	11.5	Transfer Taxes	64
	11.6	Mitigation and Cooperation	64
	11.7	Refunds	65

12.	Quality and Emissions Reporting		65

	12.1	Specification	65
	12.2	Determining LNG Specifications	66
	12.3	Off-Specification LNG	66
	12.4	Emissions	67

13.	Measurements and Tests		67

	13.1	LNG Measurement and Tests	67
	13.2	Parties to Supply Devices	67
	13.3	Selection of Devices	68
	13.4	Tank Gauge Tables of LNG Tanker	68
	13.5	Gauging and Measuring LNG Volumes Loaded	68
	13.6	Samples for Quality Analysis	68
	13.7	Quality Analysis	68
	13.8	Operating Procedures	68

13.9	MMBtu Quantity Delivered	69
13.10	Verification of Accuracy and Correction for Error	69
13.11	Costs and Expenses	69

14.	Force Majeure and Upstream FM		70

	14.1	Force Majeure	70
	14.2	Limitations on Force Majeure	71
	14.3	Upstream FM	72
	14.4	Notification	74
	14.5	Measures	75
	14.6	No Extension of Term	75
	14.7	Settlement of Industrial Disturbances	75
	14.8	Foundation Customer Priority	75

15.	Liabilities and Indemnification		75

	15.1	General	75
	15.2	Limitations on Liability	76
	15.3	Buyer’s Credit; Credit Support	78
	15.4	Third Party Liability	79
	15.5	Seller’s Insurance	80
	15.6	Buyer’s Insurance	80

16.	Safety		80

	16.1	General	80
	16.2	Third Parties	80

17.	Exchange of Information		81

18.	Confidentiality		81

	18.1	Duty of Confidentiality	81
	18.2	Permitted Disclosures	82
	18.3	Confidential Information Remedy	84
	18.4	Duration of Confidentiality	84

19.	Default and Termination		84

	19.1	Right to Suspend Performance	84
	19.2	Termination Events	85
	19.3	Termination	86
	19.4	Rights Accrued Prior to Termination	87
	19.5	Final Reconciliation	88
	19.6	Survival	88

20.	Dispute Resolution and Governing Law		88

	20.1	Dispute Resolution	88
	20.2	Expert Determination	91
	20.3	Governing Law	92
	20.4	Immunity	92
	20.5	Waiver of Jury Trial	93

21.	Successors; Assignments		93

	21.1	Successors	93
	21.2	Assignment by Buyer	93

21.3	Assignments by Seller	94
21.4	Seller, Tellurian Inc., Driftwood and Affiliate Financing	95

22.	Contract Language		97

23.	Miscellaneous		97

	23.1	Disclaimer of Agency	97
	23.2	Entire Agreement	97
	23.3	Third Party Beneficiaries	97
	23.4	Amendments and Waiver	97
	23.5	Exclusion	98
	23.6	Further Assurances	98
	23.7	Severability	98
	23.8	Expenses	98
	23.9	Representations and Warranties of Buyer	98
	23.10	Representations and Warranties of Seller	99
	23.11	Counterparts	99
	23.12	Multiple SPAs	100

24.	Notices		101

	24.1	Form of Notice	101
	24.2	Electronic Transmission	102

25.	Trade Law Compliance and Business Practices		103

	25.1	Trade Law Compliance	103
	25.2	Prohibited Practices	104
	25.3	Records; Audit	105
	25.4	Representations and Warranties	106
	25.5	Indemnity	106
	25.6	Personal Data	106

Exhibit A	Measurement
Exhibit B	Form of Port Liability Agreement
Exhibit C	Form of Guaranty

LNG SALE AND PURCHASE AGREEMENT 2

THIS LNG SALE AND PURCHASE AGREEMENT 2 (“Agreement”) is made and entered into as of July 29, 2021 (the “Effective Date”), by and between Driftwood LNG LLC, a limited liability company incorporated under the laws of Delaware whose principal place of business is located at 1201 Louisiana Street, Suite 3100, Houston, TX 77002 (USA) (“Seller”), and Shell NA LNG LLC, a limited liability company incorporated under the laws of Delaware whose principal place of business is located at 1000 Main St., Level 12, Houston, TX 77002 (“Buyer”). Buyer and Seller are each referred to herein as a “Party” and collectively as the “Parties”.

Recitals

(1)	Seller is developing a liquefied natural gas (“LNG”) liquefaction terminal on the Calcasieu River, south of Lake Charles, Louisiana, to comprise up to five Plants;

(2)	Buyer desires to be engaged in the purchase of LNG at the Driftwood LNG Terminal and transportation of such LNG to one or more Discharge Terminals; and

(3)	Seller and Buyer desire to execute this definitive agreement setting out the Parties’ respective rights and obligations in relation to the sale and purchase of LNG.

It is agreed:

1.	Definitions and Interpretation

1.1	Definitions

The words and expressions below shall, unless the context otherwise requires, have the meanings respectively assigned to them:

AAA:	as defined in Section 20.1.2;

Acceptable Credit Rating:	at least one (1) Credit Rating that is equal to or better than any of the following: (i) Baa3 by Moody’s Investors Service, Inc., (ii) BBB- by S&P Global Ratings, a division of S&P Global Inc., (iii) BBB- by Fitch Ratings, Inc., or (iv) any comparable Credit Ratings by any other nationally recognized statistical rating organizations registered with the U.S. Securities and Exchange Commission, including any successors to Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global Inc., or Fitch Ratings, Inc.;

Acceptable Guarantor:	an Affiliate of Buyer that has an Acceptable Credit Rating or any other entity acceptable to Seller in its discretion;

ACQ:	as defined in Section 5.1.1;

Actual Laytime:	as defined in Section 7.12.2;

Adjusted Annual Contract Quantity or AACQ:	as defined in Section 5.2;

Adverse Weather Conditions:	weather or sea conditions actually experienced or reasonably forecasted at or near the Driftwood LNG Terminal that are sufficiently severe: (i) to prevent an LNG Tanker from proceeding to berth, or loading or departing from berth, in accordance with one or more of the following: (a) regulations published by a Governmental Authority; (b) an Approval; or (c) an order of a Pilot; or (ii) to cause an actual determination by the master of an LNG Tanker that it is unsafe for such LNG Tanker to berth, load, or depart from berth;

Affiliate:	with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

Agreement:	this agreement, including the Exhibits hereto, as the same may be amended, modified or replaced from time to time;

Allotted Laytime:	as defined in Section 7.12.1;

Allowed Laytime:	as defined in Section 7.13.2(a);

Alternative LNG Tanker:	as defined in Section 8.5;

Annual Delivery Program or ADP:	as defined in Section 8.2.4;

Anti-Corruption Law:	any of the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption laws, and any other law prohibiting corruption, tax evasion, money laundering, or otherwise dealing in the proceeds of crime, or similar statute, regulation, order or convention binding on the applicable Person, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto;

Applicable Laws:	in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, in each case, now existing or which may be enacted or issued after the Effective Date;

Approvals:	any and all permits (including work permits), franchises, authorizations, approvals, grants, licenses, visas, waivers, exemptions, consents, permissions, registrations, decrees, privileges, variances, validations, confirmations or orders granted by or filed with any Governmental Authority, including the Export Authorizations;

Bankruptcy Event:	with respect to any Person: (i) such Person’s suspension of payment of, or request to any court for a moratorium on payment of, all or a substantial part of such Person’s debts, (ii) such Person’s making of a general assignment, compromise or any composition with or for the benefit of its creditors except to the extent otherwise permitted by Section 21, (iii) any petition or filing under the bankruptcy or other insolvency laws of any jurisdiction, or consent by answer by such Person to the filing against it, seeking relief or reorganization or arrangement (by way of voluntary arrangement, scheme of arrangement or otherwise) or any other similar petition or filing in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iv) any order or filing under the laws of any jurisdiction seeking the winding up, bankruptcy, liquidation, dissolution, custodianship or administration of such Person or any substantial part of such Person’s property, (v) any order under the bankruptcy or insolvency laws of any jurisdiction: (a) constituting an order for relief with respect to such Person; (b) approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law with respect to such Person; or (c) approving any petition filed in bankruptcy or insolvency law against such Person, or (vi) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of such Person or any substantial part of such Person’s property;

Btu:	the amount of heat equal to one thousand fifty-five decimal zero five six (1,055.056) Joules;

Business Day:	any Day (other than Saturdays, Sundays and national holidays in the United States of America) on which commercial banks are normally open to conduct business in New York;

Buyer:	as defined in the Preamble;

Buyer Aggregate Liability:	as defined in Section 15.2.7(b);

Buyer Liability Cap:	as defined in Section 15.2.7(c);

Buyer Taxes:	as defined in Section 11.3;

Cargo DoP Payment:	as defined in Section 5.6.2;

Cargo DoP Quantity:	as defined in Section 5.6.2;

Cargo Shortfall Payment:	as defined in Section 5.7.3;

Cargo Shortfall Quantity:	as defined in Section 5.7.2;

Claim:	all claims, demands, legal proceedings, or actions that may exist, arise, or be threatened currently or in the future at any time following the Effective Date, whether or not of a type contemplated by any Party, and whether based on federal, state, local, statutory or common law or any other Applicable Law;

Commercially Operable:	(i) in respect of a Plant, the Plant (a) has been commissioned, (b) is, as determined by Seller acting as a Reasonable and Prudent Operator, capable of delivering LNG reliably in quantities sufficient and quality necessary to permit Seller to perform its obligations hereunder and its obligations in respect of such Plant to every other Foundation Customer that has an LNG sale and purchase agreement in which Seller’s obligation to make available a certain quantity of LNG to such Driftwood Buyer is conditioned upon the start-up of such Plant, in a sustained manner and (c) is constructed in compliance with Section 7.2.2; and (ii) in respect of the Driftwood Pipeline, the Driftwood Pipeline is in service and is capable of transporting quantities of Gas to the Driftwood LNG Terminal at least equal to the design capacity of the Driftwood Pipeline and in quality necessary to permit Seller to perform its obligations hereunder;

Composite ADP:	as defined in Section 8.2.5;

Composite Ninety Day Schedule:	as defined in Section 8.4.2;

Condition Precedent:	as defined in Section 2.3.1;

Confidential Information:	as defined in Section 18.1;

Connecting Pipeline:	any Gas pipeline directly interconnected with Driftwood LNG Terminal, including the Driftwood Pipeline;

Contract Year:	as defined in Section 4.5;

CP Deadline:	as defined in Section 2.3.3;

CP Fulfillment Date:	as defined in Section 2.3.2;

CR:	as defined in Section 9.1.1;

Credit Rating:	a credit rating in respect of the senior, unsecured, long-term debt (not supported by third-party credit enhancement);

CSP:	as defined in Section 9.1.1;

Date of First Commercial Delivery:	as defined in Section 4.2;

Day:	a period of twenty-four (24) consecutive hours starting at 00:00 hours local time in Calcasieu Parish, Louisiana;

Delivery Point:	as defined in Section 6.1;

Delivery Window:	a twenty-four (24) hour period starting at 6:00 a.m. Central Time on a specified Day and ending twenty-four (24) consecutive hours thereafter that is allocated to Buyer under the ADP or Ninety Day Schedule, as applicable;

Demurrage Event:	as defined in Section 7.12.3;

Direct Agreement:	as defined in Section 21.4.2;

Discharge Terminal:	with respect to each cargo of LNG taken or scheduled to be taken by Buyer pursuant to this Agreement, the facilities intended by Buyer to be utilized for the unloading, reception, discharge, storage, treatment (if necessary), and regasification of the LNG and the processing and send-out of Gas or regasified LNG, and other relevant infrastructure, including marine facilities (such as breakwaters and tugs) for the safe passage to berth of LNG Tankers, terminal facilities for the berthing and discharging of LNG Tankers, LNG storage tanks and the regasification plant;

Dispute:	any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement or the subject matter of this Agreement, including (a) any dispute or difference concerning the initial or continuing existence of this Agreement or any provision of it, or as to whether this Agreement or any provision of it is invalid, illegal or unenforceable (whether initially or otherwise); or (b) any dispute or claim which is ancillary or connected, in each case in any manner whatsoever, to the foregoing;

Driftwood:	Driftwood Holdings LP;

Driftwood Buyer:	each Person that is a party to a long-term LNG sale and purchase agreement with Seller;

Driftwood LNG Terminal:	the facilities that Seller intends to construct, own and operate (or have operated on its behalf) in Calcasieu Parish, Louisiana, on the Calcasieu River, including the Gas pretreatment and processing facilities, liquefaction facility, storage tanks, utilities, terminal facilities, and associated port and marine facilities, and all other related facilities both inside and outside the LNG plant, inclusive of up to the first five (5) Plants that Seller or its Affiliates or shareholders determines to construct;

Driftwood Marine Operations Manual:	as defined in Section 7.8;

Driftwood Pipeline:	that certain Gas pipeline(s) that Driftwood Pipeline LLC intends to construct, own and operate (or have operated on its behalf), and which will interconnect the Driftwood LNG Terminal with other Gas pipelines;

Effective Date:	as defined in the Preamble;

Electronic Transmission:	any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process;

EPC Contract:	that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 1 Liquefaction Facility, between Seller and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017;

ETA:	with respect to an LNG Tanker, the estimated time of arrival of such LNG Tanker at the PBS;

EUR:	the lawful currency from time to time of the European Union;

Expert:	a Person agreed upon or appointed in accordance with Section 20.2.1;

Export Authorizations:	as defined in Section 2.1;

Export Control and Sanctions Laws:	export control and sanctions laws and regulations of the United States of America, including the Export Administration Regulations, 15 C.F.R. Parts 730 et seq., and economic sanctions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC), 31 C.F.R. Part 500 et seq.;

Fifth Window Period:	as defined in Section 4.3.5;

Final Contract Year:	as defined in Section 4.5(b);

Final Window Period:	as defined in Section 4.3.6;

First Contract Year:	as defined in Section 4.5(a);

First DFCD:	the first Date of First Commercial Delivery to occur under this Agreement in respect of Plant 1 or Plant 2;

First Window Period:	as defined in Section 4.3.1;

Force Majeure:	as defined in Section 14.1;

Foundation Customer:	(i) Buyer and (ii) any customer of Seller that enters into an LNG sale and purchase agreement for the purchase and export of no less than one (1) million metric tonnes per annum of LNG from the Driftwood LNG Terminal, with a minimum LNG supply period of ten (10) years;

Foundation Customer Priority:	as defined in Section 14.8;

Fourth Window Period:	as defined in Section 4.3.4;

Front Month Contract:	as defined in Section 9.1.1;

FTA Export Authorization:	an order from the Office of Fossil Energy of the U.S. Department of Energy granting to Seller, its direct or indirect LNG supplier or any other Person acting as agent on behalf of Seller or such LNG supplier the authorization to export LNG delivered pursuant to this Agreement (or pursuant to an LNG supply or tolling agreement with such LNG supplier) by vessel from the Driftwood LNG Terminal to countries that have entered into a free trade agreement with the United States of America requiring the national treatment for trade in natural gas for a specific term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Full Cargo Lot:	the quantity of LNG which fills the LNG Tanker to the fullest extent that such LNG Tanker can safely load and carry;

Gas:	any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state;

Gas Reserves:	Gas reserves which are owned by Seller or its Affiliates;

Governmental Authority:	any national, regional, state, or local government, or any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency), having jurisdiction over a Party (or any Affiliate or direct or indirect owner thereof), a Connecting Pipeline, Gas in a Connecting Pipeline or the Driftwood LNG Terminal, the Driftwood LNG Terminal, LNG in the Driftwood LNG Terminal, an LNG Tanker, LNG or Gas in an LNG Tanker, a Transporter, the last disembarkation port of an LNG Tanker, or a Discharge Terminal, or any Gas pipeline which Seller or its Affiliate has contracted capacity on, which interconnects with a Connecting Pipeline, as the case may be, and acting within its legal authority;

Gross Heating Value:	the quantity of heat expressed in Btu produced by the complete combustion in air of one (1) cubic foot of anhydrous gas, at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion;

Guarantor:	any Acceptable Guarantor executing a Guaranty for delivery to Seller hereunder to the extent required hereunder;

Guaranty:	an irrevocable payment guaranty in respect of this Agreement executed by a Guarantor in favor of Seller, which is substantially in the form attached as Exhibit C hereto;

HH or Henry Hub:	as defined in Section 14.3.4;

ICC:	as defined in Section 20.2.1;

ICE:	as defined in Section 9.1.1;

Indemnified Party:	as defined in Section 15.4(a);

Indemnifying Party:	as defined in Section 15.4(a);

International LNG Terminal Standards:	to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG liquefaction terminals, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over the Driftwood LNG Terminal, Driftwood, the operator of the Driftwood LNG Terminal or Seller; (ii) the Society of International Gas Tanker and Terminal Operators (SIGTTO) (to the extent applicable); (iii) the Oil Companies International Marine Forum (OCIMF) (to the extent applicable) and (iv) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG liquefaction terminals, to comply, provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International LNG Vessel Standards:	the standards and practices from time to time in force applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (i) a Governmental Authority having jurisdiction over the LNG vessel in the Loading Port; (ii) the International Maritime Organization (IMO); (iii) the classification society of the LNG vessel, provided such classification society is a member of the International Association of Classification Societies Ltd. (IACS); (iv) the Oil Companies International Marine Forum (OCIMF); (v) the Society of International Gas Tanker and Terminal Operators (SIGTTO); and (vi) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels similar to those applicable to this Agreement, to comply, provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International Standards:	(i) with respect to Buyer, the International LNG Vessel Standards; and (ii) with respect to Seller, the International LNG Terminal Standards;

In-Transit Final Notice:	as defined in Section 7.9.3(d);

In-Transit First Notice:	as defined in Section 7.9.2;

In-Transit Fourth Notice:	as defined in Section 7.9.3(c);

In-Transit Second Notice:	as defined in Section 7.9.3(a);

In-Transit Third Notice:	as defined in Section 7.9.3(b);

Lender:	any Person, other than a shareholder of Seller, duly authorized in its principal place of business to lend monies, to finance or to provide financial support in any form in respect of the Driftwood LNG Terminal or any other facilities under development by Seller, Driftwood or their respective Affiliates, including any commercial bank, export credit agency, funding agency, bondholder, institutional investor, insurance company, underwriter, or similar institution in relation to the provision of finance or financial support;

Lenders’ Agent:	as defined in Section 21.4.1;

Liquid Trading Point:	any location referenced in Platts Gas Daily for the trading of physical Gas at such location;

LNG:	Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure;

LNG Tanker(s):	an ocean-going vessel suitable for transporting LNG which complies with the requirements of this Agreement and which Buyer uses or causes to be used, or intends to use or to be used, in connection with this Agreement;

Loading Port:	the port where the Driftwood LNG Terminal is located, or the port at an alternate supply source pursuant to Section 3.1.2;

Loss:	any and all losses, liabilities, damages, costs, judgments, settlements and expenses (whether or not resulting from Claims by Third Parties), including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and expenses;

Major Scheduled Maintenance Quantity:	as defined in Section 5.5;

Measurement Dispute:	as defined in Section 20.2.1;

Mitigation Sale:	as defined in Section 5.7.5;

Mitigation Sale Payment:	as defined in Section 5.7.6;

MMBtu:	one million (1,000,000) Btus;

Month:	each period of time which starts at 00:00 local time in Lake Charles, Louisiana, on the first Day of each calendar month and ends at 24:00 local time in Lake Charles, Louisiana, on the last Day of the same calendar month;

MWh:	megawatt hour;

Ninety Day Schedule:	as defined in Section 8.4.1;

Non-FTA Export Authorization:	an order from the Office of Fossil Energy of the U.S. Department of Energy granting to Seller, its direct or indirect LNG supplier or any other Person acting as agent on behalf of Seller or such LNG supplier the authorization to export LNG delivered pursuant to this Agreement (or pursuant to an LNG supply or tolling agreement with such LNG supplier) by vessel from the Driftwood LNG Terminal to countries that have not entered into a free trade agreement with the United States of America requiring the national treatment for trade in natural gas, which currently has or in the future develops the capacity to import LNG, and with which trade is not prohibited by United States of America law or policy, for a specific term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Notice of Readiness or NOR:	the notice of readiness issued by the master of an LNG Tanker or its agent in accordance with Section 7.10.1;

Off-Spec LNG:	as defined in Section 12.3.1;

Operational Tolerance:	as defined in Section 5.6.3;

P&I Club:	a Protection and Indemnity Club that is a member of the International Group of P&I Clubs;

P&I Insurance:	as defined in Section 15.6(b);

Party:	Buyer or Seller, and Parties means both Buyer and Seller;

Payment Business Day:	each Day that is a Business Day on which commercial banks are normally open to conduct business in New York;

Payor:	as defined in Section 11.4;

PBS:	the customary Pilot boarding station at the Loading Port where the Pilot boards the LNG Tanker, as determined by the applicable Governmental Authority or other entity with authority to regulate transit and berthing of vessels at the Loading Port;

Person:	any individual, corporation, partnership, limited liability company, trust, unincorporated organization or other legal entity, including any Governmental Authority;

Pilot:	any Person engaged by Transporter to come on board the LNG Tanker to assist the master in pilotage, maneuvering, berthing and unberthing of such LNG Tanker;

Plant:	each of the LNG production plants to be constructed for the Driftwood LNG Terminal, up to the first five plants (and collectively, the “Plants”), with an EPC contract guaranteed production capacity of four decimal eighty-two (4.82) million metric tonnes per annum of LNG per Plant;

Plant 1:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the EPC Contract that is described thereunder as “LNG Plant 1”;

Plant 2:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the EPC Contract that is described thereunder as “LNG Plant 2”;

Port Charges:	all charges of whatsoever nature (including rates, tolls, dues, fees, and imposts of every description) in respect of an LNG Tanker entering or leaving the Loading Port or loading LNG, including wharfage fees, in-and-out fees, franchise fees, line handling charges, and charges imposed by tugs, the United States Coast Guard, a port authority, a harbor master, a Pilot, and any other authorized Person assisting an LNG Tanker to enter or leave the Loading Port, and further including port use fees, throughput fees and similar fees payable by users of the Loading Port (or by Seller or the operator of the Driftwood LNG Terminal on behalf of such users);

Port Liability Agreement:	an agreement for use of the port and marine facilities located at the Loading Port, to be entered into as described in Section 7.7.1, in the form attached in Exhibit B hereto as may be amended pursuant to Section 7.7.4;

Preliminary AACQ:	as defined in Section 5.4.1;

Pricing Date:	as defined in Section 9.1.1;

Pricing Month:	as defined in Section 9.1.1;

Provisional Invoice:	as defined in Section 10.1.7(a);

Reasonable and Prudent Operator:	a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator, complying with all applicable International Standards and practices and regulations and approvals of Governmental Authorities, engaged in the same type of undertaking under the same or similar circumstances and conditions;

Required Modification:	as defined in Section 7.3.2;

Round-Down Quantity:	as defined in Section 5.4.3;

Round-Up Quantity:	as defined in Section 5.4.2;

SCF:	for Gas, the quantity of anhydrous Gas that occupies one (1) cubic foot of space at a temperature of sixty (60) degrees Fahrenheit and a pressure of fourteen decimal six nine six (14.696) pounds per square inch absolute;

Scheduled Cargo Quantity:	the quantity of LNG (in MMBtus) identified in the ADP or Ninety Day Schedule to be loaded onto an LNG Tanker in a Delivery Window in accordance with Section 8;

Second DFCD:	the second Date of First Commercial Delivery to occur under this Agreement in respect of Plant 1 or Plant 2;

Second Window Period:	as defined in Section 4.3.2;

Seller:	as defined in the Preamble;

Seller Aggregate Liability:	as defined in Section 15.2.6(b);

Seller Liability Cap:	as defined in Section 15.2.6(c);

Seller Taxes:	as defined in Section 11.2;

SI:	the International System of Units;

SIRE:	Ship Inspection Report Programme;

SIRE Accredited Inspector:	an inspector qualified by the OCIMF to inspect an LNG Tanker for the purpose of generating an inspection report for inclusion in OCIMF’s Ship Inspection Report Programme;

SOFR:	the rate per annum equal to the period average for the period closest in duration to the late payment period (but not exceeding ninety (90) Days) of the Secured Overnight Financing Rate published by the Federal Reserve Bank of New York (https://www.newyorkfed.org/markets/reference-rates/sofr) at 8:00 am U.S. Eastern Time on the day that is two (2) Business Days prior to the applicable payment due date; provided, that, (a) if there is no such publication on any such day, the rate shall be the rate appearing at 8:00 am U.S. Eastern Time for the immediately preceding publication date, and (b) if SOFR, as calculated pursuant to the foregoing, is negative, then it shall be deemed to be zero (0);

SPA 1:	as defined in Section 23.12.1;

Specifications:	as defined in Section 12.1;

Stub Quantity:	as defined in Section 5.4.1;

Taxes:	all taxes, levies, duties, charges, withholdings and all other assessments in the nature of a tax (but excluding Port Charges), which may now or hereafter be enacted, levied or imposed, directly or indirectly, by a Governmental Authority, including income, value added, goods and services, sales and use, gross receipts, license, payroll, environmental, profits, severance, premium, franchise, property, ad valorem, excise, capital stock, import, stamp, transfer, withholding, employment, occupation, generation, privilege, utility, regulatory, energy, consumption, lease, filing, recording and activity taxes, levies, duties, fees, charges, and imposts and any taxes imposed by reference to energy value and/or carbon content (regardless of whether the quantum of the tax is calculated by reference to energy value and/or carbon content or by reference to sums payable under this Agreement or otherwise), together with any and all penalties, interest and additions thereto;

Term:	as defined in Section 4.1.1;

Terminating Party:	as defined in Section 19.3.1;

Termination Event:	as defined in Section 19.2;

Third Party:	a Person other than a Party;

Third Party Claim:	as defined in Section 15.4(a);

Third Window Period:	as defined in Section 4.3.3;

Threshold Quantity:	as defined in Section 14.3.1;

Tranche:	as defined in Section 5.3;

Transfer Taxes:	as defined in Section 11.5;

Transporter:	any Person who contracts with Buyer (or any Person taking delivery, at the Driftwood LNG Terminal, of LNG sold to Buyer hereunder), for purposes of providing or operating any of the LNG Tankers;

TTF:	as defined in Section 9.1.1;

Upstream Assets:	any Gas Reserves; and any wells, wellbores and related equipment, and the lands and premises on which such wells, wellbores and related equipment are located, and any production, storage, transportation, processing, gathering, compression and other midstream facilities, and other similar hydrocarbon facilities, that produce, store, transport, process, gather or compress Gas from time to time, that are owned or contracted by one or more of Seller’s Affiliates, and to the extent which they are used in respect of Gas Reserves, but excluding any Connecting Pipeline;

Upstream FM:	as defined in Section 14.3.1;

Upstream FM Cargo:	as defined in Section 14.3.1; and

USD or US$:	the lawful currency from time to time of the United States of America.

1.2	Interpretation

For purposes of this Agreement:

1.2.1	The titles, headings, and numbering in this Agreement are included for convenience only and will have no effect on the construction or interpretation of this Agreement.

1.2.2	References in this Agreement to Sections and Exhibits are to those of this Agreement unless otherwise indicated. References to this Agreement and to agreements and contractual instruments will be deemed to include all exhibits, schedules, appendices, annexes, and other attachments thereto and all subsequent amendments and other modifications to such instruments, to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.

1.2.3	The word “include” or “including” will be deemed to be followed by “without limitation.” The term “will” has the same meaning as “shall,” and thus imposes an obligation.

1.2.4	Whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender.

1.2.5	Unless otherwise indicated, references to any statute, regulation or other law will be deemed to refer to such statute, regulation or other law as amended or any successor law.

1.2.6	Unless otherwise indicated, references to a Person shall include such Person’s successors and permitted assigns.

1.2.7	Unless otherwise indicated, any reference to a time of Day shall be to Central Time in the United States of America.

1.2.8	Approximate conversions of any unit of measurement contained in parenthesis following the primary unit of measurement included in Sections 1 through 25 of this Agreement are inserted as a matter of operational convenience only to show the approximate equivalent in such different measurement. The obligations of the Parties under Sections 1 through 25 of this Agreement will be undertaken in respect of the primary unit of measurement and not in respect of any such approximate conversion.

1.3	Replacement of Rates and Indices No Longer Available

1.3.1	If (a) a publication that contains a rate or index used in this Agreement ceases to be published for any reason or (b) such a rate or index ceases to exist, is materially modified, or no longer is used as a liquid trading point for Gas or LNG (as applicable), so as systematically to change its economic result, or is disaggregated, displaced or abandoned, for any reason, the Parties shall promptly discuss, with the aim of jointly selecting a rate or index or rates or indices to be used in place of such rates and indices that maintains the intent and economic effect of those original rates or indices.

1.3.2	If the Parties fail to agree on a replacement rate or index pursuant to Section 1.3.1 within thirty (30) Days, either Party may submit such issue to an Expert pursuant to Section 20.2, as amended by the provisions of this Section 1.3.2. Any Expert selected shall be instructed to select the published rate or index, or a combination of published rates or indices, with adjustments as necessary or appropriate, that most nearly preserves the intent and economic result of the original rates or indices. If the Parties are not able to agree upon an Expert within ten (10) Days after the receipt of the notice of request for expert determination, either Party may elect to refer the determination of the replacement rate or index for arbitration in accordance with Section 20.1.

1.3.3	If any rate used in this Agreement is not published for a particular date, but the publication containing such rate continues to be published and the rate itself continues to exist, the Parties shall use the published rate in effect for the date such rate was most recently published prior to the particular date, unless otherwise provided in this Agreement.

1.3.4	If any index used in this Agreement is not published for a particular date, but the publication containing such index continues to be published and the index itself continues to exist, the Parties shall use the published index in effect for the date such index was most recently published prior to the particular date, unless otherwise provided in this Agreement. If the index is subsequently published for the particular date, such published index will be substituted for the previously-used index and any calculations involving such index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced or paid.

1.3.5	If an incorrect value is published for any rate or index used in this Agreement and such error is corrected and published within ninety (90) Days of the date of the publication of such incorrect rate or index, such corrected rate or index will be substituted for the incorrect rate or index and any calculations involving such rate or index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced or paid.

2.	Approvals

2.1	Approvals

Seller shall at all times obtain and maintain, or cause to be obtained and maintained, in force the FTA Export Authorization(s) and Non-FTA Export Authorization(s) required to permit the export of all quantities of LNG to be made available hereunder (each of the foregoing FTA Export Authorization(s) and Non-FTA Export Authorization(s), an “Export Authorization”), in each case except as may be excused by Force Majeure. Each Party shall use reasonable efforts to obtain and maintain in force, or cause to be obtained and maintained in force, the other Approvals (other than the Export Authorizations) that are required for its own performance of this Agreement, and shall cooperate fully with each other whenever necessary for this purpose.

2.2	Change in Export Laws

If the laws of the United States of America do not require maintenance of or compliance with one or more Export Authorization(s) to export LNG from the United States of America to a Discharge Terminal, then in respect of such Discharge Terminal, for so long as the laws of the United States of America do not require such maintenance or compliance, the Parties agree that this Agreement shall be read and construed to omit those provisions of this Agreement relating to such affected Export Authorization(s) and neither Party shall have any rights or obligations (including obligations to maintain such affected Export Authorization(s) and claims of Force Majeure) in respect of any such Export Authorization(s).

2.3	Conditions Precedent

2.3.1	The Parties recognize and agree that this Agreement (other than the provisions of this Section 2.3 and Sections 1, 2.1, 2.2, 4.1 and 14 to 25, which shall all be in full force and effect as of the Effective Date) shall not become effective unless and until each of the following conditions have been satisfied or waived (each, a “Condition Precedent”):

(a)	Seller has issued to the EPC contractor under the EPC Contract an unconditional full notice to proceed for the construction of Plant 1 and Plant 2; and

(b)	Seller or an Affiliate of Seller has secured the necessary financing arrangements to construct such Plants and has achieved financial close under such arrangements.

2.3.2	Promptly upon satisfaction of each Condition Precedent, Seller shall notify Buyer of such satisfaction. Satisfaction of each Condition Precedent can be waived only by mutual agreement of Seller and Buyer. The date that the last of the Conditions Precedent is satisfied or waived shall be the “CP Fulfillment Date.”

2.3.3	Seller shall endeavor in good faith to satisfy or procure the satisfaction of each Condition Precedent on or before July 31, 2022 (such date, as may be revised in accordance with this Section 2.3.3, the “CP Deadline”), provided that if either Condition Precedent is not satisfied by the CP Deadline in circumstances other than where such Condition Precedent has been waived in accordance with Section 2.3.2, Seller shall give notice to that effect to Buyer and, if requested by Buyer, shall provide an explanation of the reason for the delay in satisfaction of the Conditions Precedent and the revised date by which it is reasonably expected that the Conditions Precedent will be satisfied. If the Parties agree in writing to change the deadline for satisfaction of the Conditions Precedent to the revised date notified by Seller or another date, such revised date shall be deemed the CP Deadline for all purposes of this Agreement.

2.3.4	If either Condition Precedent has been neither satisfied nor waived by the CP Deadline (as such CP Deadline may be revised pursuant to Section 2.3.3), then at any time after such CP Deadline either Party may give to the other Party a notice of termination of this Agreement. Such notice of termination shall be effective in accordance with Section 19.3.2 if either Condition Precedent remains neither satisfied nor waived prior to the applicable termination date pursuant to Section 19.3.2.

3.	Subject Matter

3.1	Sale and Purchase of LNG

3.1.1	Seller shall sell and make available for delivery, or compensate Buyer if not made available for delivery, LNG in cargoes at the Delivery Point, and Buyer shall take and pay for, or compensate Seller if not taken, such LNG, in the quantities and at the prices set forth in and otherwise in accordance with and subject to the provisions of this Agreement.

3.1.2	Seller shall load cargoes from the Driftwood LNG Terminal, but, upon not less than sixty (60) Days’ prior written notice and subject to the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Seller may deliver cargoes to Buyer from any alternate source; provided, that:

(a)	LNG from such alternate source shall, when made available by Seller to Buyer, comply with the Specifications;

(b)	LNG from such alternate source shall comply with the specifications in Buyer’s relevant LNG sales contractual obligation(s) in the reasonable determination of Buyer;

(c)	Seller has agreed to reimburse Buyer an amount equal to Buyer’s reasonable estimate of the increased costs that would be incurred as a result of the delivery of LNG at such alternate source, including any additional shipping costs incurred by Buyer to transport the cargo from the alternate source to the unloading port;

(d)	the delivery of LNG at an alternate source is necessitated by operational conditions affecting the Driftwood LNG Terminal that have reduced the capability of the Driftwood LNG Terminal to produce or load LNG;

(e)	the receipt of LNG at an alternate source will not affect the ability of LNG Tankers to perform such cargo receipts and deliveries and other cargo receipts and deliveries in a timely fashion and in accordance with Buyer’s contractual obligations, in the reasonable determination of Buyer;

(f)	the facilities at the alternate source are compatible with LNG Tankers and acceptable in the reasonable determination of Buyer;

(g)	any other condition reasonably imposed by Buyer has been satisfied by Seller to Buyer’s reasonable satisfaction; and

(h)	the alternate source and the voyage thereto do not present added risks or dangers to any LNG Tanker or personnel of Buyer or any Affiliate of Buyer in the reasonable determination of Buyer.

4.	Term

4.1	Term

4.1.1	Term. This Agreement shall enter into force and effect as set forth in Section 2.3.1 and, subject to Section 19, shall continue in force and effect until the tenth (10th) anniversary of the First DFCD (the “Term”).

4.1.2	Extension of Term.

(a)	At any time not later than the date that is three (3) years prior to the then-current expiration date of this Agreement, Buyer shall notify Seller indicating whether Buyer elects to extend the then-current Term by an additional five (5) years beyond the then-current Term. Buyer’s right to extend shall be subject to Seller being able, by the exercise of reasonable efforts, to maintain in effect all Approvals necessary for the continued operation of the Driftwood LNG Terminal during the extension period(s), provided that if Seller is only able, using reasonable efforts, to maintain such Approvals for less than the full five (5) year extension term, then the extension term will be reduced to equal the term of such Approvals.

(b)	If Buyer fails to provide such notice, Buyer shall be deemed to have elected to not extend the then-current Term.

(c)	In the event Buyer has elected to extend the Term pursuant to Section 4.1.2(a), Buyer may then exercise its extension right for a second time pursuant to Section 4.1.2(a) for a further five (5) years.

(d)	The CSP for each extension shall be as provided in Sections 9.1.2 and/or 9.1.3, as applicable. All other terms and conditions of this Agreement during any extension period pursuant to this Section 4.1.2 shall be the same as those prior to such extension period.

4.2	Date of First Commercial Delivery

The Day notified by Seller to Buyer in respect of either Plant 1 or Plant 2, as applicable, shall be the “Date of First Commercial Delivery” for such Plant, which Day will be determined in accordance with Sections 4.3 and 4.4.

4.3	Notification of Date of First Commercial Delivery

4.3.1	For Plant 1, the period that begins on the first Day of the Month that follows the date that is forty-eight (48) Months after the CP Fulfillment Date and ends three hundred sixty-five (365) Days later; and for Plant 2, the period that begins on the first Day of the Month that follows the date that is fifty-seven (57) Months after the CP Fulfillment Date and ends three hundred sixty-five (365) Days later; shall be the “First Window Period” for such Plant.

4.3.2	Seller shall notify Buyer at least seven hundred thirty (730) Days prior to the commencement of each First Window Period of a two hundred seventy (270) Day period falling within the First Window Period (“Second Window Period”) during which the Date of First Commercial Delivery of the relevant Plant is expected to occur, or, in the absence of notification by Seller in accordance with this Section 4.3.2, the relevant Second Window Period shall be deemed to be the last two hundred seventy (270) Days of the associated First Window Period.

4.3.3	Seller shall notify Buyer at least two hundred seventy (270) Days prior to the commencement of each Second Window Period of a one hundred eighty (180) Day period falling within the Second Window Period (“Third Window Period”) during which the Date of First Commercial Delivery of the relevant Plant is expected to occur, or, in the absence of notification by Seller in accordance with this Section 4.3.3, the relevant Third Window Period shall be deemed to be the last one hundred eighty (180) Days of the associated Second Window Period.

4.3.4	Seller shall notify Buyer at least one hundred twenty (120) Days prior to the commencement of each Third Window Period of a ninety (90) Day period falling within the Third Window Period (“Fourth Window Period”) during which the Date of First Commercial Delivery of the relevant Plant is expected to occur, or, in the absence of notification by Seller in accordance with this Section 4.3.6, the relevant Fourth Window Period shall be deemed to be the last ninety (90) Days of the associated Third Window Period.

4.3.5	Seller shall notify Buyer at least ninety (90) Days prior to the commencement of each Fourth Window Period of a sixty (60) Day period falling within the Fourth Window Period (“Fifth Window Period”) during which the Date of First Commercial Delivery of the relevant Plant is expected to occur, or, in the absence of notification by Seller in accordance with this Section 4.3.6, the relevant Fifth Window Period shall be deemed to be the last sixty (60) Days of the associated Fourth Window Period.

4.3.6	Seller shall notify Buyer at least sixty (60) Days prior to the commencement of each Fifth Window Period of a thirty (30) Day period falling within the Fifth Window Period (“Final Window Period”) during which the Date of First Commercial Delivery of the relevant Plant is expected to occur, or, in the absence of notification by Seller in accordance with this Section 4.3.6, the relevant Final Window Period shall be deemed to be the last thirty (30) Days of the associated Fifth Window Period. Seller shall concurrently provide a non-binding good faith estimate of the ten (10) Day period falling within the Final Window Period during which the Date of First Commercial Delivery of the relevant Plant is expected to occur.

4.3.7	Subject to Section 4.4.1, Seller shall notify Buyer at least forty-five (45) Days prior to the commencement of each Final Window Period of the Day within such Final Window Period which is expected to be the Date of First Commercial Delivery of the relevant Plant, or, in the absence of notification by Seller in accordance with this Section 4.3.7, the Date of First Commercial Delivery of such Plant shall be deemed to be the last Day of the associated Final Window Period.

4.3.8	Subject to Section 4.4.1, the Date of First Commercial Delivery of a Plant shall be the date so notified pursuant to this Section 4.3, regardless of whether any LNG is scheduled for delivery to Buyer or whether any LNG is in fact so delivered from such Plant. Seller shall provide non-binding good faith estimates of each Date of First Commercial Delivery from time to time as credible and relevant information is available (but not less frequently than one (1) update every six (6) Months).

4.3.9	Each window period identified in this Section 4.3 may be extended, and the Date of First Commercial Delivery of each Plant may be deferred, on a Day-for-Day basis, for any event of force majeure affecting Seller, its Affiliates, the Driftwood LNG Terminal or the Driftwood Pipeline that delays construction or commissioning of a Plant or the Driftwood Pipeline or otherwise delays a Plant or the Driftwood Pipeline becoming Commercially Operable; provided that any such extension or deferral shall not exceed three hundred and sixty-five (365) Days.

4.4	Delayed Date of First Commercial Delivery

4.4.1	Notwithstanding Section 4.3 to the contrary, if Plant 1 or Plant 2, as applicable, or the Driftwood Pipeline, has not become Commercially Operable by the last Day of the Final Window Period for the relevant Plant as specified in Section 4.3.6 (as such window period may have been extended pursuant to Section 4.3.9), the Date of First Commercial Delivery of such Plant shall be the Day notified by Seller to Buyer, which Day shall not occur prior to the Day that such Plant and the Driftwood Pipeline are Commercially Operable; provided, however, that Seller shall endeavor in good faith to designate the Date of First Commercial Delivery of such Plant to be the Day that such Plant and the Driftwood Pipeline are Commercially Operable.

4.4.2	If the First DFCD does not occur by the date that is one hundred and eighty (180) Days after the last Day of the Final Window Period for Plant 1 (as such window period may have been extended pursuant to Section 4.3.9), Buyer may elect to terminate this Agreement without liability for either Party pursuant to Section 19.2.9 by delivering notice of such election to Seller no later than two hundred and seventy (270) Days after the last Day of the Final Window Period for Plant 1 (as such window period may have been extended pursuant to Section 4.3.9), and Seller may elect to terminate this Agreement without liability for either Party pursuant to Section 19.2.9 by delivering notice of such election to Buyer no earlier than five hundred and forty (540) Days after the last Day of the Final Window Period for Plant 1 (as such window period may have been extended pursuant to Section 4.3.9); provided, however, Seller may only terminate this Agreement if it terminates all other LNG sale and purchase agreements with Foundation Customers that have a start of term associated with Plant 1 or Plant 2.

4.5	Contract Year

References to a “Contract Year” mean a period of time from and including January 1st through and including December 31st of the same calendar year, provided that:

(a)	the first Contract Year is the period of time beginning on the First DFCD and ending on December 31st of the same calendar year (the “First Contract Year”); and

(b)	the final Contract Year is the period of time beginning on the January 1st immediately preceding the final Day of the Term and ending on the final Day of the Term (the “Final Contract Year”).

5.	Quantities

5.1	ACQ

5.1.1	ACQ. Subject to Sections 5.1.2 and 5.1.3, Buyer’s annual contract quantity of LNG under this Agreement (“ACQ”) for a given Contract Year shall be one hundred four million three hundred and forty thousand (104,340,000) MMBtu.

5.1.2	First and Final Contract Years. The ACQ for the First Contract Year and Final Contract Year shall be pro-rated based on the number of Days in each such Contract Year.

5.1.3	Start-Up.

(a)	Subject to Section 5.1.2, the ACQ for each Contract Year before the Contract Year in which the Second DFCD occurs shall be fifty-two million one hundred and seventy thousand (52,170,000) MMBtu.

(b)	The ACQ for the Contract Year in which the Second DFCD occurs shall equal the sum of the following:

(i)	for the period of time in such Contract Year prior to the Second DFCD, fifty-two million one hundred and seventy thousand (52,170,000) MMBtu, pro-rated for the number of Days in such Contract Year before the Second DFCD; and

(ii)	for the period of time in such Contract Year on and after the Second DFCD, one hundred four million three hundred and forty thousand (104,340,000) MMBtu, pro-rated for the number of Days in such Contract Year on and after the Second DFCD.

5.1.4	Measurement Units. The ACQ shall be expressed in MMBtus. All references in this Agreement to cargoes or other units are solely for operational convenience.

5.2	Adjusted Annual Contract Quantity

The “Adjusted Annual Contract Quantity” or “AACQ”, expressed in MMBtu, for each Contract Year shall be equal to the ACQ for the relevant Contract Year, plus any of the following:

5.2.1	any Round-Up Quantity for such Contract Year, determined in accordance with Section 5.4.2; and

5.2.2	any Round-Down Quantity for the previous Contract Year, determined in accordance with Section 5.4.3, and carried forward to the current Contract Year;

less any of the following:

5.2.3	any Major Scheduled Maintenance Quantities for such Contract Year, if any, determined in accordance with Section 5.5;

5.2.4	any Round-Up Quantity taken in the previous Contract Year, determined in accordance with Section 5.4.2, and carried forward as a deduction to the current Contract Year; and

5.2.5	any Round-Down Quantity for the current Contract Year, determined in accordance with Section 5.4.3.

5.3	Seasonal Deliveries

The AACQ for each Contract Year shall be scheduled in the ADP in two (2) tranches (each a “Tranche”). Subject to adjustments for major scheduled maintenance, partial Contract Years, and the Contract Year in which the Second DFCD occurs, the first (1st) Tranche shall consist of not less than fifty percent (50%) and not more than sixty percent (60%) of the AACQ, and the second (2nd) Tranche shall consist of the remainder of the AACQ. The Tranches shall be scheduled as follows:

5.3.1	the first (1st) Tranche shall be scheduled for delivery on a reasonably ratable basis throughout the months of January, February, March, October, November and December of the relevant Contract Year, taking into consideration planned maintenance at the Driftwood LNG Terminal; and

5.3.2	the second (2nd) Tranche shall be scheduled for delivery on a reasonably ratable basis throughout the months of April, May, June, July, August and September of the relevant Contract Year, taking into consideration planned maintenance at the Driftwood LNG Terminal.

5.4	Round-Up/Round-Down Quantities

5.4.1	If, during the development of the ADP for a Contract Year, it appears that the delivery during such Contract Year of the AACQ (calculated without regard to Section 5.2.1 or 5.2.5) (the “Preliminary AACQ”) would require Seller to make available and Buyer to take a quantity of LNG that is less than a Full Cargo Lot (such quantity, the “Stub Quantity”), then Seller may request pursuant to Section 8.1.3(b), or Buyer may request pursuant to Section 8.2.1, as applicable, that the AACQ be increased by a quantity of LNG sufficient to deliver the AACQ in Full Cargo Lots. The other Party shall use reasonable efforts to accommodate the request.

5.4.2	If the other Party, through the use of reasonable efforts, is able to schedule the delivery or receipt, as applicable, of the additional LNG, then the difference between the AACQ and the Preliminary AACQ shall be the “Round-Up Quantity” for such Contract Year; provided, however, that the Round-Up Quantity shall be less than a Full Cargo Lot. In granting requests for round-up quantities, Seller shall act in a non-discriminatory manner among Foundation Customers and shall give priority to the requests of Foundation Customers over the requests of other Driftwood LNG Terminal buyers.

5.4.3	If the other Party, despite its exercise of reasonable efforts, is not able to schedule the delivery or receipt, as applicable, of the additional LNG, or if neither Party requests a Round-Up Quantity pursuant to Section 8.1.3(b) or 8.2.1, as applicable, then the Stub Quantity shall be the “Round-Down Quantity” for such Contract Year; provided, however, that the Round-Down Quantity shall be less than a Full Cargo Lot.

5.5	Major Scheduled Maintenance

Seller shall be entitled, pursuant to Section 5.2.3, to reduce the AACQ in order to perform major scheduled maintenance to the Driftwood LNG Terminal (the “Major Scheduled Maintenance Quantity”) subject to the following conditions:

5.5.1	Seller may only exercise its right to such reduction in a Contract Year to the extent Seller determines, as a Reasonable and Prudent Operator, that major scheduled maintenance is required for operational reasons;

5.5.2	Seller shall notify Buyer of its exercise of, and the amount of, Major Scheduled Maintenance Quantity and the time period during which such maintenance is scheduled to occur pursuant to Section 8.1.1(b);

5.5.3	the Major Scheduled Maintenance Quantity reduction elected by Seller during any Contract Year may not exceed seven decimal five percent (7.5%) of the ACQ for such Contract Year; and

5.5.4	the cumulative amount of all Major Scheduled Maintenance Quantity reductions elected by Seller pursuant to this Section 5.5 shall not exceed twenty-five percent (25%) of the ACQ during any six (6) consecutive Contract Years.

5.6	Seller’s Delivery Obligation

5.6.1	During any Contract Year, Seller shall make available to Buyer the Scheduled Cargo Quantity with respect to each cargo scheduled in the ADP for such Contract Year, less;

(a)	any quantities of LNG not taken by Buyer for any reasons attributable to Buyer (other than quantities for which Buyer is excused pursuant to this Agreement from taking due to Seller’s breach of this Agreement), including quantities not taken by Buyer due to Force Majeure affecting Buyer;

(b)	any quantities of LNG not made available by Seller due to Force Majeure affecting Seller or Upstream FM (other than quantities of LNG that Buyer elects to take on a Henry Hub basis pursuant to Section 14.3.4); and

(c)	any cargo suspended pursuant to Section 19.1.1.

5.6.2	Except as otherwise excused in accordance with the provisions of this Agreement, if, during any Contract Year, for any reason other than those specified in Section 5.6.1, Seller does not make available the Scheduled Cargo Quantity with respect to any cargo identified in Section 5.6.1 then the amount by which the Scheduled Cargo Quantity for such cargo exceeds the quantity of LNG made available by Seller in relation to such cargo shall be the “Cargo DoP Quantity”. Seller shall pay to Buyer for the Cargo DoP Quantity in an amount equal to:

(a)	in respect of any Cargo DoP Quantity or portion thereof for which a replacement quantity can be purchased:

(i)	an amount equal to the actual, documented amount paid by Buyer for the purchase of a replacement quantity of LNG or Gas (not to exceed the MMBtu equivalent of the Cargo DoP Quantity); less

(ii)	an amount equal to the CSP, multiplied by the Cargo DoP Quantity; plus

(iii)	any actual, reasonable and verifiable incremental costs incurred by Buyer as a result of such failure; less

(iv)	any actual, reasonable and verifiable savings obtained by Buyer as a result of such failure; plus

(b)	in respect of any Cargo DoP Quantity or portion thereof for which a replacement quantity cannot be purchased, any actual, reasonable and verifiable costs incurred by Buyer by adjusting, reducing, or terminating its resale arrangements in respect of such LNG, including any capacity reservation and transportation costs;

(the “Cargo DoP Payment”); provided, however, that the Cargo DoP Payment shall not exceed an amount equal to [***] percent ([***]%) of the CSP, multiplied by the Cargo DoP Quantity.

5.6.3	Notwithstanding the foregoing, if the Cargo DoP Quantity is within the operational tolerance of two percent (2%) of the Scheduled Cargo Quantity (“Operational Tolerance”) (such Operational Tolerance to be exercised by Seller only with respect to operational matters regarding the Driftwood LNG Terminal, and without regard to commercial considerations), the Cargo DoP Payment shall be USD [***] (US$[***]).

5.6.4	Buyer shall use reasonable efforts to mitigate Seller’s losses in accordance with this Section 5.6.

5.6.5	Any payment that Seller makes under this Section 5.6 shall not be treated as an indirect, incidental, consequential, punitive or exemplary loss or a loss of income or profits for purposes of Section 15.2.1.

5.6.6	In the event the ability of the Driftwood LNG Terminal to make available LNG is impaired due to an unscheduled services interruption that does not constitute Force Majeure, Seller shall comply with the Foundation Customer Priority in allocating the LNG that is made available at the Driftwood LNG Terminal.

5.6.7	Seller shall not contract for a new transaction to resell the in-tank Cargo DoP Quantity; provided, however, that the foregoing shall not restrict Seller from selling any LNG to any Driftwood LNG Terminal buyer in accordance with a delivery schedule in-effect at the time of the Delivery Window for the Cargo DoP Quantity.

5.7	Buyer’s Purchase Obligation

5.7.1	During any Contract Year, Buyer shall take and pay for the Scheduled Cargo Quantity with respect to each cargo scheduled in the ADP for such Contract Year, less:

(a)	any quantities of LNG not made available by Seller for any reasons attributable to Seller (other than quantities for which Seller is excused pursuant to this Agreement from making available due to Buyer’s breach of this Agreement), including quantities not made available by Seller due to Force Majeure affecting Seller or Upstream FM (other than quantities of LNG that Buyer elects to take on a Henry Hub basis pursuant to Section 14.3.4);

(b)	any quantities of LNG not taken by Buyer due to Force Majeure affecting Buyer;

(c)	any quantities of LNG that the relevant LNG Tanker is not capable of loading due to Seller’s delivery of LNG that has a Gross Heating Value that is less than the value identified by Seller pursuant to Section 8.1.1(a); and

(d)	any quantities of Off-Spec LNG that Buyer is relieved from taking pursuant to Section 12.3.

5.7.2	If, with respect to any cargo identified in Section 5.7.1, Buyer does not take all or part of the Scheduled Cargo Quantity of such cargo, and such failure to take is not otherwise excused pursuant to Section 5.7.1, then the amount by which the Scheduled Cargo Quantity for such cargo exceeds the quantity of LNG taken by Buyer in relation to such cargo shall be the “Cargo Shortfall Quantity”.

5.7.3	Buyer shall pay Seller an amount equal to the Cargo Shortfall Quantity, multiplied by the CSP (the “Cargo Shortfall Payment”).

5.7.4	Notwithstanding the foregoing, if the Cargo Shortfall Quantity is within the Operational Tolerance (such Operational Tolerance to be exercised by Buyer only with respect to operational matters regarding the LNG Tanker, and without regard to commercial considerations), the Cargo Shortfall Payment shall be USD [***] (US$[***]).

5.7.5	Seller shall use reasonable efforts to sell or cause to be sold the Cargo Shortfall Quantity (whether as LNG or Gas) to a Third Party or multiple Third Parties through one or more sales (each such sale, a “Mitigation Sale”) generating a Mitigation Sale Payment, or otherwise mitigate as agreed by the Parties in writing. Seller shall not be obliged to effect or cause to be effected any Mitigation Sale under its third-party sales obligations if such sales obligations were effective at the time of the earlier to occur of (i) Buyer’s failure to take such LNG; or (ii) Buyer’s notice to Seller that it will not take such LNG.

5.7.6	If Seller sells or causes to be sold the Cargo Shortfall Quantity or any portion thereof in a Mitigation Sale, Seller shall, within ten (10) Days of Seller’s receipt of the final payment from a Mitigation Sale, refund to Buyer an amount (the “Mitigation Sale Payment”) equal to the lesser of (x) the Cargo Shortfall Payment in respect of the Cargo Shortfall Quantity (less any Mitigation Sale Payments already received pursuant to other Mitigation Sales in respect of the same Cargo Shortfall Quantity) and (y) an amount calculated as follows:

(a)	the proceeds of the Mitigation Sale; plus

(b)	any actual, reasonable and verifiable savings obtained by Seller as a result of the Mitigation Sale as opposed to the sale of LNG to Buyer, including savings associated with reduced or avoided costs and fuel gas for LNG production and other reduced or avoided costs; less

(c)	any actual, reasonable and verifiable incremental costs incurred by Seller as a result of the Mitigation Sale.

5.7.7	Seller shall use reasonable efforts to mitigate Buyer’s Losses in accordance with this Section 5.7.

5.7.8	Any payment that Buyer makes under this Section 5.7 shall not be treated as an indirect, incidental, consequential, punitive or exemplary loss or a loss of income or profits for purposes of Section 15.2.1.

6.	Delivery Point, Title and Risk, Destination

6.1	Delivery Point

Seller shall deliver LNG to Buyer, subject to the terms and conditions of this Agreement, at the point at which the flange coupling of the LNG loading line at the Driftwood LNG Terminal (or at any alternate LNG liquefaction terminal agreed to pursuant to Section 3.1.2) joins the flange coupling of the LNG intake manifold of the relevant LNG Tanker (“Delivery Point”) and Seller shall be the exporter of record, provided however that, Buyer shall provide the documentation requested by Seller which is necessary to comply with the customs and excise procedures at the Loading Port. If the documents requested by Seller are not customarily issued in relation to the sale and purchase and transportation of LNG or the LNG Tanker, Buyer shall exercise reasonable efforts to obtain such documents.

6.2	Title and Risk

Title to, and all risks in respect of, the LNG sold by Seller pursuant to this Agreement shall pass from Seller to Buyer as the LNG passes the Delivery Point.

6.3	Destination

Subject to Section 25.1, Buyer shall be free to (i) sell such LNG free on board at the Driftwood LNG Terminal or at any other point during a voyage, or at or after the unloading of any LNG purchased hereunder and (ii) transport the LNG to, and market the LNG at, any destination of its choosing, in accordance with the provisions of this Agreement.

7.	Transportation and Loading

7.1	Transportation by Buyer

Buyer shall, in accordance with this Agreement, Applicable Laws, Approvals and International Standards, provide, or cause to be provided, transportation from the Delivery Point of all quantities of LNG delivered hereunder to Buyer. Such transportation shall begin immediately after delivery of such LNG.

7.2	Driftwood LNG Terminal

7.2.1	During the period from the CP Fulfillment Date until the Second DFCD, Seller shall use commercially reasonable efforts to proceed diligently to construct, test, commission, maintain and operate the Driftwood LNG Terminal in accordance with the standards and specifications set forth in Section 7.2.3 or cause the same to occur.

7.2.2	During the period from the First DFCD and continuing throughout the Term, Seller shall own, or have access to and use of, and maintain and operate or cause to be maintained and operated, the Driftwood LNG Terminal in accordance with the following: (a) the terms and conditions set forth in this Agreement; (b) Applicable Laws; (c) International Standards; and (d) to the extent not inconsistent with International Standards, such good and prudent practices as are generally followed in the LNG industry by Reasonable and Prudent Operators of similar LNG liquefaction terminals.

7.2.3	The Driftwood LNG Terminal shall include the following:

(a)	systems for communications with LNG Tankers;

(b)	at least one (1) berth, capable of berthing and mooring an LNG Tanker having a laden displacement of no more than one hundred forty-eight thousand seven hundred (148,700) metric tonnes, an overall length of no more than three hundred fifteen (315) meters (approximately one thousand thirty-four (1,034) feet), a beam of no more than fifty (50) meters (approximately one hundred sixty-four (164) feet), and a draft of no more than twelve (12) meters (approximately forty (40) feet), which LNG Tankers can safely reach, and safely depart, fully laden, and at which LNG Tankers can lie safely berthed and load at all states of the tide safely afloat;

(c)	lighting sufficient to permit loading operations by day or by night, to the extent permitted by Governmental Authorities (it being acknowledged, however, that Seller shall in no event be obligated to allow nighttime berthing operations at the Driftwood LNG Terminal if Seller determines that such operations during nighttime hours could pose safety or operational risks to the Driftwood LNG Terminal, an LNG Tanker, or a Third Party);

(d)	facilities capable of loading LNG at an approximate rate of up to twelve thousand (12,000) cubic meters per hour at the Delivery Point, with three (3) LNG loading arms each having a reasonable operating envelope to allow for ship movement in accordance with International Standards;

(e)	a vapor return line system of sufficient capacity to allow for transfer of Gas necessary for safe LNG loading operations to take place at the allocated rates described in Section 7.2.3(d);

(f)	a suitable gangway allowing access to each LNG Tanker from the Driftwood LNG Terminal;

(g)	emergency shut down system capable of interconnecting with an LNG Tanker at berth;

(h)	LNG storage facilities;

(i)	LNG liquefaction facilities;

(j)	qualified and competent personnel, fluent in English to coordinate with the LNG Tanker during loading operations; and

(k)	facilities for the sampling and analysis of LNG.

7.2.4	Services and facilities not provided by Seller include the following: (a) facilities and loading lines for liquid or gaseous nitrogen to service an LNG Tanker; (b) facilities for providing bunkers; (c) facilities for the handling and delivery to the LNG Tanker of ship’s stores, provisions and spare parts; and (d) nitrogen rejection. Buyer shall be required to obtain towing, escort, line handling, and pilot services as described in Section 7.5.3.

7.3	Compatibility of the Driftwood LNG Terminal with LNG Tankers

7.3.1	Buyer shall ensure, at no cost to Seller, that each of the LNG Tankers is fully compatible with the general specifications set forth in Section 7.2.3 and any modifications made to the Driftwood LNG Terminal that are Required Modifications. Should an LNG Tanker fail materially either to be compatible with the Driftwood LNG Terminal, or to be in compliance with the provisions of Sections 7.5 and 7.6, Buyer shall not employ such LNG Tanker until it has been modified to be so compatible or to so comply.

7.3.2	The Parties agree that, after the Effective Date, Seller shall be entitled to modify the Driftwood LNG Terminal in any manner whatsoever, provided that: (w) such modifications do not render the Driftwood LNG Terminal noncompliant with International Standards; (x) such modifications do not render the Driftwood LNG Terminal incompatible with an LNG Tanker that is compatible with the general specifications set forth in Section 7.2.3; (y) such modifications, once finalized, do not reduce the ability of Seller to make available LNG in accordance with the terms of this Agreement; and (z) such modifications do not otherwise conflict with Seller’s obligations hereunder. Notwithstanding the foregoing, Seller may modify the Driftwood LNG Terminal in a manner that would render it incompatible with an LNG Tanker if such modification is required by and is made pursuant to a change in Applicable Laws, a change in required Approvals, or a change in International Standards (each such modification, a “Required Modification”).

7.3.3	In the event the LNG Tanker fails to be compatible with the Driftwood LNG Terminal due to a modification to the Driftwood LNG Terminal that is not a Required Modification, the actual and documented costs and expenses incurred by Buyer solely as a result of such modification, including as a result of delays in the berthing of the LNG Tanker at the Driftwood LNG Terminal, repositioning of the LNG Tanker, and of the modifications of the LNG Tanker directly caused by such modification shall be reimbursed by Seller to Buyer.

7.4	Buyer Inspection Rights in Respect of the Driftwood LNG Terminal

7.4.1	Upon giving at least fourteen (14) Days’ notice in advance of the requested date of inspection and obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed, a reasonable number of Buyer’s designated representatives may from time to time (including during the period of construction of the Driftwood LNG Terminal), but not more often than once every calendar quarter, inspect the operation of the Driftwood LNG Terminal. Such inspection shall occur between 8:00 a.m. Central Time and 5:00 p.m. Central Time on a Business Day scheduled by Seller. Seller shall use commercially reasonable efforts to schedule the inspection on the date requested by Buyer. Any such inspection shall be at Buyer’s sole risk and expense. In conjunction with any such inspection, Seller shall provide Buyer access at reasonable times and places (taking into consideration cost and schedule impacts) to (a) relevant qualified employees and contractors of Seller or Driftwood in order to discuss the progress of the construction of the Driftwood LNG Terminal and the operation and maintenance of the Driftwood LNG Terminal (as applicable) and (b) relevant documentation, if any, available to Seller in support of such discussions. Buyer (and its designees) shall carry out any such inspection without any interference with or hindrance to the safe and efficient operation of the Driftwood LNG Terminal. Buyer’s right to inspect and examine the Driftwood LNG Terminal shall be limited to verifying Seller’s compliance with Seller’s obligations under this Agreement. No inspection (or lack thereof) of the Driftwood LNG Terminal by Buyer hereunder, or any requests or observations made to Seller, Driftwood or their respective representatives by or on behalf of Buyer in connection with any such inspection, shall (i) modify or amend Seller’s obligations, representations, warranties and covenants hereunder; or (ii) constitute an acceptance or waiver by Buyer of Seller’s obligations hereunder.

7.4.2	Buyer shall indemnify and hold Seller and its Affiliates harmless from any Claims and Losses resulting from Buyer’s inspection of the Driftwood LNG Terminal pursuant to Section 7.4.1.

7.5	LNG Tankers

7.5.1	Buyer shall cause each LNG Tanker to comply with the requirements of this Section 7.5 and the requirements of Section 7.6 in all respects.

7.5.2	Each LNG Tanker shall comply with all Applicable Laws and International LNG Vessel Standards, including those that relate to seaworthiness, design, safety, environmental protection and navigation, and shall obtain all Approvals required by Governmental Authorities, in each case to enable such LNG Tanker to enter, leave and carry out all required operations at the Driftwood LNG Terminal. Each LNG Tanker shall at all times have on board valid documentation evidencing all such Approvals. Each LNG Tanker shall at all times be in possession of valid documents of compliance and safety management certificates, and shall have an effective management system in operation and an emergency response plan that addresses all identified risks and provides proper controls for dealing with these risks.

7.5.3	Buyer shall be required to obtain towing, escort, line handling, and pilot services, in accordance with this Section 7.5.3. Seller shall cause an Affiliate to procure tug services at the Driftwood LNG Terminal from a competent and experienced tug services provider. As soon as reasonably practicable after the Affiliate has so contracted for tug services, Seller shall notify Buyer thereof. Prior to the arrival of any LNG Tanker at the Loading Port, Buyer shall cause Transporter or the master of each LNG Tanker (acting on behalf of the ship-owner and charterer) making use of the port or marine facilities at the Loading Port on behalf of Buyer, to enter into a tug services agreement with the designated Affiliate for Buyer’s procurement, at its sole risk and expense, of tug services at the Driftwood LNG Terminal, which tug services shall include towing and escort services. Such agreement shall provide that the fees for tug services shall be paid by the Transporter to the designated Affiliate. Seller shall use commercially reasonable efforts to cause the fee for tug services to be applied on a non-discriminatory basis among all LNG buyers at the Driftwood LNG Terminal. Fees and other significant terms of the tug services agreement shall be in line with those at similar liquefaction facilities located on the United States Gulf Coast. In the event the Transporter or the master of an LNG Tanker fails to execute a tug services agreement that complies with the requirements of this Section 7.5.3, Seller may refuse to make LNG available and in such event, Buyer shall be deemed to have failed to take the applicable Scheduled Cargo Quantity, and Sections 5.7.2 to 5.7.7 shall apply. Seller shall cause line handling services to be provided at the Driftwood LNG Terminal for Buyer’s procurement at Buyer’s sole risk and expense. Pilot services shall be obtained by Buyer in accordance with the requirements of Governmental Authorities. Without prejudice to Buyer’s obligations to secure towing, escort, line handling, and pilot services in accordance with this Section 7.5.3, Seller and its designated Affiliate procuring the tug services shall have no liability to Buyer for the performance of the tug services or any other marine services by the designated tug services provider or any other marine services providers.

7.5.4	Buyer shall pay or cause to be paid: (a) all Port Charges directly to the appropriate Person except for any Port Charges paid by Seller, Seller’s Affiliates or the operator of the Driftwood LNG Terminal on Buyer’s behalf as required by Applicable Law or the policies of the Loading Port; and (b) all documented charges payable by reason of any LNG Tanker having to shift from berth at the Driftwood LNG Terminal as a result of the action or inaction of Buyer, its Transporter or the LNG Tanker owner or operator. Seller shall reimburse Buyer for actual documented Port Charges paid by Buyer pursuant to Section 7.5.4(a) that are ordinary and customary at such time in respect of an LNG Tanker entering or leaving the relevant Loading Port or loading LNG when calling at such Loading Port, in each case, under typical conditions; provided, however, that Seller shall not be obligated to reimburse Buyer for any Port Charges imposed on Buyer in excess of what is ordinary and customary at such time at the Loading Port under typical conditions, including any Port Charges imposed on Buyer resulting from or in connection with: (i) any actions or omissions of Buyer, its Transporter or the LNG Tanker owner or operator that result in an LNG Tanker being delayed in entering or leaving the Loading Port or loading LNG; (ii) a collision between the LNG Tanker and any other vessel, marine or shore-based facility, or other object or environmental hazard; or (iii) violation by Buyer, its Transporter or the LNG Tanker owner or operator of any Applicable Law, this Agreement or the Driftwood Marine Operations Manual. Buyer shall invoice Seller pursuant to Section 10.1.5 for such amounts no later than one hundred twenty (120) Days after the end of the Delivery Window for the applicable cargo. Upon Buyer’s request, Seller shall endeavor in good faith to cooperate with the Loading Port’s port authorities with the aim of reducing Port Charges not reimbursed by Seller to levels that are in line with port charges established by port authorities for other U.S. LNG loading terminals under the same or similar circumstances and conditions under non-emergency situations, to the extent such port charges are public information.

7.5.5	Each LNG Tanker must satisfy the following requirements:

(a)	Except as otherwise mutually agreed in writing by the Parties, each LNG Tanker shall be compatible with the specifications of the Driftwood LNG Terminal identified in Section 7.2.3 and any modifications to the Driftwood LNG Terminal pursuant to Section 7.3.2, and shall be of a sufficient size to load the applicable Scheduled Cargo Quantity. If Buyer’s LNG Tanker is not capable of loading the applicable Scheduled Cargo Quantity, Buyer shall be deemed to have failed to take the shortfall quantity and the provisions of Sections 5.7.2 to 5.7.7 shall apply, except that Buyer shall not be deemed to have failed to take a shortfall quantity and the provisions of Sections 5.7.2 to 5.7.7 shall not apply if the volume equivalent of the Scheduled Cargo Quantity at the nominated Gross Heating Value has been loaded.

(b)	Except as otherwise agreed in writing by Seller, which agreement shall not be unreasonably withheld or delayed, each LNG Tanker shall have a gross volumetric capacity between one hundred twenty-five thousand (125,000) cubic meters and two hundred sixteen thousand (216,000) cubic meters.

(c)	Each LNG Tanker shall be, in accordance with International Standards, (i) fit in every way for the safe loading, handling and carrying of LNG in bulk at atmospheric pressure; (ii) tight, staunch, strong and otherwise seaworthy; and (iii) equipped with facilities for mooring and unmooring and with cargo handling and storage systems (including instrumentation) necessary for the safe loading, handling, carrying and measuring of LNG, in each case in good order and condition.

(d)	Each LNG Tanker shall at all times be maintained in class with any classification society that is a member of International Association of Classification Societies Ltd. (IACS) and that has experience in the classification of LNG vessels.

(e)	Each LNG Tanker shall have been constructed to all applicable International Standards (including the International Code for the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).

(f)	Each LNG Tanker shall comply with, and shall be fully equipped, supplied, operated, and maintained to comply with, all applicable International Standards and Applicable Laws, including those that relate to seaworthiness, design, safety, environmental protection, navigation, and other operational matters, and all procedures, permits, and approvals of Governmental Authorities for LNG vessels that are required for the transportation and loading of LNG at the Loading Port. Unless approved by Seller in writing, which approval shall not be unreasonably withheld or delayed, an LNG Tanker shall be prohibited from engaging in any maintenance, repair or in-water surveys while berthed at the Driftwood LNG Terminal. Each LNG Tanker shall comply fully with the guidelines of any Governmental Authority of the United States of America.

(g)	The officers and crew of each LNG Tanker shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with internationally accepted standards with which it is customary for Reasonable and Prudent Operators of LNG vessels to comply and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Tanker or her crew. Without in any way limiting the foregoing, the master, chief engineer, sufficient cargo engineers and all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Tanker in English.

(h)	Each LNG Tanker shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Tanker to be in constant communication with the Driftwood LNG Terminal, the Vessel Traffic Information System (VTIS) and other vessels in the area.

(i)	Provided that the Driftwood LNG Terminal supplies a vapor return line meeting the requirements of Section 7.2.3(e), each LNG Tanker shall be capable of loading a full cargo of LNG in a maximum of nineteen (19) hours, in addition to any time for the connecting, cooling, draining, purging and disconnecting of liquid arms.

(j)	Each LNG Tanker shall procure and maintain Hull and Machinery Insurance and P&I Insurance in accordance with Section 15.6.

7.6	LNG Tanker Inspections; LNG Tanker Vetting Procedures; Right to Reject LNG Tanker

7.6.1	During the Term, on prior reasonable notice to Buyer, Seller may, at its sole risk, send its qualified representatives to inspect during normal working hours any LNG Tanker as Seller may consider necessary to ascertain whether the LNG Tanker complies with this Agreement. Seller shall bear all the costs and expenses in connection with any inspection conducted hereunder. Any such inspection may include, as far as is practicable having regard to the LNG Tanker’s operational schedule, examination of the records related to the LNG Tanker’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Tanker’s deck, engine and official log books; review of records of surveys by the LNG Tanker’s classification society and relevant Governmental Authorities; and review of the LNG Tanker’s operating procedures and performance of surveys, both in port and at sea. Additionally, each LNG Tanker shall have been inspected and reported upon by a SIRE Accredited Inspector within six (6) Months of the time of its initial use at the Driftwood LNG Terminal, and each LNG Tanker shall be reported upon by a SIRE Accredited Inspector once every twelve (12) Months for the first ten (10) years of such LNG Tanker’s useful life and once every six (6) Months thereafter, and each inspection report of such SIRE Accredited Inspector shall show, to the reasonable satisfaction of Seller, no material deficiencies in the safety or operability of such LNG Tanker. Any inspection carried out pursuant to this Section 7.6.1: (a) shall not interfere with, or hinder, any LNG Tanker’s safe and efficient construction or operation; and (b) shall not entitle Seller or any of its representatives to make any request or recommendation directly to Transporter except through Buyer. No inspection (or lack thereof) of an LNG Tanker hereunder shall: (i) modify or amend Buyer’s obligations, representations, warranties, and covenants hereunder; or (ii) constitute an acceptance or waiver by Seller of Buyer’s obligations hereunder.

7.6.2	Seller shall indemnify and hold Buyer and its Affiliates harmless from any Claims and Losses resulting from Seller’s inspection of any LNG Tanker pursuant to Section 7.6.1.

7.6.3	Buyer shall comply with all LNG Tanker vetting procedures, as set forth in the Driftwood Marine Operations Manual.

7.6.4	Seller shall have the right to reject any LNG vessel that Buyer intends to use to take delivery of LNG hereunder at the Driftwood LNG Terminal if such LNG vessel does not comply materially with the provisions of this Section 7, provided that:

(a)	neither the exercise nor the non-exercise of such right shall reduce the responsibility of Buyer to Seller in respect of such LNG vessel and her operation, nor increase Seller’s responsibilities to Buyer or Third Parties for the same; and

(b)	Buyer’s obligations under this Agreement shall not be excused or suspended by reason of Buyer’s inability (pursuant to the foregoing) to use a vessel as an LNG Tanker.

7.7	Port Liability Agreement

7.7.1	Buyer shall cause Transporter or the master of each LNG Tanker (acting on behalf of the ship-owner and charterer) making use of the port or marine facilities at the Loading Port on behalf of Buyer, to execute a Port Liability Agreement prior to the time at which Buyer or the master of the LNG Tanker gives the In-Transit Second Notice as required by Section 7.9.3(a). In the event Transporter or the master of an LNG Tanker (acting on behalf of the ship-owner and charterer) fails to execute the Port Liability Agreement, Buyer shall indemnify and hold Seller and each owner and operator of the Driftwood LNG Terminal or portion thereof harmless from any Claims brought against, or Losses incurred by Seller or any owner and operator of Driftwood LNG Terminal or any portion thereof, arising from such failure, and for which Transporter would have been liable had Transporter or the master executed such Port Liability Agreement.

7.7.2	Subject to Section 7.7.1 and without prejudice to the terms of the Port Liability Agreement, Seller releases Buyer, its Affiliates and their respective shareholders and members, officers, directors, employees, designees, representatives, and agents from liability to Seller incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Seller, or for damage to or loss of the Driftwood LNG Terminal, which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Buyer, or any of its Affiliates, shareholders and members, officers, directors, employees, designees, representatives and agents.

7.7.3	Subject to Section 7.7.1 and without prejudice to the terms of Section 12 or the Port Liability Agreement, Buyer releases Seller and its Affiliates, Driftwood and its Affiliates, and their respective shareholders, officers, members, directors, employees, designees, representatives, and agents from liability to Buyer incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Buyer or its Affiliates, or for damage to or loss of any LNG Tanker, which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Seller or its Affiliates, Driftwood or its Affiliates, or their respective shareholders officers, members, directors, employees, designees, representatives and agents.

7.7.4	The form of Port Liability Agreement may be amended from time to time without consent of Buyer only if after any such amendment the revised terms of such Port Liability Agreement: (a) do not negatively impact Buyer’s ability to perform its obligations or exercise its rights under this Agreement, (b) treat Transporter in a non-discriminatory manner in comparison to all other owners and charterers of LNG vessels that use or transit the Loading Port, and (c) do not prevent any Transporter from obtaining full P&I indemnity coverage from a P&I Club, and such P&I indemnity will cover all Claims and Losses pursuant to such Port Liability Agreement in relation to use of the Loading Port by an LNG Tanker. Seller shall promptly notify Buyer upon any amendment to the Port Liability Agreement and shall provide a copy of the amended Port Liability Agreement to Buyer; provided, that, except to the extent such amendment is required by Applicable Laws, International LNG Terminal Standards, International LNG Vessel Standards, Third Parties, or the generally accepted standards prevailing in the LNG and/or LNG transportation industries, if as a direct result of such amendment, Transporter is liable to the LNG Tanker’s P&I Club for an additional premium for the LNG Tanker’s P&I indemnity coverage, and if Buyer is liable to Transporter for such additional premium, then Seller shall reimburse Buyer for such additional premium, but only to the extent such additional premium relates to such LNG Tanker calling at the Loading Port.

7.8	Driftwood Marine Operations Manual

Seller shall deliver to Buyer prior to the date that is one hundred eighty (180) Days prior to the start of the First Window Period for Plant 1, a copy of the marine operations manual developed for the Driftwood LNG Terminal (as amended from time to time, the “Driftwood Marine Operations Manual”) which governs activities at the Driftwood LNG Terminal, consistent with Applicable Laws and International Standards, and which applies to each LNG Tanker and each other LNG vessel berthing at the Driftwood LNG Terminal. In the event of a conflict between this Agreement and the Driftwood Marine Operations Manual, the provisions of this Agreement shall control. Seller shall promptly notify Buyer upon any amendment to the Driftwood Marine Operations Manual and shall provide a copy of the amended Driftwood Marine Operations Manual to Buyer. The Driftwood Marine Operations Manual shall be in line with those at similar liquefaction facilities located on the United States Gulf Coast.

7.9	Loading of LNG Tankers

7.9.1	Except as otherwise specifically provided, the terms of this Section 7.9 shall apply to all LNG Tankers calling at the Driftwood LNG Terminal.

7.9.2	Not later than twenty (20) Days prior to the ETA, Buyer shall notify, or cause the master of the LNG Tanker to notify Seller of the information specified below (“In-Transit First Notice”):

(a)	name of the LNG Tanker, the volume of LNG onboard at the time the relevant notice is issued and the operator and owner of such LNG Tanker;

(b)	any operational deficiencies in the LNG Tanker that may affect either its performance at the Driftwood LNG Terminal or its approach to or departure from the Driftwood LNG Terminal;

(c)	whether the LNG Tanker will require cool-down service upon arrival at the Driftwood LNG Terminal, and, if so, the quantity of LNG (in cubic meters) estimated to be required for such cool-down service;

(d)	whether the LNG Tanker will require gas-up service upon arrival at the Driftwood LNG Terminal; and

(e)	the ETA.

7.9.3	With respect to each LNG Tanker scheduled to call at the Driftwood LNG Terminal, Buyer shall give, or cause the master of the LNG Tanker to give, to Seller the following notices. Each such notice shall include details of any significant change in the information provided pursuant to Section 7.9.2 (as updated pursuant to subsequent notices) since the immediately preceding notice was given (including, subject to Sections 7.6 and 8.3, any change to the LNG Tanker):

(a)	A second notice (“In-Transit Second Notice”), which shall be sent ninety-six (96) hours prior to the ETA set forth in the In-Transit First Notice or as soon as practicable prior to such ETA if the sea time between the point of departure of the LNG Tanker and the Loading Port is less than ninety-six (96) hours, stating the LNG Tanker’s then ETA. If, thereafter, such ETA changes by more than six (6) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(b)	A third notice (“In-Transit Third Notice”), which shall be sent forty-eight (48) hours prior to the ETA set forth in the In-Transit Second Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than six (6) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(c)	A fourth notice (“In-Transit Fourth Notice”), which shall be sent twenty-four (24) hours prior to the ETA set forth in the In-Transit Third Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than three (3) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(d)	A fifth notice (“In-Transit Final Notice”), which shall be sent twelve (12) hours prior to the ETA set forth in the In-Transit Fourth Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than one (1) hour, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA; and

(e)	An NOR, which shall be given at the time prescribed in Section 7.10.

7.9.4	Except where prohibited by any applicable Governmental Authority or International Standards, Buyer shall have the right to cause an LNG Tanker to burn Gas as fuel during operations at the Driftwood LNG Terminal (including while conducting cargo loading operations). Any quantity of Gas burned as fuel pursuant to this Section 7.9.4 shall be taken into account for purposes of determining the quantity of LNG loaded in accordance with Exhibit A.

7.9.5	Seller shall have a right to use or dispose of, or cause to be used or disposed of, all Gas returned to the Driftwood LNG Terminal during cool-down or gas-up operations without compensation to Buyer. Seller shall have a right to use or dispose of, or cause to be used or disposed of, all Gas returned to the Driftwood LNG Terminal during loading operations, provided that Gas returned to the Driftwood LNG Terminal during loading shall be deducted for determining the quantity loaded for Buyer’s account in accordance with Paragraph 11(c)(ii) of Exhibit A and the formula set out in Paragraph 12.4 of Exhibit A.

7.10	Notice of Readiness

7.10.1	The master of an LNG Tanker or such master’s agent shall tender the NOR to Seller upon arrival at the PBS or any customary anchorage location for LNG vessels seeking to transit the Calcasieu ship channel, provided that such LNG Tanker has received all required Approvals from the relevant Governmental Authorities (including security clearance from the United States Coast Guard) that are required to transit to a berth of the Driftwood LNG Terminal, and is ready, willing, and able, to proceed to berth and load LNG or to commence cool-down or gas-up operations (as applicable).

7.10.2	A valid NOR given under Section 7.10.1 shall become effective as follows:

(a)	for an LNG Tanker that tenders its NOR according to Section 7.10.1 at any time prior to the Delivery Window allocated to such LNG Tanker, an NOR shall become effective at the earlier of (i) the time when the LNG Tanker is all fast at a berth of the Driftwood LNG Terminal; and (ii) six (6) hours after the time of its issuance; but not before the Delivery Window has started or Seller has notified the LNG Tanker that Seller is ready to receive the LNG Tanker;

(b)	for an LNG Tanker that tenders its NOR according to Section 7.10.1 at any time during the Delivery Window allocated to such LNG Tanker, a valid NOR shall become effective six (6) hours after the time of its issuance; and

(c)	for an LNG Tanker that tenders its NOR according to Section 7.10.1 at any time after the expiration of the Delivery Window, an NOR shall become effective when the LNG Tanker is all fast at a berth of the Driftwood LNG Terminal.

7.11	Berthing Assignment

7.11.1	Seller shall berth or cause to be berthed an LNG Tanker which has tendered NOR before or during its Delivery Window promptly after Seller determines such LNG Tanker will not interfere with berthing and loading of any other scheduled LNG vessel with a higher berthing priority but in no event later than the end of the Delivery Window allocated to such LNG Tanker; provided, however, that if Seller does not berth or cause to be berthed such LNG Tanker by the end of the Delivery Window, (a) Seller shall use reasonable efforts to berth or cause to be berthed such LNG Tanker within forty-eight (48) hours after the end of its Delivery Window, (b) Buyer shall use reasonable efforts to cause the LNG Tanker to remain at the PBS or applicable anchorage location for the Driftwood LNG Terminal, and (c) Buyer’s sole recourse and remedy during such period of time for Seller’s failure to berth or cause to be berthed the LNG Tanker by the end of the Delivery Window shall be demurrage pursuant to Section 7.12.3, payment for excess boil-off pursuant to Section 7.12.4 and provision by Seller of a cool-down pursuant to Section 7.16.1(b). If (i) at any time during such forty-eight (48) hour period, Buyer is no longer able, having used reasonable efforts, to cause the LNG Tanker to remain at the PBS or applicable anchorage location, or (ii) the forty-eight (48) hour period expires, and in either case Seller has not berthed or caused to be berthed the LNG Tanker, and such delay is not attributable to a reason that would result in an extension of Allotted Laytime under Section 7.12.1, then Seller shall be deemed to have failed to make the Scheduled Cargo Quantity of the relevant cargo available for delivery and the provisions of Sections 5.6.2 to 5.6.4 shall apply. Notwithstanding the foregoing, if, as a result of the Driftwood LNG Terminal not being ready to berth for reasons attributable to Buyer or Buyer’s Affiliates, Seller fails to make available a cargo, then Buyer shall be deemed to have failed to take such cargo and the provisions of Sections 5.7.2 to 5.7.7 shall apply.

7.11.2	For each delivery window period, Seller shall determine or cause to be determined the berthing priority among LNG vessels which have tendered NOR before or during their scheduled delivery window as follows:

(a)	The first berthing priority for a delivery window period shall be for an LNG vessel scheduled for such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered to Seller its NOR. Once an LNG vessel achieves a first berthing priority pursuant to this Section 7.11.2(a) or 7.11.2(c), such LNG vessel shall maintain such priority until such LNG vessel is berthed, so long as its tendered NOR does not become invalid pursuant to Section 7.13.1;

(b)	The second berthing priority for a delivery window period shall be for an LNG vessel scheduled for arrival before such delivery window period, which tendered to Seller its NOR prior to or during its scheduled delivery window but which was unable to proceed to berth for reasons not attributable to Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator. Priority within this group shall be given to the LNG vessel which has first tendered to Seller its NOR; and

(c)	The third berthing priority for a delivery window period shall be for an LNG vessel scheduled for arrival after such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered to Seller its NOR. An LNG vessel with third berthing priority pursuant to this Section 7.11.2(c) will achieve a first berthing priority on its scheduled delivery window pursuant to Section 7.11.2(a) if such LNG vessel has not been berthed prior to such date, so long as its tendered NOR does not become invalid pursuant to Section 7.13.1.

7.11.3	If an LNG Tanker tenders NOR after the end of its Delivery Window, Seller shall use reasonable efforts to berth or cause to be berthed such LNG Tanker as soon as reasonably practical; provided, however, that, unless otherwise agreed with Buyer, Seller shall have no obligation to use such efforts to berth or cause to be berthed an LNG Tanker that tenders NOR more than forty-eight (48) hours after the end of its Delivery Window. If, as of the forty-eighth (48th) hour after the end of the Delivery Window, the LNG Tanker has not tendered NOR, and such delay is not attributable to a reason that would result in an extension of Allowed Laytime under Sections 7.13.2(a)(i)-(viii), Buyer shall be deemed to have failed to take delivery of the Scheduled Cargo Quantity of the relevant cargo and the provisions of Sections 5.7.2 to 5.7.7 shall apply.

7.12	Berth Laytime

7.12.1	The allotted laytime for each LNG Tanker (“Allotted Laytime”) shall be thirty (30) hours, as extended by any period of delay that is caused by:

(a)	reasons attributable to a Governmental Authority, Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator or any Third Party outside of the reasonable control of Seller or the operator of the Driftwood LNG Terminal, including security clearance review by the United States Coast Guard;

(b)	Force Majeure or Adverse Weather Conditions;

(c)	unscheduled curtailment or temporary discontinuation of operations at the Driftwood LNG Terminal necessary for reasons of safety, except to the extent such unscheduled curtailment or temporary discontinuation of operations is due to Seller’s failure to operate and maintain its facilities as a Reasonable and Prudent Operator;

(d)	time at berth during any cool-down pursuant to Sections 7.16.1(a) and (c);

(e)	time at berth during any gas-up pursuant to Section 7.17;

(f)	nighttime transit restrictions, if applicable;

(g)	time to transit from the PBS or anchorage location, as applicable, to a berth of the Driftwood LNG Terminal, in the event NOR becomes effective pursuant to Section 7.10.2(a)(ii) or 7.10.2(b);

(h)	tidal restrictions; and

(i)	any other interruption impacting the Loading Port, including the unavailability or delay of Pilot services, tugs, and other similar interruptions, to the extent such interruptions are not caused by reasons attributable to Seller or the operator of the Driftwood LNG Terminal.

7.12.2	The actual laytime for each LNG Tanker (“Actual Laytime”) shall commence when the NOR is effective, and shall end when the last loading arm of the Driftwood LNG Terminal has been disconnected from the LNG Tanker and Seller or the operator of the Driftwood LNG Terminal has cleared the LNG Tanker for departure.

7.12.3	In the event Actual Laytime exceeds Allotted Laytime (as extended pursuant to Section 7.12.1) (“Demurrage Event”), Seller shall pay to Buyer as liquidated damages demurrage in USD (which shall be prorated for a portion of a Day) at a rate equal to USD [***] (US$[***]) per Day. If a Demurrage Event occurs, Buyer shall invoice Seller for such demurrage within ninety (90) Days pursuant to Section 10.1.4. Any payment that Seller makes under this Section 7.12.3 shall not be treated as an indirect, incidental, consequential, punitive or exemplary loss or a loss of income or profits for purposes of Section 15.2.1.

7.12.4	In the event (a) an LNG Tanker is delayed in berthing at the Driftwood LNG Terminal or commencement of LNG loading due to an event occurring at or near the Driftwood LNG Terminal (including at the berth) and for a reason that would not result in an extension of Allotted Laytime under Section 7.12.1, and (b) as a result thereof, the commencement of LNG loading is delayed beyond twenty-four (24) hours after the LNG Tanker (i) has either tendered a valid NOR or berthed and (ii) is cleared by the Governmental Authorities to commence loading, Seller shall pay Buyer as liquidated damages an amount, on account of excess boil-off. The amount payable shall equal (x) the total number of full hours by which commencement of LNG loading is delayed beyond the aforementioned twenty-four (24) hour period, multiplied by (y) the CSP, multiplied by (z) a quantity in MMBtu equal to (A) the guaranteed daily ballast rate of boil-off of such LNG Tanker pursuant to Form B of the relevant charterparty or similar description provided by the LNG Tanker’s owner in the relevant charterparty, divided by (B) twenty-four (24) hours per Day, multiplied by (C) the cargo containment capacity of such LNG Tanker (in MMBtu), provided that in no event shall such quantity of MMBtu exceed the quantity of LNG onboard the LNG Tanker at the time it issued its valid NOR. Buyer shall invoice Seller for such excess boil-off within ninety (90) Days after the applicable event, pursuant to Section 10.1.4. Any payment that Seller makes under this Section 7.12.4 shall not be treated as an indirect, incidental, consequential, punitive or exemplary loss or a loss of income or profits for purposes of Section 15.2.1.

7.13	LNG Tanker Not Ready for LNG Loading; Excess Laytime

7.13.1	Except in the event Seller provides a cool-down service under Section 7.16.1(b), if any LNG Tanker previously believed to be ready for LNG loading is determined to be not ready after being berthed for reasons not attributable to Seller or the operator of the Driftwood LNG Terminal, the NOR shall be invalid, and Seller may direct the LNG Tanker’s master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to Seller that such LNG Tanker can be made ready without disrupting the overall berthing schedule of the Driftwood LNG Terminal or operations of the Driftwood LNG Terminal. When an unready LNG Tanker at anchorage becomes ready for LNG loading, its master shall notify Seller. If, as a result of such LNG Tanker not being ready to berth for reasons not attributable to Seller or the operator of the Driftwood LNG Terminal, Buyer fails to take a cargo, the provisions of Sections 5.7.2 to 5.7.7 shall apply. If, as a result of such LNG Tanker not being ready to berth for reasons attributable to Seller or the operator of the Driftwood LNG Terminal, Buyer fails to take a cargo, Seller shall be deemed to have failed to make available such cargo and the provisions of Sections 5.6.2 to 5.6.4 shall apply.

7.13.2	The following shall apply with respect to berthing:

(a)	An LNG Tanker shall complete LNG loading and vacate the berth as soon as possible but not later than thirty (30) hours from the time the LNG Tanker is all fast at the berth and has received all required Approvals from the relevant Governmental Authorities (including security clearance from the United States Coast Guard). Such thirty (30) hour-period (“Allowed Laytime”) shall be extended by any period of delay that is caused by:

(i)	reasons attributable to a Governmental Authority, Seller, the operator of the Driftwood LNG Terminal or any Third Party outside the reasonable control of Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator;

(ii)	Force Majeure or Adverse Weather Conditions;

(iii)	unscheduled curtailment or temporary discontinuation of operations at the Driftwood LNG Terminal necessary for reasons of safety, except to the extent such unscheduled curtailment or temporary discontinuation of operations is attributable to Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator;

(iv)	time at berth during any cool-down pursuant to Sections 7.16.1(a)-(c);

(v)	time at berth during any gas-up pursuant to Section 7.17;

(vi)	nighttime transit restrictions, if applicable;

(vii)	tidal restrictions; and

(viii)	any other interruption impacting the Loading Port, including the unavailability or delay of Pilot services, tugs, and other similar interruptions, to the extent such interruptions are not caused by reasons attributable to Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator.

(b)	If an LNG Tanker fails to depart at the end of its Allowed Laytime (as extended pursuant to Sections 7.13.2(a)(i)-(viii)), another LNG vessel is awaiting the berth and the LNG Tanker’s continued occupancy of the berth will disrupt the overall berthing schedule of the Driftwood LNG Terminal or operations of the Driftwood LNG Terminal, Seller may direct the LNG Tanker to vacate the berth and proceed to sea at utmost dispatch.

(c)	If an LNG Tanker fails to depart the berth at the end of its Allowed Laytime (as extended pursuant to Sections 7.13.2(a)(i)-(viii)) and as a result the subsequent LNG vessel is prevented from or delayed in loading, Buyer shall reimburse Seller for any and all actual documented demurrage or excess boil-off that Seller becomes contractually obligated to pay to any Third Party with respect to such subsequent LNG vessel, as a result of the LNG Tanker not completing LNG loading and vacating the berth as required by this Section 7.13.2; provided that Buyer shall not be required to reimburse Seller for any amounts based on a demurrage rate or excess boil-off rate in excess of those specified in Section 7.12.3 and Section 7.12.4, as applicable. Seller shall invoice Buyer for any amounts due under this Section 7.13.2(c) pursuant to Section 10.1.4 within ninety (90) Days after the relevant Delivery Window.

(d)	In the event an LNG Tanker fails to vacate the berth pursuant to this Section 7.13 and Buyer is not taking actions to cause it to vacate the berth, Seller may effect such removal at the expense of Buyer.

7.14	LNG Loadings at the Driftwood LNG Terminal

7.14.1	Seller shall cooperate with Transporters (or their agents) and with the master of each LNG Tanker to facilitate the continuous and efficient loading of LNG hereunder.

7.14.2	During LNG loading, Seller shall take receipt of, through the Driftwood LNG Terminal vapor return line, Gas in such quantities as are necessary for the safe loading of LNG at such rates, pressures and temperatures as may be required by the design of the LNG Tanker or any standard operating practices of such LNG Tanker, provided such practices conform to International LNG Vessel Standards.

7.14.3	Promptly after completion of loading of each cargo, Seller shall send or cause to be sent to Buyer a certificate of origin, certificate of quantity, certificate of quality, cargo manifest and bill of lading, together with such other documents concerning the cargo as may reasonably be requested by Buyer.

7.14.4	Buyer, in cooperation with Seller, shall cause the LNG Tanker to depart safely and expeditiously from the berth upon completion of LNG loading.

7.15	Cooperation

If any circumstance occurs or is foreseen to be reasonably likely to occur so as to cause delay to an LNG Tanker or any other LNG vessel in berthing, loading or departing, Buyer and Seller shall, without prejudice to any other provision of this Agreement, discuss such circumstance in good faith with each other, and the Parties shall use reasonable efforts to minimize or to avoid the delay, and at the same time shall cooperate with each other and with such other users of the Loading Port, as appropriate, to find countermeasures to minimize or to avoid the occurrence of any similar delay in the future.

7.16	Cool-Down of LNG Tankers

7.16.1	Buyer shall be solely responsible for ensuring that each LNG Tanker elected by Buyer for taking a cargo arrives at the Driftwood LNG Terminal cold and in a state of readiness. Notwithstanding the foregoing and subject to Section 7.16.2, Seller shall provide cool-down service to LNG Tankers at Buyer’s request as follows:

(a)	Seller shall use reasonable efforts (taking into account availability of sufficient berth time) to accept Buyer’s request to provide cool-down service for any LNG Tanker, subject to Buyer requesting such cool-down service by notice to Seller as far in advance of the relevant cargo’s Delivery Window as is reasonably practicable but in no case less than thirty (30) Days before the relevant cargo’s Delivery Window, provided that Seller shall accept Buyer’s request to provide a cool-down service if Buyer makes such request by notice at the time Buyer proposes its schedule of receipt of cargoes pursuant to Section 8.1.2 for the relevant Contract Year. Seller shall have no obligation pursuant to this Section 7.16.1(a) to provide cool-down services for more than two (2) LNG Tankers during any two (2) consecutive Contract Years (provided that any cool-down services which may be agreed to be provided as a result of mitigation of a Force Majeure event shall not be counted towards such limitation). Buyer shall pay Seller for all LNG provided by Seller for cooling such LNG Tankers in an amount equal to the quantity of LNG provided, multiplied by the CSP.

(b)	Seller shall provide cool-down service without payment to any LNG Tankers requiring cool-down solely as a result of a delay caused by Seller, but only if such LNG Tanker made no other call between the original Delivery Window and the requested cool-down time.

(c)	Seller shall use reasonable efforts, contingent on the availability of sufficient berth time and facilities status, to provide cool-down service at any time other than as described in Sections 7.16.1(a)-(b) upon request by Buyer, provided that Buyer shall pay Seller for all LNG provided by Seller for cooling such LNG Tankers in an amount equal to the quantity of LNG provided, multiplied by the CSP; provided, further, that Seller shall have no obligation to provide such cool-down service if doing so would interfere with a scheduled Delivery Window of Buyer or a scheduled delivery window of any other Person.

7.16.2	The following shall apply to any cool-down service provided by Seller pursuant to Section 7.16.1:

(a)	the MMBtu content of the total liquid quantities delivered for cooling, measured before evaporation, shall be determined by reference to the relevant LNG Tanker’s cool-down tables;

(b)	the Parties will determine by mutual agreement the rates and pressures for delivery of LNG for cool-down, but always in full accordance with safe operating parameters and procedures established by Seller;

(c)	LNG provided during cool down by Seller pursuant to Section 7.16.1 shall not be applied against the Scheduled Cargo Quantity for the relevant cargo; and

(d)	unless cool-down services are agreed to be provided in the mitigation of Force Majeure, cool-down service shall not be provided during January, February, March, October, November or December of any Contract Year, provided that if Buyer requests cool-down service during such period, then Seller shall use commercially reasonable efforts to provide cool-down service during such period.

7.17	Gas-Up of LNG Tankers

7.17.1	Seller shall use reasonable efforts to obtain all relevant Approvals needed to offer gas-up service to LNG Tankers at the Driftwood LNG Terminal.

7.17.2	Notwithstanding the first sentence of Section 7.16.1 and subject to Section 7.17.3, to the extent Seller has all relevant Approvals needed to offer gas-up service to LNG Tankers at the Driftwood LNG Terminal and such services is otherwise permitted under Applicable Law, Seller shall provide gas-up service to LNG Tankers at Buyer’s request as follows:

(a)	Buyer’s request for gas-up service in respect of an LNG Tanker shall be provided at the same time that Buyer requests cool-down service in respect of such LNG Tanker pursuant to Section 7.16.

(b)	Seller shall use reasonable efforts (taking into account availability of sufficient berth time) to accept Buyer’s request to provide gas-up service for any LNG Tanker, subject to Buyer requesting such gas-up service by notice to Seller as far in advance of the relevant cargo’s Delivery Window as is reasonably practicable but in no case less than thirty (30) Days before the relevant cargo’s Delivery Window, provided that Seller shall accept Buyer’s request to provide a gas-up service if Buyer makes such request by notice at the time Buyer proposes its schedule of receipt of cargoes pursuant to Section 8.1.2 for the relevant Contract Year.

(c)	Seller shall use reasonable efforts, contingent on the availability of sufficient berth time and facilities status, to provide gas-up service at any time other than as described in Section 7.17.2(b) upon request by Buyer, provided that Seller shall have no obligation to provide such gas-up service if doing so would interfere with a scheduled Delivery Window of Buyer or a scheduled delivery window of any other Person, would adversely affect the ability of Seller to perform its other obligations under this Agreement and other LNG sale and purchase agreements or would adversely affect the ability of Seller to operate the Driftwood LNG Terminal in accordance with all Approvals and Applicable Law.

7.17.3	The following shall apply to any gas-up service provided by Seller pursuant to Section 7.17.2:

(a)	the Parties will determine by mutual agreement the rates and pressures for delivery of Gas for gas-up service, but always in full accordance with safe operating parameters and procedures established by Seller;

(b)	gas-up service shall only be provided to an LNG Tanker that is also entitled to receive, and is receiving, immediately after such gas-up service, cool-down service pursuant to Section 7.16;

(c)	without prejudice to any amounts owed by Buyer for cool-down service provided pursuant to Section 7.16 to an LNG Tanker that also receives gas-up service pursuant to this Section 7.17, Buyer shall not be obligated to make a payment to Seller for gas-up service; provided that Buyer shall pay Seller for all LNG provided by Seller for each gas-up, in an amount equal to the quantity of LNG provided, multiplied by the CSP;

(d)	gas-up service shall not be provided during January, February, March, October, November or December of any Contract Year, provided that if Buyer requests gas-up service during such period, then Seller shall use commercially reasonable efforts to provide gas-up service during such period; and

(e)	gas-up service shall only be available for LNG Tankers under nitrogen purge, provided that the Parties, acting reasonably, will discuss the acceptance of LNG Tankers under inert gas, if Buyer can demonstrate unavailability of nitrogen and if Seller is able to accommodate, including taking into consideration operational and regulatory requirements.

8.	Annual Delivery Program

8.1	Programming Information

8.1.1	No later than one hundred eighty (180) Days before the start of each Contract Year, Seller shall provide Buyer with:

(a)	Seller’s good faith estimate of the Gross Heating Value of LNG to be delivered during such Contract Year; and

(b)	the Major Scheduled Maintenance Quantity for such Contract Year, if any.

8.1.2	No later than one hundred ten (110) Days before the start of each Contract Year, Buyer shall notify Seller of Buyer’s proposed schedule of receipt of cargoes for each Month of such Contract Year. Such schedule shall identify sufficient proposed cargoes in order to schedule the full AACQ, and such AACQ shall be distributed across the Contract Year in accordance with Section 5.3. Buyer’s notice shall include the following information:

(a)	the LNG Tanker (if known) for each proposed cargo;

(b)	the Scheduled Cargo Quantity for each proposed cargo;

(c)	the proposed Delivery Window for each cargo;

(d)	Buyer’s request (if any) for a Round-Up Quantity for such Contract Year; and

(e)	any other information that Buyer anticipates may affect annual scheduling.

Buyer shall also inform Seller of any anticipated periods for maintenance to be conducted with respect to the LNG Tankers identified in (a) above.

8.1.3	Seller will then notify Buyer no later than eighty-five (85) Days before the start of such Contract Year of Seller’s proposed schedule of cargoes to be made available in each Month of such Contract Year, exercising reasonable efforts to adopt Buyer’s proposed schedule of receipts requested in accordance with Section 8.1.2; provided that (x) if Buyer fails to deliver the notice according to Section 8.1.2, Seller may nevertheless propose a schedule according to the terms of this Section 8.1.3, and (y) Seller shall have the right to modify Buyer’s proposed schedule to the extent required to ensure that the entire AACQ is scheduled and to comply with the other requirements of this Agreement, including the terms of Section 5.3. Such notice shall include the following information:

(a)	the proposed AACQ for the Contract Year;

(b)	the proposed Round-Up Quantity (if any) or Round-Down Quantity (if any) for the Contract Year;

(c)	any Round-Down Quantity not taken in the previous Contract Year and carried forward to the current Contract Year;

(d)	any Round-Up Quantity taken in the previous Contract Year and carried forward as a deduction in the current Contract Year;

(e)	the Major Scheduled Maintenance Quantity (if any) for the Contract Year identified by Seller pursuant to Section 8.1.1(b);

(f)	for each cargo:

(i)	the loading terminal if changed from Driftwood LNG Terminal pursuant to Section 3.1.2;

(ii)	the LNG Tanker (if specified by Buyer);

(iii)	the Scheduled Cargo Quantity, if any, specified in the notice sent by Buyer pursuant to Section 8.1.2; and

(iv)	the proposed Delivery Window; and

(g)	any other information that may affect annual scheduling.

8.2	Determination of Annual Delivery Program

8.2.1	No later than ten (10) Days after receipt of Seller’s proposed schedule provided under Section 8.1.3, Buyer shall notify Seller if Buyer desires to consult with Seller regarding the proposed schedule, including (a) if Seller has not requested a Round-Up Quantity pursuant to Section 8.1.3(b), whether Buyer desires to request a Round-Up Quantity in accordance with Section 5.4.2, or (b) if Seller has requested a Round-Up Quantity pursuant to Section 8.1.3(b), whether Buyer is unable, despite its exercise of reasonable efforts, to schedule the receipt of the additional LNG. Seller shall, no later than fifteen (15) Days after receipt of Buyer’s notice, meet and consult with Buyer.

8.2.2	If, prior to the date that is sixty (60) Days before the start of a Contract Year, the Parties have agreed on a schedule of deliveries for such Contract Year, then Seller shall issue the delivery schedule agreed by the Parties. If the Parties are unable to agree on a schedule of deliveries for such Contract Year, then no later than sixty (60) Days before the start of such Contract Year, Seller shall issue the delivery schedule for such Contract Year containing the information set forth in Section 8.1.3, modified to reflect any changes agreed by the Parties pursuant to Section 8.2.1 and to reflect any changes required by Section 5.4 to Seller’s proposal pursuant to Section 8.1.3(b) for a Round-Up Quantity or Round-Down Quantity. The schedule promulgated by Seller shall reflect the exercise of reasonable efforts by Seller to (i) assign to Buyer Delivery Windows that are as close as reasonably practicable to the Delivery Windows proposed by Buyer pursuant to Section 8.1.2, and (ii) specify the Scheduled Cargo Quantity with respect to each LNG Tanker as notified by Buyer pursuant to Section 8.1.2; provided, that Seller shall have the right to issue a schedule with different terms to the extent required to ensure that the entire AACQ is scheduled and to comply with the other requirements of this Agreement, including the terms of Section 5.3. Seller shall provide for delivery of the AACQ in accordance with Section 5.3.

8.2.3	In assigning Delivery Windows in the ADP under Section 8.2.2, (a) requests of Buyer made pursuant to this Agreement and requests of other Foundation Customers will be given priority over the requests of Seller’s customers that are not Foundation Customers; and (b) requests of each Foundation Customer will be treated on a non-discriminatory basis as compared to requests of other Foundation Customers.

8.2.4	The schedule for deliveries of LNG during the Contract Year established pursuant to this Section 8.2, as amended from time to time in accordance with Section 8.3, is the “Annual Delivery Program” or “ADP”. If Seller fails to issue the schedule provided for in Sections 8.1.3 or 8.2.2, if applicable, then the schedule proposed by Buyer under Section 8.1.2 shall be the ADP for the relevant Contract Year.

8.2.5	Seller shall combine the ADP with the annual delivery programs of all other Driftwood LNG Terminal buyers and provide to Buyer a combined schedule (the “Composite ADP”) showing all delivery windows and scheduled cargo quantities that have been committed by Seller, along with available, uncommitted loading windows at the Driftwood LNG Terminal. Seller shall promptly update the Composite ADP as the ADP is changed pursuant to Section 8.3 or other Driftwood LNG Terminal buyers’ annual delivery programs are changed pursuant to their respective LNG sale and purchase agreements.

8.2.6	All references in Section 8.1 and this Section 8.2 to a specific number of Days prior to the start of a Contract Year shall be construed to mean, for purposes of the First Contract Year, as such number of Days prior to the anticipated First DFCD.

8.3	Changes to Annual Delivery Program

8.3.1	Subject to the remainder of this Section 8.3, either Party may request by notice a change in the ADP or Ninety Day Schedule for a Contract Year for any reason.

8.3.2	As soon as possible after notice has been received pursuant to this Section 8.3, the Parties shall consult with one another in order to examine whether such ADP or Ninety Day Schedule can be revised to accommodate such proposed change(s). Neither Party shall unreasonably withhold or delay its consent to revise the ADP or Ninety Day Schedule in accordance with changes proposed by the other Party; provided that neither Party shall be under any obligation to consent thereto if:

(a)	in the case of Seller, (i) Seller is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with its Driftwood LNG Terminal buyers, (ii) the requested change would impose additional costs (unless Buyer agrees to reimburse such costs) or risks upon Seller, or (iii) the requested change would increase the total quantities scheduled hereunder or decrease the total quantities scheduled hereunder; or

(b)	in the case of Buyer, (i) Buyer is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with Transporter or Buyer’s customers, (ii) the requested change would impose additional costs (unless Seller agrees to reimburse such costs) or risks upon Buyer, or (iii) the requested change would increase the total quantities scheduled hereunder or decrease the total quantities scheduled hereunder.

8.3.3	A Party shall not withhold or delay its consent to revise the ADP or Ninety Day Schedule if the proposed change: (a) complies with the terms of this Agreement and Applicable Laws; (b) by the exercise of reasonable efforts on the part of such Party, does not create a material adverse impact on health, safety, environment or the operations of such Party; (c) does not result in unreimbursed increased costs or decreased revenues to such Party; and (d) results in no change to the total quantities scheduled hereunder.

8.3.4	Upon a scheduling change pursuant to this Section 8.3, the ADP and, if applicable, the Ninety Day Schedule shall be amended accordingly and an updated ADP and, if applicable, an updated Ninety Day Schedule shall promptly be provided in writing by Seller to Buyer.

8.4	Ninety Day Schedule

8.4.1	No later than the twenty-fifth (25th) Day of each Month, Seller shall issue a forward plan of deliveries for the three (3)-Month period commencing on the first (1st) Day of the following Month thereafter (e.g., the Ninety Day Schedule for the three (3)-Month period commencing on May 1st shall be issued no later than the twenty-fifth (25th) Day of April) (such plan, as amended from time to time in accordance with procedures set forth in this Agreement, the “Ninety Day Schedule”). The Ninety Day Schedule shall set forth by cargo the forecast pattern of deliveries, including the Delivery Window, LNG Tanker and Scheduled Cargo Quantity for each cargo. In the absence of agreement between the Parties otherwise, the Ninety Day Schedule will maintain the Scheduled Cargo Quantities and Delivery Windows as identified in the ADP.

8.4.2	Seller shall combine the Ninety Day Schedule with the ninety day schedules of all other Driftwood LNG Terminal buyers and provide to Buyer a combined schedule (the “Composite Ninety Day Schedule”) showing all delivery windows and scheduled cargo quantities that have been committed by Seller, along with available, uncommitted loading windows at the Driftwood LNG Terminal. Seller shall promptly update the Composite Ninety Day Schedule as the Ninety Day Schedule is changed pursuant to Section 8.3 or 8.4.1 or other Driftwood LNG Terminal buyers’ ninety day schedules are changed pursuant to their respective LNG sale and purchase agreements.

8.5	Alternative LNG Tanker

Without prejudice to Section 14.2.3, in respect of each cargo of LNG scheduled in the ADP or Ninety Day Schedule, Buyer may nominate an alternative LNG Tanker (each an “Alternative LNG Tanker”); provided that any Alternative LNG Tanker shall be subject to and comply with all requirements for LNG Tankers under this Agreement and be able to safely load the Scheduled Cargo Quantity as agreed in the Ninety Day Schedule. Any change to the Scheduled Cargo Quantity shall be made in accordance with Section 8.3 or 8.4, as applicable.

9.	Contract Sales Price

9.1	Contract Sales Price

9.1.1	Except as otherwise provided pursuant to Sections 9.1.2, 9.1.3 and 14.3.4, the contract sales price (“CSP”) (expressed in USD per MMBtu rounded to two decimal places) for all LNG made available by Seller to Buyer under this Agreement shall be as follows:

CSP =	greater of (a) {([***]% x TTF) – US$[***]/MMBtu} and (b) US$[***]/MMBtu

where:

“TTF” means the arithmetic average of the daily settlement prices expressed in EUR per MWh of the ICE Dutch Natural Gas TTF Futures Contract for delivery in the Pricing Month on all days for which such contract is the Front Month Contract on the ICE website (www.theice.com), as each daily settlement price is converted to US$/MMBtu using the following formula:

US$/MMBtu = (EUR/MWh) x CR/3.41214

where:

“ICE” means InterContinental Exchange;

“CR” means, on each Pricing Date, the USD/EUR spot exchange rate on Bloomberg/Reuters quoted at 16:00 London time and rounded to four (4) decimal places;

“Front Month Contract” means, on each Pricing Date, the ICE Dutch Natural Gas TTF Futures Contract that is traded on such Pricing Date with the earliest expiration date;

“Pricing Date” means any day on which the ICE Dutch Natural Gas TTF Futures Contract has a settlement price; and

“Pricing Month” means the Month [***].

9.1.2	Except as otherwise provided pursuant to Section 14.3.4, the CSP (expressed in USD per MMBtu rounded to two decimal places) for all LNG made available by Seller to Buyer under this Agreement during the first extension under Section 4.1.2, if any, shall be as follows:

CSP =	greater of (a) {([***]% x TTF) – US$[***]/MMBtu} and (b) US$[***]/MMBtu.

9.1.3	Except as otherwise provided pursuant to Section 14.3.4, the CSP (expressed in USD per MMBtu rounded to two decimal places) for all LNG made available by Seller to Buyer under this Agreement during the second extension under Section 4.1.2, if any, shall be as follows:

CSP =	greater of (a) {([***]% x TTF) – US$[***]/MMBtu} and (b) US$[***]/MMBtu.

10.	Invoicing and Payment

10.1	Invoices

10.1.1	Invoices for Cargoes. Invoices for each cargo made available by Seller and taken by Buyer, together with relevant supporting documents including a certificate of quantity loaded, shall be prepared and delivered by Seller to Buyer promptly following each Delivery Window and receipt of the final inspection certificate applicable to the loading of such cargo. The invoice amount shall be the CSP, multiplied by the quantity of LNG loaded on the LNG Tanker as calculated pursuant to Section 13.9.

10.1.2	Invoices for Cargo DoP Payments. Invoices for Cargo DoP Payments owed to Buyer by Seller shall be prepared by Buyer and delivered to Seller promptly following the Delivery Window of each affected cargo.

10.1.3	Invoices for Cargo Shortfall Payments. Invoices for Cargo Shortfall Payments owed to Seller by Buyer shall be prepared by Seller and delivered to Buyer promptly following the Delivery Window for each affected cargo. Invoices for any amounts owed to Buyer by Seller pursuant to Section 5.7.6 shall be prepared by Seller and delivered to Buyer as soon as reasonably practicable.

10.1.4	Invoices for Various Sums Due. In the event that any sums are due from one Party to the other Party under Section 7.12.3, 7.12.4, 7.13.2(c), 7.16.1, 10.3.3, 10.4.1, 11.5, 12.3.1, or 12.3.2 of this Agreement, the Party to whom such sums are owed shall furnish an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof.

10.1.5	Invoices for Other Sums Due. In the event that any sums are due from one Party to the other Party under this Agreement, other than for a reason addressed in Section 10.1.1 through 10.1.4, the Party to whom such sums are owed shall furnish an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof.

10.1.6	Notice. Invoices shall be sent in accordance with Section 24.

10.1.7	Provisional Invoices.

(a)	In the event (i) a rate or index used in the calculation of an amount is not available on a temporary or permanent basis; or (ii) any other relevant information necessary to compute an invoice is not available, the invoicing Party may issue a provisional invoice (“Provisional Invoice”) in an amount calculated, in the case of subsection (i) of this Section 10.1.7(a), in accordance with Section 1.3, and, in the case of subsection (ii) of this Section 10.1.7(a), based on the best estimate of the unavailable information by the Party issuing the Provisional Invoice. A Provisional Invoice shall be deemed to be an invoice issued pursuant to Section 10.1.1 through 10.1.5, as applicable, for the purposes of the payment obligations of Seller or Buyer, as applicable, and shall be subject to subsequent adjustment in accordance with Section 10.1.7(b).

(b)	If a Provisional Invoice has been issued, the invoicing Party shall issue a final invoice reflecting any credit or debit, as applicable, to the Provisional Invoice as soon as reasonably practicable after the information necessary to compute the payment has been obtained by such Party. Seller and Buyer shall settle such debit or credit amount, as the case may be, when payment of the next invoice is due pursuant to Section 10.2 or, if earlier, upon the termination of this Agreement.

10.2	Payment

All amounts invoiced under this Agreement that are due and payable shall be paid in accordance with this Section 10.2.

10.2.1	Payments for Cargoes. Invoices issued in accordance with Section 10.1.1 for cargoes made available and taken shall become due and payable by Buyer on the tenth (10th) Day after the date on which Buyer received such invoice.

10.2.2	Cargo DoP Payments. Invoices issued in accordance with Section 10.1.2 shall become due and payable on the tenth (10th) Day following receipt by Seller.

10.2.3	Cargo Shortfall Payments. Invoices issued in accordance with Section 10.1.3 shall become due and payable on the tenth (10th) Day following receipt by Buyer. Amounts owed by Seller in accordance with Section 10.1.3 shall become due and payable on the tenth (10th) Day following Seller receiving the applicable corresponding payment pursuant to a Mitigation Sale.

10.2.4	Payments for Other Sums Due. An invoice issued pursuant to Section 10.1.4 or 10.1.5 shall be paid by the paying Party thereunder not later than twenty (20) Days after receipt of such invoice.

10.2.5	Payment Method. All invoices shall be settled by payment in USD of the sum due by wire transfer of immediately available funds to an account with the bank designated by the other Party in accordance with Section 10.2.6.

10.2.6	Designated Bank. Each Party shall designate a bank in a location reasonably acceptable to the other Party for payments under this Agreement, not less than thirty (30) Days before any designation or redesignation is to be effective.

10.2.7	Payment Date. If any invoice issued pursuant to Section 10.1 would result in a Party being required to make a payment on a Day that is not a Payment Business Day, then the due date for such invoice shall be the immediately succeeding Payment Business Day.

10.3	Disputed Invoice

10.3.1	Payment Pending Dispute. Absent manifest error, each Party invoiced pursuant to Section 10.1.1, 10.1.2, 10.1.3, or 10.1.4 shall pay all disputed and undisputed amounts due under such invoice without netting or offsetting, and the Party disputing any amounts due under any such invoice shall as soon as reasonably practicable notify the other Party of the reasons for such disagreement. In the case of manifest error, the correct amount shall be paid disregarding such error, and necessary correction and consequent adjustment shall be made within five (5) Business Days after agreement or determination of the correct amount.

10.3.2	Timing. Except with respect to Sections 1.3, 10.3.4, and 14, any invoice may be contested by the receiving Party only pursuant to Section 10.5 or if, within a period of thirteen (13) Months after its receipt thereof, that Party serves notice to the other Party questioning the correctness of such invoice. Subject to Section 10.5, if no such notice is served, the invoice shall be deemed correct and accepted by both Parties.

10.3.3	Interest. The Party who invoiced and received payment of a sum, subsequently determined not to have been payable under this Agreement to such Party, shall pay interest to the other Party on such amount, at a rate per annum equal to [***] percent ([***]%) above the SOFR (as in effect on the Day when such sum was originally paid) on and from the Day when such sum was originally paid until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable SOFR for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

10.3.4	Measurement or Analyzing Errors. Any errors found in an invoice or credit note which are caused by the inaccuracy of any measuring or analyzing equipment or device shall be corrected in accordance with Exhibit A hereto, as applicable, and shall be settled in the same manner as is set out above in this Section 10.3.

10.4	Delay in Payment

10.4.1	Interest. If either Party fails to make payment of any sum as and when due under this Agreement, it shall pay interest thereon to the other Party at a rate per annum equal to [***] percent ([***]%) above the SOFR (as in effect on the Day when such sum was originally due) on and from the Day when payment was due until the date of payment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable SOFR for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

10.4.2	Costs and Expenses. Subject to Section 20.1.12, each Party shall bear its own costs (including attorneys’ or experts’ fees or costs) in respect of enforcement of such Party’s rights in any Dispute proceeding as a result of the other Party failing to perform or failing timely to perform its obligations under this Agreement including failing timely to make any payment in accordance with this Agreement.

10.5	Audit Rights

Each Party shall have the right to cause an independent auditor, appointed by such Party at such Party’s sole cost and expense, to audit the books, records and accounts of the other Party that are directly relevant to the determination of any amounts invoiced, charged, refunded or credited by the other Party within the previous twelve (12) Months or as otherwise required by this Agreement. Such audit shall be conducted at the office where the records are located, during the audited Party’s regular business hours and on reasonable prior notice, and shall be completed within thirty (30) Days after the audited Party’s relevant records have been made available to the auditing Party. The independent auditor shall be a major firm experienced in providing auditing services, and the Party appointing such auditor shall cause the auditor to execute a confidentiality agreement reasonably acceptable to the Party being audited. If the audit discloses an error in any invoiced amount under this Agreement, then the auditing Party shall, within thirty (30) Days following completion of the audit pertaining to the affected invoice or statement, provide notice to the audited Party describing the error and the basis therefor. Promptly thereafter, the Parties shall commence discussions regarding such error in order to expeditiously, and in good faith, achieve resolution thereof, provided that any adjustments arising from such audit shall be made and all credits or charges finalized within forty-five (45) Days of completion of any relevant audit.

11.	Taxes

11.1	Responsibility

Buyer shall indemnify and hold Seller and its direct or indirect owners and Affiliates harmless from any and all Buyer Taxes, and Seller shall indemnify and hold Buyer and its Affiliates harmless from any and all Seller Taxes.

11.2	Seller Taxes

“Seller Taxes” means any Taxes imposed from time to time:

(a)	solely on account of the corporate existence of Seller or its Affiliates;

(b)	in respect of the property, revenue, income, or profits of Seller or its Affiliates (other than Taxes required to be deducted or withheld by Buyer from or in respect of any payments (whether in cash or in kind) under this Agreement);

(c)	subject to Section 11.5, in the United States of America or any political subdivision thereof, that may be levied or assessed upon the export, loading, storage, processing, transfer, transport, ownership of title, or delivery of LNG, up to and at the Delivery Point; and

(d)	payable by Buyer by reason of a failure by Seller to properly deduct, withhold or pay any Taxes described in Section 11.4.

11.3	Buyer Taxes

“Buyer Taxes” means any Taxes imposed from time to time:

(a)	solely on account of the corporate existence of Buyer or its Affiliates;

(b)	in respect of the property, revenue, income, or profits of Buyer or its Affiliates (other than Taxes required to be deducted or withheld by Seller from or in respect of payments (whether in cash or in kind) under this Agreement);

(c)	in the United States of America (or any political subdivision thereof) or in any jurisdiction in which any of Buyer’s Discharge Terminals are located (or any political subdivision thereof), or any jurisdiction through which any LNG Tanker transits or on which any LNG Tanker calls (or any political subdivision thereof), in each case that may be levied or assessed upon the sale, use, purchase, import, unloading, export, loading, storage, processing, transfer, transport, ownership of title, receipt or delivery of LNG after the Delivery Point; and

(d)	payable by Seller by reason of a failure by Buyer to properly deduct, withhold or pay any Taxes described in Section 11.4.

11.4	Withholding Taxes

If Seller or Buyer (in either case, the “Payor” for purposes of this Section 11.4), is required to deduct or withhold Taxes from or in respect of any payments (whether in cash or in kind) to the other Party under this Agreement, then: (a) the Payor shall make such deductions and withholdings; (b) the Payor shall pay the full amount deducted or withheld to the appropriate Governmental Authority in accordance with Applicable Laws; (c) the Payor shall promptly furnish to the other Party the original or a certified copy of a receipt evidencing such payment; and (d) the sum payable by the Payor to the other Party shall be increased by such additional sums as necessary so that after making all required deductions and withholdings of Taxes (including deductions and withholdings of Taxes applicable to additional sums payable under this Section 11.4), the other Party receives an amount equal to the sum it would have received had no such deductions or withholdings of Taxes been made. For the avoidance of doubt, the payment mechanism described in this Section 11.4 does not affect the Tax rights and responsibilities among the Parties provided under Section 11.1.

11.5	Transfer Taxes

In the event that the United States of America or any political subdivision thereof, including the State of Louisiana or any of its political subdivisions, levies or assesses a value added Tax, sales or use Tax, or other transfer Tax (“Transfer Taxes”) on the transfer of LNG pursuant to this Agreement, then unless Buyer has demonstrated an exemption that excuses Seller from any requirement under Applicable Laws to collect such Transfer Taxes from Buyer (including the provision of any exemption certificate or other documentation required to demonstrate such exemption), Seller shall (a) add such Transfer Taxes to the invoice for such LNG issued pursuant to Section 10.1 or (b) promptly notify Buyer and remit such Transfer Taxes to the appropriate Governmental Authority, in which case, pursuant to Section 10.1.4, Seller shall furnish Buyer with an invoice of the Transfer Taxes required to be reimbursed to Seller, and Buyer shall pay such invoice in accordance with Section 10.2.4. Buyer shall remain liable for any Transfer Taxes imposed on Seller as a result of Buyer’s failure to qualify for an exemption claimed by Buyer.

11.6	Mitigation and Cooperation

Each Party shall use reasonable efforts to take actions or measures requested by the other Party in order to minimize liabilities for Taxes for which the other Party is liable under this Section 11, and to file for and secure exclusions, exemptions, rebates, credits, refunds, abatement and incentives with respect to any such Taxes, provided that the other Party shall pay such Party’s reasonable costs and expenses in relation thereto. Buyer shall provide Seller with information and documents requested by Seller for purposes of Seller qualifying for or benefitting from any and all exclusions, exemptions, rebates, credits, refunds, abatement and incentives of any Taxes for which Seller is liable under this Section 11.

11.7	Refunds

If a Party has made an indemnification payment to the other Party pursuant to this Section 11 with respect to any amount owed or paid by the indemnified Party and the indemnified Party thereafter receives a refund or credit of any such amount, such indemnified Party shall pay to the indemnifying Party the amount of such refund or credit (less any reasonable costs and expenses incurred by the indemnified Party to obtain such refund or credit, without duplication of any such costs or expenses paid by the indemnifying Party under Section 11.6) promptly following the receipt thereof. The indemnified Party shall provide such assistance as the indemnifying Party may reasonably request to obtain such a refund or credit.

12.	Quality and Emissions Reporting

12.1	Specification

LNG delivered under this Agreement shall contain no water, active bacteria or bacterial agents (including sulphate reducing bacteria or acid producing bacteria) or other contaminants or extraneous material and, when converted into a gaseous state, shall comply with the following specifications (“Specifications”):

Minimum Gross Heating Value	1000 Btu/SCF

Maximum Gross Heating Value	1150 Btu/SCF

Minimum Methane (C1)	84.0 MOL%

Maximum Hydrogen Sulfide (H2S)	0.25 grains per 100 SCF

Maximum Sulfur (S)	1.35 grains per 100 SCF

Maximum Nitrogen (N2)	1.5 MOL%

Maximum Ethane (C2)	8 MOL%

Maximum Propane (C3)	3.5 MOL%

Maximum Butane (C4) and heavier	2 MOL%

12.2	Determining LNG Specifications

LNG shall be tested pursuant to Exhibit A to determine whether such LNG complies with the Specifications.

12.3	Off-Specification LNG

12.3.1	If Seller, acting as a Reasonable and Prudent Operator, determines prior to loading of a cargo that the LNG is expected not to comply with the Specifications (“Off-Spec LNG”) upon loading, Seller shall, as soon as reasonably practicable, suspend loading and shall give notice to Buyer of the extent of the expected variance as soon as practicable (but in no case later than the commencement of loading of the cargo), and:

(a)	Buyer shall use reasonable efforts, including coordinating with the Transporter and the operator of the Discharge Terminal, to accept such LNG where the LNG would be acceptable to the Transporter and the operator of the Discharge Terminal, each of them acting in their sole discretion (unless Transporter or such operator is Buyer or an Affiliate of Buyer), and would not prejudice the safe and reliable operation of any LNG Tanker, the Discharge Terminal, and any downstream facilities being supplied regasified LNG; Buyer shall notify Seller within forty-eight (48) hours of receipt of Seller’s notice whether Buyer is so able to accept such LNG;

(b)	if Buyer can accept delivery of such cargo, then Buyer shall take delivery of such cargo, and Seller shall reimburse Buyer for all reasonable documented direct costs incurred by Buyer (including direct costs owed to any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal) in transporting and treating such Off-Spec LNG to meet the Specifications (or to otherwise make such LNG marketable); provided, however, Seller’s liability shall not exceed twenty percent (20%) of the CSP for such cargo, multiplied by the quantity (in MMBtu) of the Off-Spec LNG; and

(c)	if Buyer determines in good faith that it cannot, using reasonable efforts, receive such cargo, or that Buyer anticipates that it might be liable for costs that would not otherwise be reimbursed pursuant to Section 12.3.1(b), then Buyer shall be entitled to reject such cargo by giving Seller notice of rejection within forty-eight (48) hours of the Buyer’s receipt of Seller’s notice, and Buyer shall be relieved of its obligation to load such cargo, Seller shall be deemed to have failed to make available such cargo and Section 5.6.2 shall apply in respect of such cargo.

12.3.2	If Off-Spec LNG is delivered to Buyer without Buyer being made aware of the fact that such Off-Spec LNG does not comply with the Specifications, or without Buyer being made aware of the actual extent to which such Off-Spec LNG does not comply with the Specifications, then upon Buyer or Seller becoming aware that the LNG is Off-Spec LNG and following prompt notice thereof to the other Party, Seller shall immediately suspend loading operations (if applicable) pending a determination by Buyer and:

(a)	if Buyer is able, using reasonable efforts, to transport and treat the Off-Spec LNG to meet the Specifications (or to otherwise make such LNG marketable) within the cost limitations set forth in this Section 12.3.2(a), then Buyer shall notify Seller as soon as practicable to resume loading (if applicable) and Seller shall reimburse Buyer for all reasonable documented direct costs and expenses incurred by Buyer (including direct costs owed to any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal) in transporting and treating such Off-Spec LNG received at the Discharge Terminal to meet the Specifications (or to otherwise make such LNG marketable), in an amount not exceeding one hundred percent (100%) of the CSP for such cargo, multiplied by the quantity (in MMBtu) of the Off-Spec LNG so delivered; provided, however, that Buyer, any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal shall not be required to incur costs in excess of those reimbursable by Seller; or

(b)	if Buyer determines in good faith that it cannot, using reasonable efforts, transport and treat such Off-Spec LNG to meet the Specifications (or to make such LNG marketable) within the cost limitations set forth in Section 12.3.2(a), then: (i) Buyer shall be entitled to reject such Off-Spec LNG by giving Seller notice of such rejection as soon as practicable, and in any case within ninety-six (96) hours after (A) Seller notifies Buyer that such LNG is Off-Spec LNG and the actual extent to which such Off-Spec LNG does not comply with the Specifications or (B) Buyer becomes aware that such LNG is Off-Spec LNG, whichever occurs first; (ii) Buyer shall be entitled to dispose of the loaded portion of such Off-Spec LNG (or regasified LNG produced therefrom) in any manner that Buyer, acting in accordance with the standards of a Reasonable and Prudent Operator, deems appropriate; and (iii) Seller shall reimburse Buyer in respect of and indemnify and hold Buyer harmless from all direct loss, damages, costs and expenses incurred by Buyer, any Affiliate of Buyer, Transporter or the operator of the Discharge Terminal (if, and only to the extent that, Buyer is contractually liable to such Transporter or operator) as a result of the delivery of such Off-Spec LNG, including in connection with the handling, treatment or safe disposal of such Off-Spec LNG or other LNG being held at the Discharge Terminal or being carried onboard the LNG Tanker which was contaminated by it, cleaning or clearing the LNG Tanker and Discharge Terminal, and damage caused to the LNG Tanker and Discharge Terminal.

12.3.3	If Buyer rejects a cargo in accordance with Section 12.3.1(c) or 12.3.2(b), Seller shall be deemed to have failed to make available such cargo, and the Scheduled Cargo Quantity for such cargo shall be treated as a Cargo DoP Quantity resulting in a Cargo DoP Payment under Section 5.6.2. If Buyer accepts a cargo of Off-Spec LNG in accordance with Section 12.3.1(b) or transports and treats a cargo of Off-Spec LNG in accordance with Section 12.3.2(a), Seller shall be deemed to have satisfied its obligation to make available such LNG to Buyer for purposes of Section 5.6.1.

12.4	Emissions

Not later than the last Day of each Month, starting on the second Month after the Month in which the First DFCD occurs, Seller shall provide a written report to Buyer, in form and substance determined by Seller acting in good faith, that sets forth information regarding certain carbon dioxide and methane emissions associated with each cargo delivered hereunder in the prior Month. Seller will also make available to Buyer through secure online access, the non-proprietary background data and assumptions used in preparing each report. Seller shall use reasonable efforts to ensure the form of the report complies with any prudent industry practices related to carbon dioxide and methane reporting that are followed by the operators of similar LNG liquefaction terminals in the U.S. Gulf Coast. Seller shall cause such report to comply with any Applicable Laws applicable to Seller and its sale of LNG hereunder.

13.	Measurements and Tests

13.1	LNG Measurement and Tests

LNG delivered to Buyer, and Gas used as fuel by the LNG Tanker, pursuant to this Agreement shall be measured and tested in accordance with Exhibit A.

13.2	Parties to Supply Devices

13.2.1	Buyer shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tanker, as well as pressure and temperature measuring devices, in accordance with Section 13.3 and Exhibit A, and any other measurement, gauging or testing devices which are incorporated in the structure of such LNG Tanker or customarily maintained on shipboard.

13.2.2	Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the delivered LNG, in accordance with Section 13.3 and Exhibit A, and any other measurement, gauging or testing devices which are necessary to perform the measurement and testing required hereunder at the Loading Port.

13.3	Selection of Devices

Each device provided for in this Section 13 shall be selected and verified in accordance with Exhibit A. Any devices that are provided for in this Section 13 not previously used in an existing LNG trade shall be chosen by written agreement of the Parties and shall be such as are, at the time of selection, accurate and reliable in their practical application. The required degree of accuracy of such devices shall be agreed in writing by Buyer and Seller in advance of their use, and such degree of accuracy shall be verified by an independent surveyor agreed in writing by the Parties.

13.4	Tank Gauge Tables of LNG Tanker

Buyer shall furnish to Seller, or cause Seller to be furnished, a certified copy of tank gauge tables as described in Exhibit A for each LNG tank of the LNG Tanker and of tank gauge tables revised as a result of any recalibration of an LNG tank of an LNG Tanker.

13.5	Gauging and Measuring LNG Volumes Loaded

Volumes of LNG delivered under this Agreement will be determined by gauging the LNG in the LNG tanks of the LNG Tanker immediately before and after loading and taking into account Gas returned to the Driftwood LNG Terminal and Gas burned by the LNG Tanker during loading, all in accordance with the terms of Exhibit A.

13.6	Samples for Quality Analysis

Representative samples of the delivered LNG shall be obtained by Seller as provided in Exhibit A.

13.7	Quality Analysis

The samples referred to in Section 13.6 shall be analyzed in accordance with the terms of Exhibit A, in order to determine the molar fractions of the hydrocarbons and components in the sample.

13.8	Operating Procedures

13.8.1	Prior to carrying out measurements, gauging and analyses hereunder, the Party responsible for such operations shall notify the designated representative(s) of the other Party, allowing such representative(s) a reasonable opportunity to be present for all operations and computations; provided, however, that the absence of such representative(s) after notification and reasonable opportunity to attend shall not affect the validity of any operation or computation thereupon performed.

13.8.2	At the request of either Party, any measurements, gauging and/or analyses provided for in Sections 13.5, 13.6, 13.7 and 13.10.1 shall be witnessed and verified by an independent surveyor agreed in writing by the Parties. The results of verifications and records of measurement shall be maintained in accordance with the terms of Exhibit A.

13.9	MMBtu Quantity Delivered

The number of MMBtus sold and delivered shall be calculated at the Delivery Point by Seller and witnessed and verified by an independent surveyor agreed in writing by the Parties following the procedures set forth in Exhibit A.

13.10	Verification of Accuracy and Correction for Error

13.10.1	Each Party shall test and verify the accuracy of its devices at intervals to be agreed between the Parties. In the case of gauging devices of the LNG Tanker, such tests and verifications shall take place during each scheduled dry-docking, provided that the interval between such dry dockings shall not exceed five (5) years. Indications from any redundant determining devices should be reported to the Parties for verification purposes. Each Party shall have the right to inspect and if a Party reasonably questions the accuracy of any device, to require the testing or verification of the accuracy of such device in accordance with the terms of Exhibit A.

13.10.2	Permissible tolerances of the measurement, gauging and testing devices shall be as described in Exhibit A.

13.11	Costs and Expenses

13.11.1	Except as provided in this Section 13.11, all costs and expenses for testing and verifying measurement, gauging or testing devices shall be borne by the Party whose devices are being tested and verified; provided, however, that representatives of the Parties attending such tests and verifications shall do so at the cost and risk of the Party they represent.

13.11.2	In the event that a Party inspects or requests the testing/verification of any of the other Party’s devices on an exceptional basis in each case as provided in Section 13.10.1, the Party requesting the testing/verification shall bear all costs thereof; provided, however, that in the event that such testing or verification discloses that the other Party’s devices fail to comply with the requirements of this Agreement, all costs and expenses for such testing and verification of the devices that failed to comply shall be borne by the Party whose devices were tested.

13.11.3	The costs of the independent surveyor:

(a)	requested by a Party in accordance with Section 13.8.2 or paragraph 3(a) of Exhibit A shall be borne by the requesting Party; and

(b)	referred to in Section 13.9 shall be borne equally by Buyer and Seller.

14.	Force Majeure and Upstream FM

14.1	Force Majeure

Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement if and to the extent such delay or failure is a result of Force Majeure. To the extent that the Party so affected fails to use commercially reasonable efforts to overcome or mitigate the effects of such events of Force Majeure, it shall not be excused for any delay or failure in performance that would have been avoided by using such commercially reasonable efforts. Subject to the provisions of this Section 14, the term “Force Majeure” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence by, the Party claiming Force Majeure or an Affiliate of the Party claiming Force Majeure, such Party and, as applicable, its Affiliate having observed a standard of conduct that is consistent with a Reasonable and Prudent Operator, and that prevents or delays in whole or in part such Party’s performance of one or more of its obligations under this Agreement.

14.1.1	Force Majeure may include circumstances of the following kind, provided that such circumstances satisfy the definition of Force Majeure set forth above:

(a)	acts of God, a Governmental Authority, or a public enemy;

(b)	subject to Section 14.7, strikes, lockout, or other industrial action;

(c)	wars, blockades or civil disturbances of any kind; epidemics, actual or reasonably forecasted adverse weather or sea conditions, fires, explosions, arrests and restraints of governments or people, acts of terrorism, acts of piracy and serious threat of piracy;

(d)	the breakdown or failure of, freezing of, breakage or accident to, or the necessity for making repairs or alterations to any facilities or equipment;

(e)	in respect of Seller, loss of, accidental damage to, or inaccessibility to or inoperability of (i) the Driftwood LNG Terminal or any Connecting Pipeline or (ii) the liquefaction and loading facilities at any alternate source pursuant to Section 3.1.2 and any Gas pipeline as may be directly interconnected thereto , and subject to Section 14.2.4;

(f)	in respect of Buyer, events affecting the ability of any LNG Tanker to receive and transport LNG including the unavailability of tug services, subject to Section 14.2.3; and

(g)	the withdrawal, denial, or expiration of, or failure to obtain, any Approval.

14.1.2	Nothing in this Section 14.1 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Force Majeure.

14.2	Limitations on Force Majeure

14.2.1	Indemnity and Payment Obligations. Notwithstanding Section 14.1, no Force Majeure shall relieve, suspend, or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement.

14.2.2	Events Not Force Majeure. Without prejudice to Seller’s rights hereunder in respect of events of Upstream FM, the following events shall not constitute Force Majeure:

(a)	a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(b)	the unavailability of, or any event affecting, any facilities at or associated with any loading port or unloading port (or downstream of an unloading port) other than the Driftwood LNG Terminal or any alternate source agreed by the Parties pursuant to Section 3.1.2;

(c)	the ability of Seller or Buyer to obtain better economic terms for LNG or Gas from an alternative supplier or buyer, as applicable;

(d)	changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of any of Buyer’s or Seller’s Gas, LNG or electric power markets;

(e)	breakdown or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment;

(f)	the non-availability or lack of economically obtainable Gas reserves;

(g)	in the case of Seller, any event arising from an action or omission of (i) any Affiliate of Seller, (ii) the contractor or sub-contractor or agent of Seller or Affiliate of Seller, or (iii) the operator of the Driftwood LNG Terminal, in each case to the extent that, had Seller taken such action or experienced such event, such event would not constitute Force Majeure pursuant to the provisions of this Section 14;

(h)	in the case of Buyer, any event arising from an action or omission of (i) any Affiliate of Buyer, (ii) any customer of Buyer scheduled to take delivery of LNG from Buyer at the Driftwood LNG Terminal, (iii) the contractor or sub-contractor or agent of Buyer or Affiliate of Buyer, (iv) the operator of any part of any Discharge Terminal or (v) any Transporter, in each case to the extent that, had Buyer taken such action or experienced such event, such event would not constitute Force Majeure pursuant to the provisions of this Section 14; and

(i)	the loss of interruptible or secondary firm transportation service on a Connecting Pipeline or any pipeline upstream of a Connecting Pipeline unless the cause of such loss was an event that would satisfy the definition of Force Majeure hereunder and primary in-the-path transportation service on such pipeline was also interrupted as a result of such event.

14.2.3	LNG Tankers.

(a)	Force Majeure relief in respect of Buyer for an event described in Section 14.1.1(f) affecting a specific LNG Tanker shall only be available with respect to cargoes that are scheduled to be transported on such LNG Tanker in the applicable Ninety Day Schedule or ADP for such Contract Year, or (to the extent that the ADP for the following Contract Year has been issued by Seller) in the ADP for the following Contract Year.

(b)	With respect to any particular cargo, Buyer shall not be entitled to claim Force Majeure relief for an event affecting the LNG Tanker nominated for such cargo if such LNG Tanker was affected by, or should reasonably have been expected by Buyer or its customer utilizing such LNG Tanker (in each case acting as a Reasonable and Prudent Operator) to be affected by, such Force Majeure event at the time it was nominated by Buyer pursuant to Section 8.1.2 or Section 8.3, as applicable, for the relevant cargo.

14.2.4	Alternative Sources. Force Majeure relief in respect of Seller for an event described in Section 14.1.1(e) affecting an alternate LNG source or facility thereat agreed between the Parties pursuant to Section 3.1.2 shall (a) only be available with respect to the cargo that is scheduled to be loaded at the Loading Port of such facility in the ADP or applicable Ninety Day Schedule for such Contract Year or, to the extent that the ADP for the following Contract Year has been issued, in the ADP for such following Contract Year and (b) not be available for an event affecting such alternate LNG source or facility thereat if such alternate LNG source or facility thereat was affected by such Force Majeure at the time it was nominated by Seller pursuant to Section 3.1.2 for the applicable cargo.

14.3	Upstream FM

14.3.1	The Parties recognize that Seller’s obligation to make available LNG to Buyer is dependent upon one or more of Seller’s Affiliates owning or contracting for the Upstream Assets; provided, however, that the ownership or contracting by one or more of Seller’s Affiliates of the Upstream Assets shall not be a condition precedent under Section 2.3 to the effectiveness of this Agreement. Subject to Sections 14.3.2, 14.3.4 and 14.3.6, and irrespective of Seller’s ability to otherwise perform under this Agreement, Seller shall have no obligation to make available any cargo with a Delivery Window scheduled in the ADP or Ninety Day Schedule, as applicable, to occur during Upstream FM claimed by Seller (each such cargo, an “Upstream FM Cargo”). The operator of the affected Upstream Assets shall not have any obligation to purchase any Gas in order to overcome or mitigate the effects of an event of Upstream FM. Seller and its Affiliates shall not have any obligation to purchase or take delivery of Gas or LNG to make available Upstream FM Cargoes, other than Gas to produce Upstream FM Cargoes that Buyer has elected to take on a Henry Hub basis pursuant to Section 14.3.4, in order to overcome or mitigate the effects of an event of Upstream FM. The term “Upstream FM” shall mean any act, event or circumstance that is not reasonably within the control of and does not result from the fault or negligence of Seller, its Affiliates, or the operator of the affected Upstream Assets, that would not have been avoided or overcome by a Reasonable and Prudent Operator operating the affected Upstream Assets, and that, for at least seven (7) consecutive Days, results in the total daily quantity of Gas deliveries from the Upstream Assets prior to or at Liquid Trading Points being reduced from a quantity that was sufficient to meet or exceed the Threshold Quantity; where “Threshold Quantity” means a quantity equal to (a) the total daily quantity of feed Gas required at the Gas metering station of the Driftwood LNG Terminal to produce LNG for the Foundation Customers, multiplied by (b) one hundred five percent (105%). The non-availability or lack of economically obtainable gas reserves shall not constitute Upstream FM.

14.3.2	Seller shall provide notice to Buyer of any Upstream FM claimed by Seller. In its notice, Seller shall specify each Upstream FM Cargo claimed at that time by Seller. From time to time thereafter, Seller may provide additional notices to specify any additional Upstream FM Cargoes claimed by Seller at the time of such notices. Seller’s notices specifying Upstream FM Cargoes claimed by Seller shall only include cargoes with Delivery Windows that commence no earlier than one hundred and twenty (120) hours after the time Seller provides such notice. Seller shall provide notice to Buyer at the time Seller ends its claim of Upstream FM.

14.3.3	If, in connection with any Upstream FM claimed by Seller, Seller or its Affiliates have received any force majeure notices from operators of the Upstream Assets, Seller shall promptly provide a copy of each such force majeure notice to Buyer.

14.3.4	Notwithstanding Section 14.3.1, Buyer shall have the right to elect to take, on a Henry Hub basis, one or more Upstream FM Cargoes if Buyer provides notice of such election to Seller by the later of (i) forty-eight (48) hours of Seller providing notice pursuant to Section 14.3.2 claiming such LNG cargo(es) as Upstream FM Cargo(es) and (ii) five (5) Days prior to the applicable Delivery Window. If Buyer makes such election by such deadline, then (a) Seller shall not be excused, due to Upstream FM, from making available each such Upstream FM Cargo that Buyer has elected to take on a Henry Hub basis, (b) Buyer shall take and pay for each such Upstream FM Cargo and (c) the CSP (expressed in USD per MMBtu rounded to two decimal places) for each such Upstream FM Cargo for all purposes of this Agreement, including Sections 5.6 and 5.7 if applicable, shall be as follows:

CSP = ([***] x HH) + US$[***]/MMBtu

where:

“HH” or “Henry Hub” means the final settlement price (in USD per MMBtu) for the New York Mercantile Exchange’s Henry Hub natural gas futures contract for the Month in which the Delivery Window of the relevant Upstream FM Cargo is scheduled to begin in accordance with the ADP or Ninety Day Schedule, as applicable.

Buyer’s election pursuant to this Section 14.3.4 in respect of a given Upstream FM Cargo shall be irrevocable. If Buyer fails to notify Seller of Buyer’s election by the deadline specified in this Section 14.3.4 in respect of a given Upstream FM Cargo, then Buyer shall be deemed to have elected not to take the Upstream FM Cargo on a Henry Hub basis and shall not be entitled to take the Upstream FM Cargo. If Buyer elects not to take, or is deemed to have elected not to take, any Upstream FM Cargo on a Henry Hub basis, Seller shall be free to dispose of the Upstream FM Cargo at its sole discretion, without compensation to Buyer.

14.3.5	During the occurrence of Upstream FM claimed by Seller, Seller shall cause its Affiliates that own or contract for Upstream Assets to use commercially reasonable efforts to overcome or mitigate the effects of the Upstream FM.

14.3.6	Seller shall comply with the Foundation Customer Priority in allocating any LNG that is made available at the Driftwood LNG Terminal during the occurrence of Upstream FM claimed by Seller (other than LNG made available on a Henry Hub basis to any Foundation Customer), commencing one hundred and twenty (120) hours after Seller provides notice to Buyer claiming such Upstream FM.

14.3.7	Where Seller has claimed Upstream FM in accordance with Section 14.3.2, and Seller (i) elects to purchase or take delivery of Gas or LNG to make available (other than as a result of Buyer’s election in Section 14.3.4), or (ii) cures in whole or in part the effects of such Upstream FM in respect of, at least one (1) Upstream FM Cargo, Seller shall no longer be entitled to rely on such claim of Upstream FM, nor the event or circumstance which gave rise to such claim of Upstream FM for any subsequent LNG cargo.

14.4	Notification

A Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Force Majeure event that prevents, interferes with or delays the performance by Seller or Buyer, in whole or in part, of any of its obligations under this Agreement, or the occurrence of an Upstream FM claim by Seller (to the extent the substance of the following notice is not already included in any notice provided under Section 14.3), the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

14.4.1	the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

14.4.2	the particulars of the program to be implemented to resume normal performance under this Agreement;

14.4.3	the anticipated quantity of LNG scheduled in the ADP for a Contract Year that will not be made available or taken, as the case may be, by reason of Force Majeure or Upstream FM, as applicable; and

14.4.4	in the case of Upstream FM, such supporting information as may be required by Buyer (acting reasonably) to demonstrate the occurrence of an Upstream FM in accordance with Section 14.3.1.

Such notices shall thereafter be updated at least monthly during the period of such claimed Force Majeure or Upstream FM (as applicable) specifying the actions being taken to remedy the circumstances causing such Force Majeure or Upstream FM (as applicable). For clarity, and without prejudice to Section 14.3.7, neither Party shall be obligated to claim Force Majeure or Upstream FM (as applicable) in respect of any particular event or circumstance, and neither Party shall be restricted from ending its claim of Force Majeure or Upstream FM (as applicable) regardless of any particular event or circumstance.

14.5	Measures

Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Force Majeure or event of Upstream FM.

14.6	No Extension of Term

The Term shall not be extended as a result of or by the duration of an event of Force Majeure or event of Upstream FM.

14.7	Settlement of Industrial Disturbances

Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

14.8	Foundation Customer Priority

Notwithstanding any other provision in this Section 14, during any event of Force Majeure affecting Seller, Seller shall apportion the remaining LNG available for loading at the Driftwood LNG Terminal according to the Foundation Customer Priority. “Foundation Customer Priority” means that Buyer and other Foundation Customers will receive priority for receiving the remaining LNG available for loading at the Driftwood LNG Terminal in the following manner: all such LNG will be allocated, to Buyer based upon the proportionate share of Buyer’s AACQ to the sum of all Foundation Customers’ adjusted annual contract quantities (including Buyer’s AACQ), and to each other Foundation Customer based upon the proportionate share of such Foundation Customer’s adjusted annual contract quantity to the sum of all Foundation Customers’ adjusted annual contract quantities (including Buyer’s AACQ), in each case, without regard to whether the underlying event affects Plant 1, Plant 2 or any other Plant.

15.	Liabilities and Indemnification

15.1	General

Subject to Section 15.2, and without prejudice to any indemnity provided under this Agreement, Seller shall be liable to Buyer, and Buyer shall be liable to Seller for any loss which has been suffered as a result of the breach by the Party liable of any one or more of its obligations under this Agreement, to the extent that the Party liable should reasonably have foreseen the loss.

15.2	Limitations on Liability

15.2.1	Incidental and Consequential Losses. Neither Party shall be liable to the other Party hereunder as a result of any act or omission in the course of or in connection with the performance of this Agreement, for or in respect of:

(a)	without prejudice to Sections 5.6.5, 5.7.8, 7.12.3, and 7.12.4, any indirect, incidental, consequential, punitive or exemplary losses;

(b)	without prejudice to Sections 5.6.5, 5.7.8, 7.12.3, and 7.12.4, any loss of income or profits, lost or increased production costs, shutdown or loss of production, loss of use, loss of contract or loss of goodwill or business interruption;

(c)	except as expressly provided in this Agreement, any failure of performance or delay in performance to the extent relieved by the application of Force Majeure or Upstream FM in accordance with Section 14; or

(d)	except as expressly provided in this Agreement, any losses arising from any claim, demand or action made or brought against the other Party by a Third Party.

15.2.2	Exclusive Remedies. A Party’s sole liability, and the other Party’s exclusive remedy, arising under or in connection with Sections 5.6, 5.7, 7.12.3, 7.12.4, 7.13.2(c) and 12.3 and this Section 15 shall be as set forth in each such provision, respectively.

15.2.3	Liquidated Damages. The Parties agree that it would be impracticable to determine accurately the extent of the loss, damage and expenditure that either Party would have in the circumstances described in Sections 5.6, 5.7, 7.12.3 and 7.12.4. Accordingly, the Parties have estimated and agreed in advance that the sole liability, and exclusive remedy for such circumstances shall be as provided in those Sections, and neither Party shall have additional liability as a result of any such circumstances. Each amount described in or determined by the provisions of Sections 5.6, 5.7, 7.12.3 and 7.12.4 is intended to represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance. Each Party waives any right to claim or assert, in any arbitration or expert determination pursuant to Section 20 in any action with respect to this Agreement, that any of the exclusive remedies set forth in Sections 5.6, 5.7, 7.12.3 and 7.12.4 do not represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance or otherwise are not valid and enforceable damages.

15.2.4	Express Remedies. The Parties agree that Section 15.2.1 shall not impair a Party’s obligation to pay the amounts specified in, or the validity of or limitations imposed by, Sections 5.6, 5.7, 7.12.3, 7.12.4, 7.13.2(c) and 12.3. Neither Party shall have a right to make a claim for actual damages (whether direct or indirect) or other non-specified damages under any circumstances for which an express remedy or measure of damages is provided in this Agreement.

15.2.5	Remedies in Contract. Except with respect to claims for injunctive relief under Sections 18 and 20.1.11, a Party’s sole remedy against the other Party for nonperformance or breach of this Agreement or for any other claim of whatsoever nature arising out of or in relation to this Agreement shall be in contract and no Party shall be liable to another Party (or its Affiliates and contractors and their respective members, directors, officers, employees and agents) in respect of any damages or losses suffered or claims which arise out of, under or in any alleged breach of statutory duty or tortious act or omission or otherwise.

15.2.6	Seller Aggregate Liability for Certain Events.

(a)	Notwithstanding any provision herein to the contrary, the maximum Seller Aggregate Liability as of any given date in respect of any occurrence or series of occurrences shall not exceed the Seller Liability Cap.

(b)	“Seller Aggregate Liability” shall mean, as of any date of determination, any and all liability of Seller to Buyer under this Agreement, excluding (i) any Seller liabilities under this Agreement for which Seller has already made payment to Buyer as of such date, (ii) any liability caused by the gross negligence or willful misconduct of Seller or any Affiliate of Seller, and (iii) any liability of Seller pursuant to Section 25.

(c)	The “Seller Liability Cap”, as of any given time of determination, shall be an amount (in USD) equal to USD [***] (US$[***]).

15.2.7	Buyer Liability Cap.

(a)	Notwithstanding any provision herein to the contrary, the maximum Buyer Aggregate Liability as of any given date in respect of any occurrence or series of occurrences shall not exceed the Buyer Liability Cap.

(b)	“Buyer Aggregate Liability” shall mean, as of any date of determination, any and all liability of Buyer to Seller under this Agreement, excluding (i) any Buyer liabilities under this Agreement for which Buyer has already made payment to Seller as of such date, (ii) any liability caused by the gross negligence or willful misconduct of Buyer or any Affiliate of Buyer, (iii) any amounts related to the indemnity obligation of Buyer set forth in Section 7.7.1, and (iv) any liability of Buyer pursuant to Section 25.

(c)	The “Buyer Liability Cap”, as of any given time of determination, shall be an amount (in USD) equal to USD [***] (US$[***]).

15.2.8	EXCEPT FOR WARRANTIES OF (I) TITLE AND (II) NO LIENS OR ENCUMBRANCES, AND SUBJECT TO THE PROVISIONS OF THIS AGREEMENT CONCERNING THE QUALITY OF LNG TO BE DELIVERED UNDER THIS AGREEMENT, SELLER EXPRESSLY NEGATES ANY WARRANTY WITH RESPECT TO LNG DELIVERED UNDER THIS AGREEMENT, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY WITH RESPECT TO CONFORMITY TO SAMPLES, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

15.3	Buyer’s Credit; Credit Support

15.3.1	Buyer shall at all times maintain an Acceptable Credit Rating or provide or cause to be provided a Guaranty to Seller.

15.3.2	In the event that the Buyer is unable to comply with the requirements of Section 15.3.1, or a guarantor that has provided a guaranty hereunder no longer has an Acceptable Credit Rating or is otherwise no longer an Acceptable Guarantor, Buyer shall provide or cause to be provided to Seller either:

(a)	a replacement Guaranty; or

(b)	an alternative credit support reasonably acceptable to Seller at all times.

Any Guaranty or alternative credit support required to be delivered to Seller pursuant to this Section 15.3.2 shall be delivered within thirty (30) Days of such requirement arising.

15.3.3	If Buyer, or a guarantor that has provided a guaranty hereunder on behalf of Buyer, merges or consolidates, sells, assigns, transfers, conveys or otherwise disposes of, whether such disposition is voluntary, involuntary or by merger, consolidation, dissolution, operation of Applicable Law or any other manner, all or substantially all of its assets, or novates or assigns this Agreement or the guaranty, as applicable, then the surviving entity, asset purchaser or assignee, as the case may be, shall assume in writing or by operation of law the obligations of Buyer or Buyer’s guarantor, as applicable. In the event the foregoing conditions are not satisfied, Buyer shall provide or cause to be provided a replacement Guaranty, or if unable to comply with the requirements of a Guaranty because no Guarantor exists, an alternative credit support reasonably acceptable to Seller at all times. Any Guaranty or alternative credit support required to be delivered to Seller pursuant to this Section 15.3.3 shall be delivered within thirty (30) Days of such requirement arising.

15.4	Third Party Liability

With respect to Third Party liabilities:

(a)	If any Third Party shall notify either Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 15 or elsewhere in this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

(b)	The Indemnifying Party will have the right to defend against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) Days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)	So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 15.4(b): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d)	In the event any of the conditions in Section 15.4(b) is or becomes unsatisfied, or a conflict arises, with regard to the Third Party Claim, between the Indemnified Party and the Indemnifying Party in respect of such Third Party Claim the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(e)	If either Party gives notice to the other Party of a Third Party Claim pursuant to the provisions of Section 15.4(a) and the notified Party does not give notice that it will indemnify the notifying Party in the manner set out in Section 15.4(b), the notifying Party shall nevertheless send copies of all pleadings and other documents filed in any such Third Party lawsuit to the notified Party and such notified Party may have the right to participate in the defense of the Third Party Claim in any manner permitted by Applicable Law.

15.5	Seller’s Insurance

15.5.1	Seller shall obtain and maintain or cause to be obtained and maintained:

(a)	insurance for the Driftwood LNG Terminal to the extent required by Applicable Law, and

(b)	additional insurance, as is reasonably necessary and available on reasonable commercial terms, against such other risks and at such levels as a Reasonable and Prudent Operator of a liquefaction terminal would obtain.

15.5.2	Seller shall obtain or cause to be obtained the insurance required by Section 15.5.1 from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves. Seller shall exercise its best efforts, or shall cause the applicable insured Person to use its best efforts, to collect any amount due under such insurance policies.

15.6	Buyer’s Insurance

Buyer shall ensure that insurances are procured and maintained for each LNG Tanker in accordance with the following provisions. In all cases, such insurance shall establish insurance coverages consistent with insurances to the standards which a ship owner operating reputable LNG vessels, as a Reasonable and Prudent Operator, should observe in insuring LNG vessels of similar type, size, age and trade as such LNG Tanker. In this regard:

(a)	Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters; and

(b)	Protection & Indemnity Insurance (“P&I Insurance”) shall be placed and maintained with full P&I indemnity cover in the ordinary course from a P&I Club, and such LNG Tanker shall be entered for insurance with a P&I Club, including pollution liability standard for LNG vessel and Certificate of Financial Responsibility.

16.	Safety

16.1	General

The Parties recognize the importance of securing and maintaining safety in all matters contemplated in this Agreement, including the construction and operation of their respective facilities and the LNG Tankers and transportation of LNG. It is their respective intentions to secure and maintain high standards of safety in accordance with International Standards and the generally accepted standards prevailing in the LNG and LNG transportation industries from time to time.

16.2	Third Parties

Both Parties shall use reasonable efforts to ensure that their respective employees, agents, operators, Transporter, contractors and suppliers shall have due regard to safety and abide by the relevant regulations while they are performing work and services in connection with the performance of this Agreement, including such work and services performed within and around the area of the Driftwood LNG Terminal and on board the LNG Tankers.

17.	Exchange of Information

The Parties shall maintain close communication and mutually provide and shall use reasonable efforts to exchange available information directly relevant to the fulfillment of the terms and conditions of this Agreement.

18.	Confidentiality

18.1	Duty of Confidentiality

The (i) terms of this Agreement and (ii) any information disclosed by either Party to the other Party in connection with this Agreement which is not:

(a)	already known to the recipient from sources other than the other Party;

(b)	already in the public domain (other than as a result of a breach of the terms of this Section 18.1); or

(c)	independently developed by the recipient;

shall be “Confidential Information” and shall, unless otherwise agreed in writing by the disclosing Party, be kept confidential and shall not be used by the receiving Party other than for a purpose connected with this Agreement or, except as provided below, disclosed to Third Parties by the receiving Party. The Parties recognize that persons authorized to review the Confidential Information under Section 18.2 may form mental impressions (i.e., impressions not written or otherwise reduced to a record) regarding the Confidential Information. The use of these mental impressions by such persons shall not be a violation of the restriction contained in this Section 18.1.

18.2	Permitted Disclosures

18.2.1	The Confidential Information, which either Party receives from the other, may be disclosed by such Party:

(a)	to any Person who is such Party’s legal counsel, other professional consultant or adviser, Transporter, insurer, accountant or construction contractor; provided that such disclosure is solely to assist the purpose for which such Person was so engaged;

(b)	to the operators of the Upstream Assets or Gas suppliers to Seller;

(c)	if required and to the extent required by the rules of any recognized stock exchange or agency established in connection therewith upon which the securities of such Party or a company falling within Section 18.2.1(g) are quoted;

(d)	as may be required under federal or state securities or “Blue Sky” Applicable Laws;

(e)	if required and to the extent required by the U.S. Department of Energy;

(f)	without limiting Section 18.2.1(d) or (e), if required and to the extent required by any Applicable Laws, or such Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority or any other process) to disclose such information, or to the extent necessary to enforce Section 20.1 or 20.2 or any arbitration award or binding decision of an Expert (including by filing Confidential Information in proceedings before a court or other competent judicial authority) or to enforce other rights of a party to the Dispute; provided that such Party shall, to the extent practicable, give prior notice to the other Party of the requirement and the terms thereof and shall cooperate with the other Party to minimize the disclosure of the information , seek a protective order or other appropriate remedy , and if such protective order or other remedy is not obtained , then such Party will furnish only that portion of such information that it is legally required to furnish;

(g)	to any of its Affiliates or shareholders (or any company involved in the provision of advice to any such Affiliate or shareholder for the purposes of this Agreement) and any employee of that Party or of a company to which disclosure is permitted pursuant to this Section 18.2.1(g);

(h)	to any bona fide intended assignees of a Party’s interests under this Agreement;

(i)	to any Third Party as reasonably necessary for the performance of a Party’s obligations under this Agreement;

(j)	to any arbitrator appointed in accordance with Section 20.1.4, to any Expert appointed pursuant to Section 20.2.1, or to any other party to an arbitration or Expert proceeding arising under or in connection with this Agreement, or to any witnesses appearing in an arbitration under Section 20.1 or in an Expert proceeding under Section 20.2; or

(k)	to any Person reasonably required to see such Confidential Information, including the Lenders, in connection with any bona fide financing or offering or sale of securities by Seller, Driftwood, Buyer or any Affiliate or shareholder of any of the foregoing, to comply with the disclosure or other requirements of Applicable Law or of financial institutions or other participants (including rating agencies) in such financing, offering or sale.

18.2.2	The Party making the disclosure shall ensure that any Person listed in Section 18.2.1(a), (g), (h), (i), (j) or (k) to which it makes the disclosure (excluding any legal counsel, arbitrator or Expert already bound by confidentiality obligations) undertakes to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in Section 18.1. In the case of a disclosure to an employee made in accordance with Section 18.2.1(g), the undertaking shall be given by the company on its own behalf and in respect of all its employees.

18.2.3	Seller may disclose to other Driftwood LNG Terminal buyers Confidential Information related to scheduling, operations or other technical information to comply with Seller’s performance of Section 8, but only to the extent necessary to ensure the effective implementation thereof.

18.2.4	No press release concerning the execution of this Agreement or resolution of any Disputes shall be issued unless agreed by the Parties.

18.3	Confidential Information Remedy

The Parties acknowledge that breach of the provisions of this Section 18 shall cause irreparable injury for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Parties agree that the provisions of this Section 18 may be enforced by specific performance and that the non-breaching Party shall be entitled to injunctive relief (without posting any bond or other security) in order to enforce the provisions of this Section 18. Any such relief shall be in addition to, and not in lieu of, any legal or equitable damages available to such Party.

18.4	Duration of Confidentiality

The foregoing obligations with respect to the Confidential Information shall remain in effect for three (3) years after this Agreement is terminated or expires.

19.	Default and Termination

19.1	Right to Suspend Performance

19.1.1	Seller Right to Suspend. If (A) Seller has not received payment in respect of any amounts due under any invoice(s) under this Agreement totaling in excess of USD [***] (US$[***]) within five (5) Business Days after the due date thereof, or (B) Buyer is not in compliance with Section 15.3, then without prejudice to any other rights and remedies of Seller arising under this Agreement or by Applicable Laws or otherwise, upon giving five (5) Business Days’ notice to Buyer:

(a)	Seller may suspend delivery of any or all subsequent cargoes until (i) the amounts outstanding under such invoice(s) and interest thereon have been paid in full, or (ii) Buyer is in compliance with Section 15.3, as the case may be.

(b)	In the event of such suspension, Buyer shall not be relieved of any of its obligations under this Agreement, and the provisions of Sections 5.7.2 to 5.7.7 shall apply with respect to each cargo scheduled in the ADP or Ninety Day Schedule which is not delivered during the suspension.

(c)	During the period that such suspension is effective, Seller shall have no obligation to make available LNG to Buyer.

19.1.2	Buyer Right to Suspend. Without prejudice to its rights under the Termination Event set out in Section 19.2.1, if a Bankruptcy Event has occurred with respect to Seller, Buyer shall be entitled to suspend by written notice to Seller the performance of its obligations under this Agreement to take and pay for LNG, until such Bankruptcy Event is no longer occurring with respect to Seller. Buyer’s right to suspend shall not excuse Buyer from paying for LNG taken prior to the suspension.

19.2	Termination Events

The following circumstances (each, a “Termination Event”) shall give rise to the right of termination by the Party so indicated:

19.2.1	in respect of (a) Seller, if a Bankruptcy Event has occurred with respect to Buyer or a guarantor that has provided a guaranty hereunder on behalf of Buyer, and (b) Buyer, if a Bankruptcy Event has occurred with respect to Seller;

19.2.2	in respect of either Party, if the other Party fails to pay or cause to be paid any amount or amounts in the aggregate due in connection with this Agreement that are in excess of USD [***] (US$[***]), for a period of ten (10) Days or more following the due date of the relevant invoice;

19.2.3	in respect of either Party, violation of Section 25.2.1(i) or 25.4(b) by the other Party;

19.2.4	in respect of either Party, in accordance with Section 2.3.4;

19.2.5	in respect of Seller, if Buyer fails to comply with Section 15.3 or 21;

19.2.6	in respect of Seller, if (a) Buyer or any guarantor under any guaranty delivered to Seller pursuant to the terms of this Agreement fails to execute any Direct Agreement with Seller’s, Seller’s Affiliate’s, Tellurian Inc.’s or Driftwood’s Lenders within sixty (60) Days after Seller’s request thereof, provided that such Direct Agreement complies with the requirements in Section 21.4.2, or (b) in connection with any financing, Buyer fails to provide to the Lenders and the Lenders’ Agent any legal opinion that complies with the requirements in Section 21.4.1 within sixty (60) Days after Seller’s request thereof;

19.2.7	in respect of Buyer, if (a) Seller has declared Force Majeure or claimed Upstream FM one (1) or more times and the interruptions resulting from such Force Majeure and Upstream FM total twenty-four (24) Months during any thirty-six (36) Month period, and (b) such Force Majeure and Upstream FM have resulted in Seller not making available [***] percent ([***]%) or more of the annualized ACQ during such periods of Force Majeure and Upstream FM, collectively (provided that LNG that Buyer elects to take on a Henry Hub basis pursuant to Section 14.3.4 and that Seller makes available shall be considered made available for the purposes of this Section 19.2.7(b));

19.2.8	in respect of Seller, if (a) Buyer has declared Force Majeure one (1) or more times and the interruptions resulting from such Force Majeure total twenty-four (24) Months during any thirty-six (36) Month period, and (b) such Force Majeure has resulted in Buyer not taking [***] percent ([***]%) or more of the annualized ACQ during such periods of Force Majeure (provided that LNG that Buyer elects to take on a Henry Hub basis pursuant to Section 14.3.4 and that Buyer takes shall be considered taken for the purposes of this Section 19.2.8(b));

19.2.9	in respect of either Party, pursuant to the terms of Section 4.4.2 as applicable to such Party;

19.2.10	in respect of either Party, violation of Section 25.1 by the other Party;

19.2.11	in respect of Buyer, and except as otherwise agreed by the Parties in writing, if Seller fails to make available (as such obligation for any cargo is set forth in Section 5.6.1) and is not deemed to make available [***] percent ([***]%) of the cargoes scheduled in any given twelve (12) Month period (provided that LNG that Buyer elects to take on an HH basis pursuant to Section 14.3.4 and that Seller makes available shall be considered made available for the purposes of this Section 19.2.11);

19.2.12	in respect of Seller, and except as otherwise agreed by the Parties in writing, if Buyer fails to take (as such obligation for any cargo is set forth in Section 5.7.1) [***] percent ([***]%) of the cargoes scheduled in any given twelve (12) Month period (provided that LNG that Buyer elects to take on an HH basis pursuant to Section 14.3.4 and that Buyer takes shall be considered taken for the purposes of this Section 19.2.12);

19.2.13	in respect of Buyer, if, prior to the application of Section 15.2.6(a), Seller Aggregate Liability exceeds the Seller Liability Cap; and

19.2.14	in respect of Seller, if, prior to the application of Section 15.2.7(a), Buyer Aggregate Liability exceeds the Buyer Liability Cap.

19.3	Termination

19.3.1	Notice of Termination. Upon the occurrence of any Termination Event, the Party which has the right under Section 19.2 to terminate this Agreement (“Terminating Party”) may give notice thereof to the other Party, specifying in reasonable detail the nature of such Termination Event.

19.3.2	Timing. Except with respect to the Termination Events described in Section 19.3.3 and 19.3.4 at any time after the expiry of a period of forty-five (45) Days after the Terminating Party gave notice of a Termination Event pursuant to Section 19.3.1, unless the circumstances constituting the Termination Event have been fully remedied or have ceased to apply, the Terminating Party may terminate this Agreement with immediate effect by giving notice of such termination to the other Party.

19.3.3	Certain Events. Upon the occurrence of a Termination Event described in Section 19.2.1, 19.2.3, 19.2.5, 19.2.6, 19.2.7, 19.2.8, 19.2.9, 19.2.10, 19.2.11, or 19.2.12, the Terminating Party’s notice pursuant to Section 19.3.1 shall terminate this Agreement immediately.

19.3.4	Liability Cap. In the case of a Termination Event under Section 19.2.13 or 19.2.14, if:

(a)	the non-defaulting Party has provided notice specifying such Termination Event to the defaulting Party;

(b)	within forty (40) Days after receipt by the defaulting Party of such notice, the event has not been resolved by the defaulting Party (i) paying to the non-defaulting Party an amount equal to the amount by which Seller Aggregate Liability (prior to the application of Section 15.2.6(a)) or Buyer Aggregate Liability (prior to the application of Section 15.2.7(a)), as applicable, exceeds the Seller Liability Cap or Buyer Liability Cap, as applicable, and (ii) executing (together with the applicable non-defaulting Party) an amendment to this Agreement to increase the Seller Liability Cap or Buyer Liability Cap, as applicable, by an additional [***] percent ([***]%); provided, however, that the cure period under this Section 19.3.4(b) shall apply only to the first time that such Termination Event arises under this Agreement in respect of a given defaulting Party and shall not apply in the case of subsequent times that a Termination Event arises under Section 19.2.13 or 19.2.14 in respect of the same Party; and

(c)	the non-defaulting Party issues a termination notice, in the case of the first time a Termination Event arises under Section 19.2.13 or 19.2.14, as applicable, in respect of the defaulting Party, not earlier than the expiration of the cure period provided in Section 19.3.4(b) and not later than ninety (90) Days after such expiration, and in the case of any subsequent time that such Termination Event arises under this Agreement, not later than ninety (90) Days after the non-defaulting Party’s notice pursuant to Section 19.3.4(a), then upon issuance of such termination notice under Section 19.3.4(c) this Agreement shall terminate with immediate effect.

19.4	Rights Accrued Prior to Termination

Termination of this Agreement shall be without prejudice to:

(a)	the rights and liabilities of the Parties accrued prior to or as a result of such termination; and

(b)	claims for breaches of Section 18 that occur during the three (3) year period after termination of this Agreement.

19.5	Final Reconciliation

Within sixty (60) Days after expiration of the Term or the earlier termination of this Agreement, Seller and Buyer shall determine the amount of any final settlement payment. Seller shall send a statement to Buyer, or Buyer shall send a statement to Seller, as the case may be, for any final settlement payment due. Seller or Buyer, as the case may be, shall pay such amount no later than twenty (20) Business Days after the date of receipt of such statement.

19.6	Survival

The following provisions shall survive expiration or termination of this Agreement: Sections 1, 7.7.2, 7.7.3, 9, 10, 11, 13.8.2, 15.1, 15.2, 15.3, 15.4, 18 (to the extent provided therein), 19.4, 19.5 and 20 to 25, in addition to this Section 19.6.

20.	Dispute Resolution and Governing Law

20.1	Dispute Resolution

20.1.1	Arbitration. Any Dispute (other than a Dispute submitted to an Expert under Section 20.2.1) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.

20.1.2	Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) (as then in effect).

20.1.3	Number of Arbitrators. The arbitral tribunal shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) Months after the appointment of the last arbitrator.

20.1.4	Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. For the purposes of appointing arbitrators under this Section 20, (a) Buyer, any guarantor under any guaranty required to be delivered to Seller pursuant to the terms of this Agreement and all Persons whose interest in this Agreement derives from them shall be considered as one party; and (b) Seller and all Persons whose interest in this Agreement derives from Seller shall be considered as one party. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three (3) arbitrators not yet appointed.

20.1.5	Consolidation. If multiple arbitration proceedings are initiated under this Agreement or any guaranty required to be delivered to Seller pursuant to the terms of this Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then any party to any such dispute may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the disputes.

20.1.6	Place and Seat of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place and seat of arbitration shall be New York, New York.

20.1.7	Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

20.1.8	Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 24, as well as any other procedure authorized by law.

20.1.9	Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 24.

20.1.10	Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

20.1.11	Interim Measures. Any party to the Dispute may apply to a court in New York, New York, for interim measures (a) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (b) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The Parties unconditionally and irrevocably submit to jurisdiction in New York, New York, for the limited purposes of an application for interim measures under this Section 20.1.11. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

20.1.12	Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a successful party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

20.1.13	Interest. The award shall include pre-award and post-award interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to [***] percent ([***]%) above the SOFR (as in effect on the Day such award was issued) on and from the Day when such award was issued until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable SOFR for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

20.1.14	Currency of Award. The arbitral award shall be made and payable in USD, free of any Tax or other deduction.

20.1.15	Waiver of Challenge to Decision or Award. To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any Governmental Authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

20.1.16	Confidentiality. Any arbitration or Expert determination relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration or Expert proceeding, and memorials, briefs or other documents prepared for the arbitration or Expert proceeding) shall be Confidential Information subject to the confidentiality provisions of Section 18; provided, however, that breach of such confidentiality provisions shall not void any settlement, determination or award.

20.2	Expert Determination

20.2.1	General. In the event of any disagreement between the Parties regarding a measurement under Exhibit A hereto or any other Dispute which the Parties agree to submit to an Expert (in either case, a “Measurement Dispute”), the Parties hereby agree that such Measurement Dispute shall be resolved by an Expert selected as provided in this Section 20.2.1. The Expert is not an arbitrator of the Measurement Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party notice of the request for such determination. If the Parties are unable to agree upon an Expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of either of the Parties, the International Centre for Expertise of the International Chamber of Commerce (“ICC”) shall appoint such Expert and shall administer such expert determination through the ICC’s Rules for Expertise. The Expert shall be and remain at all times wholly impartial, and, once appointed, the Expert shall have no ex parte communications with either of the Parties concerning the expert determination or the underlying Measurement Dispute. The Parties shall cooperate fully in the expeditious conduct of such expert determination and provide the Expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the Expert shall issue a draft report and allow the Parties to comment on it. The Expert shall endeavor to resolve the Measurement Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.

20.2.2	Final and Binding. The Expert’s decision shall be final and binding on the Parties unless challenged in an arbitration pursuant to Section 20.1 within thirty (30) Days of the date the Expert’s decision. If challenged, (a) the decision shall remain binding and be implemented unless and until finally replaced by an award of the arbitrators; (b) the decision shall be entitled to a rebuttable presumption of correctness; and (c) the Expert shall not be appointed in the arbitration as an arbitrator or as advisor to either Party without the written consent of both Parties.

20.2.3	Arbitration of Expert Determination. In the event that a Party requests expert determination for a Measurement Dispute which raises issues that require determination of other matters in addition to correct measurement under Exhibit A hereto, then either Party may elect to refer the entire Measurement Dispute for arbitration under Section 20.1.1. In such case, the arbitrators shall be competent to make any measurement determination that is part of a Dispute. An expert determination not referred to arbitration shall proceed and shall not be stayed during the pendency of an arbitration.

20.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.

20.4	Immunity

20.4.1	Each Party, to the maximum extent permitted by Applicable Law, as to itself and its assets, hereby irrevocably, unconditionally, knowingly and intentionally waives any and all rights of immunity (sovereign or otherwise) and agrees not to claim, or assert any immunity with respect to the matters covered by this Agreement in any arbitration, Expert proceeding, or other action with respect to this Agreement, whether arising by statute or otherwise, that it may have or may subsequently acquire, including rights under the doctrines of sovereign immunity and act of state, immunity from legal process (including service of process or notice, pre-judgment or pre-award attachment, attachment in aid of execution, or otherwise), immunity from jurisdiction or judgment of any court, arbitrator, Expert or tribunal (including any objection or claim on the basis of inconvenient forum), and immunity from enforcement or execution of any award or judgment or any other remedy.

20.4.2	Each Party hereby irrevocably, unconditionally, knowingly and intentionally:

(a)	agrees that the execution, delivery and performance by such Party of this Agreement constitute private and commercial acts rather than public or governmental acts; and

(b)	consents in respect of the enforcement of any judgment against such Party in any such proceedings in any jurisdiction and to the giving of any relief or the issue of any process in connection with such proceedings (including the making, enforcement or execution of any such judgment or any order arising out of any such judgment against or in respect of any property whatsoever irrespective of its use or intended use).

20.5	Waiver of Jury Trial

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

21.	Successors; Assignments

21.1	Successors

This Agreement shall be binding upon and inure to the benefit of any successor to each of Seller and Buyer.

21.2	Assignment by Buyer

21.2.1	Prior Written Consent. Buyer may assign this Agreement in its entirety (but not in part) to another Person that is not an Affiliate of Buyer, for the remainder of the Term, upon the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), provided that:

(a)	unless such assignee has an Acceptable Credit Rating, a Guaranty is provided to Seller prior to such novation or assignment; and

(b)	such assignee assumes all of the obligations of Buyer under this Agreement commencing as of the date of the novation or assignment by execution of a copy of this Agreement in its own name (countersigned by Seller) or by execution of a binding assignment and assumption agreement which is enforceable by Seller.

21.2.2	Without Prior Consent to Affiliates. Buyer may assign this Agreement in its entirety (but not in part), for the remainder of the Term, without Seller’s prior consent, to an Affiliate of Buyer, provided that:

(a)	unless such Affiliate assignee has an Acceptable Credit Rating, a Guaranty is provided to Seller prior to such novation or assignment;

(b)	such Affiliate assignee assumes all of the obligations of Buyer under this Agreement commencing as of the date of the novation or assignment by execution of a copy of this Agreement in its own name (countersigned by Seller) or by execution of a binding assignment and assumption agreement which is reasonably acceptable in form and substance to, and enforceable by, Seller; and

(c)	performance of this Agreement by Seller with such Affiliate assignee would comply with Applicable Laws and all relevant Approvals.

Any failure to satisfy the requirements under Sections 21.2.2(a) to (c) shall render such novation or assignment void and unenforceable.

21.2.3	Further Obligations. Upon a novation or assignment in whole by Buyer in accordance with this Section 21.2, the assignor shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such novation or assignment.

21.3	Assignments by Seller

21.3.1	Prior Written Consent. Seller may novate or assign this Agreement in its entirety (but not in part) to another Person that is not an Affiliate of Seller, for the remainder of the Term, upon the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), provided that:

(a)	such assignee assumes all of the obligations of Seller under this Agreement commencing as of the date of the novation or assignment by execution of a copy of this Agreement in its own name (countersigned by Buyer) or by execution of a binding assignment and assumption agreement which is enforceable by Buyer;

(b)	such assignee is the purchaser or transferee of the Driftwood LNG Terminal;

(c)	such assignee has satisfactorily cleared Buyer’s know-your-customer process, which shall be carried out in a manner consistent with international standards (such clearance not to be unreasonably withheld or delayed by Buyer);

(d)	such assignee or its Affiliates will have all Approvals and export authorizations equivalent to the Export Authorizations to the extent needed to perform Seller’s obligations under this Agreement;

(e)	performance of this Agreement by Buyer with such assignee would comply with Applicable Laws and all relevant Approvals; and

(f)	such assignee has or has contracted to have sufficient technical and operational capabilities in the LNG or other related hydrocarbon industries to perform its obligations under this Agreement.

21.3.2	Without Prior Consent to Affiliates. Seller may novate or assign this Agreement in its entirety (but not in part), for the remainder of the Term, without Buyer’s prior consent, to an Affiliate of Seller, provided that:

(a)	such Affiliate assignee assumes all of the obligations of Seller under this Agreement commencing as of the date of the novation or assignment by execution of a copy of this Agreement in its own name (countersigned by Buyer) or by execution of a binding assignment and assumption agreement which is reasonably acceptable in form and substance to, and enforceable by, Buyer;

(b)	performance of this Agreement by Buyer with such Affiliate assignee would comply with Applicable Laws and all relevant Approvals;

(c)	such Affiliate assignee is the purchaser or transferee of the Driftwood LNG Terminal;

(d)	such Affiliate assignee has satisfactorily cleared Buyer’s know-your-customer process, which shall be carried out in a manner consistent with international standards (such clearance not to be unreasonably withheld or delayed by Buyer); and

(e)	such Affiliate assignee or its Affiliates will have all Approvals and export authorizations equivalent to the Export Authorizations to the extent needed to perform Seller’s obligations under this Agreement.

Any failure to satisfy the requirements under Sections 21.3.2(a) to (e) shall render such novation or assignment void and unenforceable.

21.3.3	Further Obligations. Upon a novation or assignment by Seller in accordance with this Section 21.3, the assignor shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such novation or assignment.

21.4	Seller, Tellurian Inc., Driftwood and Affiliate Financing

21.4.1	Lender Financing. Seller, Tellurian Inc., Driftwood and their respective Affiliates shall have the right to obtain financing (including non-recourse or limited recourse financing) from Lenders. In connection with any financing or refinancing obtained by Seller, Tellurian Inc., Driftwood or their respective Affiliates, Buyer shall, if so requested by Seller, deliver to Seller’s, Tellurian Inc.’s, Driftwood’s or their respective Affiliates’ Lenders or the agent acting on behalf of any such Lenders (“Lenders’ Agent”) certified copies of its corporate charter, resolutions relevant to the financing, incumbency certificates, financial statements, and such other items or information upon the reasonable request by Lenders or Lenders’ Agent. Buyer shall not be required to provide any documents or information which would cause it to be in breach of Applicable Laws, including the rules of any recognized stock exchange on which Buyer’s stock is quoted. Any financial statements provided by Buyer shall only be provided to Lenders and/or Lenders’ Agent unless otherwise agreed to by Buyer in writing. Provided all costs and expenses are reimbursed by Seller, Buyer shall also provide to the Lenders and/or Lenders’ Agent legal opinions in respect of the documents which it and Seller are party to in the form and substance and from counsel reasonably acceptable to the Lenders and/or Lenders’ Agent.

21.4.2	Assignment as Security. Buyer further acknowledges and agrees that Seller may collaterally assign, transfer, or otherwise encumber, all or any of its rights, benefits and obligations under this Agreement and each guaranty required to be delivered to Seller pursuant to the terms of this Agreement to such Lenders or Lenders’ Agent as security for Seller’s, Seller’s Affiliates’, Tellurian Inc.’s or Driftwood’s obligations to such Lenders (including to a purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure) following an event of default by Seller, any Affiliate of Seller, Tellurian Inc. or Driftwood under the financing documents entered into by Seller, any Affiliate of Seller, Tellurian Inc. or Driftwood with such Lenders, provided any assignment, transfer or encumbrance to Lenders or Lenders’ Agent is not prohibited by any Applicable Law or Export Control and Sanctions Laws, which would prevent Buyer from dealing with Lenders or Lenders’ Agent, and provided, further that all costs and expenses, including any external legal fees, incurred by Buyer in relation to such novation or assignment are reimbursed in full by Seller. Without prejudice to the foregoing, upon Seller’s request pursuant to a notice hereunder, Buyer shall enter into, and shall cause any guarantor under any guaranty delivered to Seller pursuant to the terms of this Agreement to enter into, direct agreements or consent agreements (each, a “Direct Agreement”) each in a form acceptable to Buyer (acting reasonably), provided that, entrance into such Direct Agreement shall be subject to satisfactory clearance of the parties thereto by Buyer’s know your customer process, which shall be carried out in a manner consistent with international standards (such clearance not to be unreasonably withheld or delayed by Buyer). Buyer or such guarantor shall, pursuant to any such Direct Agreement:

(a)	provide such undertakings that are normal and customary in project financings or refinancings; provided, however, that, (i) in the case of the Buyer, such undertakings do not materially affect Buyer’s rights or obligations under this Agreement and in the case of the guarantor, such undertakings do not affect the guarantor’s rights or obligations under any guaranty provided to Seller pursuant to the terms of this Agreement, except as otherwise provided in the remaining provisions of this Section 21.4.2, and (ii) Buyer shall not be required to provide (or cause to be provided) in connection with this Agreement any guaranty or similar commitment in favor of the Lenders, Seller or any other Person, other than any guaranty required to be delivered to Seller pursuant to the terms of this Agreement;

(b)	consent to (i) the collateral assignment of Seller’s, Seller’s Affiliates’, Tellurian Inc.’s or Driftwood’s rights and obligations under this Agreement or the guaranty, as applicable, to the Lenders or the Lenders’ Agent and (ii) the subsequent assignment and transfer of this Agreement or the guaranty, as applicable, to the Lenders’ Agent or other designee or nominee of the Lenders (including a purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure) following an event of default by Seller, any Affiliate of Seller, Tellurian Inc. or Driftwood under the financing documents entered into by Seller, any Affiliate of Seller, Tellurian Inc. or Driftwood with the Lenders; provided, that any such assignee assumes all of the obligations of Seller under this Agreement arising or accruing from and after the date of such assignment and provided any assignment or transfer is not prohibited by any Applicable Law or Export Control and Sanctions Laws;

(c)	provide representations and warranties that this Agreement or the guaranty, as applicable, is in full force and effect and has not been modified or amended (other than as otherwise disclosed to the Lenders) and that, to Buyer’s knowledge, there are no defaults by Buyer or a guarantor existing under this Agreement or the guaranty, as applicable;

(d)	in the case of Buyer, provide representations and warranties regarding the corporate existence of Buyer, its authority to enter into and perform this Agreement and that this Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and in the case of guarantor, provide representations and warranties regarding the corporate existence of guarantor, its authority to enter into and perform the guaranty and that the guaranty is the legal, valid and binding obligation of guarantor, enforceable against guarantor in accordance with its terms;

(e)	agrees to make payments of amounts owed under this Agreement or the guaranty, as applicable, and as agreed in the Direct Agreement;

(f)	in the case of Buyer, agree to give Lenders and Lenders’ Agent notice of and an opportunity to cure any default by Seller under this Agreement; and

(g)	agree to modify or clarify provisions of this Agreement, as reasonably requested by the Lenders or the Lenders’ Agent; provided that any such modification or clarification shall be subject to Buyer’s consent (not to be unreasonably withheld).

22.	Contract Language

This Agreement, together with the Exhibits hereto, shall be made and originals executed in the English language. In case of any difference in meaning between the English language original version and any translation thereof, the English language original version shall govern.

23.	Miscellaneous

23.1	Disclaimer of Agency

This Agreement does not appoint either Party as the agent, partner or legal representative of the other for any purposes whatsoever, and neither Party shall have any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of the other Party.

23.2	Entire Agreement

This Agreement, together with the Exhibits hereto, constitutes the entire agreement between the Parties in respect of the subject matter hereof and includes all promises and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties relating to the subject matter hereof. Anything that is not contained or expressly incorporated by reference in this instrument, is not part of this Agreement.

23.3	Third Party Beneficiaries

The Parties do not intend any term of this Agreement to be for the benefit of, or enforceable by, any Third Party except as expressly provided in Section 7.7. The Parties may rescind or vary this Agreement, in whole or in part, without the consent of any Third Party, including those Third Parties referred to under Section 7.7, even if as a result such Third Party’s rights to enforce a term of this Agreement will be varied or extinguished.

23.4	Amendments and Waiver

This Agreement may not be supplemented, amended, modified or changed except by an instrument in writing signed by Seller and Buyer and expressed to be a supplement, amendment, modification or change to this Agreement. A Party shall not be deemed to have waived any right or remedy under this Agreement by reason of such Party’s failure to enforce such right or remedy.

23.5	Exclusion

The United Nations Convention on Contracts for the International Sale of Goods (and the Convention on the Limitation Period in the International Sale of Goods) shall not apply to this Agreement and the respective rights and obligations of the Parties hereunder.

23.6	Further Assurances

Each Party hereby agrees to take all such action as may be necessary to effectuate fully the purposes of this Agreement, including causing this Agreement or any document contemplated herein to be duly registered, notarized, attested, consularized and stamped in any applicable jurisdiction.

23.7	Severability

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

23.8	Expenses

Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation, negotiation and completion of this Agreement.

23.9	Representations and Warranties of Buyer

As of the Effective Date and until the expiration or termination of this Agreement, Buyer represents, undertakes and warrants that:

23.9.1	Buyer is and shall remain duly formed and in good standing under the laws of the jurisdiction of its organization;

23.9.2	Buyer has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement;

23.9.3	Buyer has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller or any of its Affiliates could be liable; and

23.9.4	neither the execution, delivery, nor performance of this Agreement violates or will violate, results or will result in a breach of or constitutes or will constitute a default under any provision of Buyer’s organizational documents, any law, judgment, order, decree, rule, or regulation of any court, administrative agency, or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which Buyer is a party.

23.10	Representations and Warranties of Seller

As of the Effective Date and until the expiration or termination of this Agreement, Seller represents, undertakes and warrants that:

23.10.1	Seller is and shall remain duly formed and in good standing under the laws of the jurisdiction of its organization;

23.10.2	Seller has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under this Agreement;

23.10.3	Seller has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer or any of its Affiliates could be liable; and

23.10.4	neither the execution, delivery, nor performance of this Agreement, violates or will violate, results or will result in a breach of, or constitutes or will constitute a default under, any provision of Seller’s organizational documents, any law, judgment, order, decree, rule, or regulation of any court, administrative agency, or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which Seller is a party.

23.11	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement for all purposes. Signatures of the Parties transmitted by electronic transmission shall be deemed to be original signatures for all purposes. Except for cases of fraud or forgery, no Party shall raise the use of any electronic signature or the use of electronic mail or other similar transmission method as a means to deliver a signature to this Agreement or any amendment hereto as the basis of a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

23.12	Multiple SPAs

23.12.1	The Parties acknowledge that they have entered into that certain LNG Sale and Purchase Agreement 1 dated as of the Effective Date (“SPA 1”).

23.12.2	The Parties expressly agree that all rights and obligations (including in respect of all claims, demands, legal proceedings and actions; all losses, liabilities, damages, costs, judgments, settlements and expenses (whether or not resulting from claims by third parties), including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and expenses; and all mitigation measures) of Driftwood LNG LLC (or its successor or permitted assignee pursuant to SPA 1), and Shell NA LNG LLC (or its successor or permitted assignee pursuant to SPA 1), under SPA 1, whether in contract or at law, are wholly separate and in isolation of, and shall not merge in any way with, any rights and obligations (including in respect of all Claims, all Losses, and all mitigation measures) of the Parties under this Agreement. The Parties expressly waive any right to combine any such rights or obligations under SPA 1 with such rights and obligations under this Agreement. Without prejudice to the terms of SPA 1 and any defaults arising thereunder, default by a Party under this Agreement shall not trigger a default by such Party under SPA 1. Without prejudice to the terms of this Agreement and any defaults arising hereunder, default by a Party under SPA 1 shall not trigger a default by such Party under this Agreement. Default by a Party under this Agreement shall not excuse performance under SPA 1 by any party thereto, and default under SPA 1 by a party thereto shall not excuse a Party’s performance under this Agreement. No Party shall have any obligation to take any action or inaction under this Agreement to mitigate the losses or liabilities that may arise in respect of SPA 1. Without limiting the foregoing, (a) in no way shall the Seller Liability Cap under this Agreement be merged with the corresponding seller liability cap under SPA 1, and the Parties’ respective rights and obligations in respect of the Seller Liability Cap shall not vary based on performance or nonperformance of SPA 1, and (b) in no way shall the Buyer Liability Cap under this Agreement be merged with the corresponding buyer liability cap under SPA 1, and the Parties’ respective rights and obligations in respect of the Buyer Liability Cap shall not vary based on performance or nonperformance of SPA 1.

23.12.3	Without prejudice to Section 20.1.5, if the Parties initiate multiple arbitration proceedings under this Agreement and under one or more of (a) any guaranty required to be delivered to Seller pursuant to the terms of this Agreement, (b) SPA 1, and (c) any guaranty required to be delivered to Seller pursuant to the terms of SPA 1, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then either Party may request prior to the appointment of the arbitrators for such multiple or subsequent Disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

23.12.4	Each Party shall ensure that all invoices and notices sent by or on behalf of such Party pursuant to this Agreement shall identify such notice as being in connection with “SPA 2”, which shall be the designation for this Agreement for all purposes.

23.12.5	Each Party shall issue invoices and make payments in accordance with this Agreement separate from invoices and payments under SPA 1. If either Party receives payment from the other Party and such payment does not identify itself as being in respect of SPA 1 or this Agreement, then the Party receiving such payment shall have the right to apply such payment received to amounts owed to the receiving Party under SPA 1 or this Agreement, with first priority to overdue amounts (with priority within this group to be based on how many Days the amount has been overdue, starting with the longest number of days) and then to other amounts due but unpaid (with priority within this group to be based on how many Days remain until the applicable due date, starting with the shortest number of Days).

23.12.6	Each Party shall maintain separate financial and other records in connection with SPA 1 and this Agreement in a manner that enables the Parties to identify whether costs, expenses, and other auditable amounts and information are in respect of SPA 1 or this Agreement and to comply with all audit obligations under SPA 1 and this Agreement.

23.12.7	Without limiting the foregoing, the Parties agree to conduct their businesses in a manner that effectuates the foregoing terms of this Section 23.12, and that any course of dealing that is inconsistent with the foregoing terms of this Section 23.12 shall not change the Parties’ respective rights and obligations under this Section 23.12.

24.	Notices

24.1	Form of Notice

24.1.1	Except where otherwise specifically provided in this Agreement, all notices, requests, consents, proposals, approvals and statements shall be in writing and in English, and if properly addressed to the recipient in the manner required by Sections 24.1.2 and 24.2, shall be deemed to have been properly given or delivered: (i) on the date of actual delivery when personally delivered to the intended recipient or when delivered to the intended recipient by a reputable courier delivery service; or (ii) on the date specified in Section 24.2.2, if by Electronic Transmission, provided that if such Electronic Transmission is directed after 5:00 p.m. (local time of the recipient) or on a day that is not a Business Day, then on the next succeeding Business Day after the date specified in Section 24.2.2.

24.1.2	A non-electronic document is deemed to be properly addressed, in each case, if to Buyer or Seller, to the address of such Person as set forth in this Section 24.1.2, or, in each case, to such other address or addresses as the addressee may have specified by written notice given to the other Party in the manner contemplated by Section 24.1.1.

If to Buyer, to:

Shell NA LNG LLC

1000 Main Street, Level 12

Houston, TX 77002

Attention: President of SNALNG

Fax: XXXXXXXXXXXXXX

With a copy, which shall not constitute notice, to:

Shell NA LNG LLC

1000 Main Street, Level 12

Houston, TX 77002

Attention: General Counsel

Fax: XXXXXXXXXXXXXX

If to Seller, to:

Driftwood LNG LLC

c/o Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, TX 77002

United States of America

Attention: General Counsel

E-mail: XXXXXXXXXXXXXX

24.2	Electronic Transmission

24.2.1	Without limiting the manner by which notice otherwise may be given effectively to Parties pursuant to Section 24.1, any notice under any provision of this Agreement shall be effective if given by a form of Electronic Transmission.

24.2.2	Notice given pursuant to Section 24.2.1 will be deemed delivered on the date on which it is directed to the fax number or electronic mail address, as applicable, set forth in Section 24.1.2, or to such other fax number or electronic mail address as the addressee previously may have specified by written notice given to the other Party in the manner contemplated by Section 24.1.1.

24.2.3	Buyer and Seller hereby consent to receive notices by Electronic Transmission at the fax number and/or electronic mail address (as applicable) set forth in Section 24.1.2.

25.	Trade Law Compliance and Business Practices

25.1	Trade Law Compliance

25.1.1	Each Party agrees to comply with the Export Authorizations, including incorporating into any resale contract for LNG sold under this Agreement the necessary conditions to ensure compliance with the Export Authorizations. Buyer shall promptly provide to Seller all information in order for Seller, its direct or indirect LNG supplier or any other Person acting as agent on behalf of Seller or such LNG supplier under an Export Authorization, to comply with the Export Authorizations, including information that identifies for each LNG cargo delivered under this Agreement the country (or countries) into which the LNG or Gas was actually delivered. Buyer commits to include in any resale contract for LNG sold under this Agreement the necessary conditions to ensure Seller is made aware of all such countries into which the LNG or Gas was actually delivered. If any Export Authorization requires conditions to be included in this Agreement beyond those that are already included herein, then, within fifteen (15) days following the issuance of the Export Authorization imposing such condition, the Parties shall discuss the appropriate changes to be made to this Agreement to comply with such Export Authorization and shall amend this Agreement accordingly to comply with such Export Authorization. Buyer acknowledges and agrees that it will resell or transfer LNG purchased hereunder for delivery only to the countries identified in an applicable Export Authorization and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such LNG to such countries. Buyer represents and warrants that the final delivery of LNG received pursuant to the terms of this Agreement are permitted and lawful under United States of America laws and policies, including Export Control and Sanctions Laws and the rules, regulations, orders, policies, and other determinations of the United States Department of Energy, the Office of Foreign Assets Control of the United States Department of the Treasury and the Federal Energy Regulatory Commission, and Buyer shall not take any action which would cause Seller or Driftwood to be in violation of United States of America laws and policies or any Export Authorization to be withdrawn, revoked, suspended or not renewed.

25.1.2	Without limiting the foregoing, the following provisions are included in this Agreement in accordance with the requirements of the Export Authorizations, and Buyer shall include, and require any direct or indirect buyer of LNG sold hereunder for whom Seller or Driftwood acts as agent in connection with one or more Export Authorizations to include, the following provisions in any agreement or other contract for the sale or transfer of LNG exported pursuant to any Export Authorization:

(a)	Buyer acknowledges and agrees that it will resell or transfer LNG purchased hereunder for delivery only to countries identified in Ordering Paragraph B of DOE/FE Order No. 3968, issued February 28, 2017, in FE Docket No. 16-144-LNG, and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such LNG to such countries. Buyer further commits to cause a report to be provided to Driftwood LNG LLC that identifies the country (or countries) into which the LNG or natural gas was actually delivered and/or received for end use, and to include in any resale contract for such LNG the necessary conditions to ensure that Driftwood LNG LLC is made aware of all such countries.

(b)	Buyer acknowledges and agrees that it will resell or transfer LNG, purchased hereunder for delivery only to countries identified in Ordering Paragraph F of DOE/FE Order No. 4373, issued May 2, 2019, in FE Docket No. 16-144-LNG, and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such natural gas or LNG to such countries. Buyer further commits to cause a report to be provided to Driftwood LNG LLC that identifies the country (or countries) into which the LNG was actually delivered, and to include in any resale contract for such LNG the necessary conditions to ensure that Driftwood LNG LLC is made aware of all such actual destination countries.

25.2	Prohibited Practices

25.2.1	Each Party represents, warrants, and covenants that in connection with this Agreement and the business resulting therefrom:

(a)	it is aware of and will comply with Anti-Corruption Laws;

(b)	whether directly or indirectly, it has not made, offered, authorized, or accepted and will not make, offer, authorize, or accept any payment, gift, promise, or other advantage, to or for the use or benefit of any government official or any other person where that payment, gift, promise, or other advantage would comprise a facilitation payment or otherwise violate the Anti-Corruption Laws;

(c)	it has maintained and will maintain adequate written policies and procedures to comply with Anti-Corruption Laws;

(d)	it has maintained and will maintain adequate internal controls, including using reasonable efforts to ensure that all transactions are accurately recorded and reported in its books and records to reflect truly the activities to which they pertain, such as the purpose of each transaction, with whom it was entered into, for whom it was undertaken, or what was exchanged;

(e)	it will, to its knowledge, retain such books and records for the period required by Applicable Law or a Party’s own retention policies, whichever is longer;

(f)	in the event a Party becomes aware of an uncured, material breach by such Party of an obligation in this Section 25.2, it will promptly notify the other Party, subject to the preservation of legal privilege;

(g)	it will provide reasonable information (which unless publicly available will include documentary evidence) in support of the other Party’s ongoing “Know Your Customer” process requirements, about its ownership, officers, and corporate structure (including any changes thereto);

(h)	subject to Section 21.4.2 and any financing requirements, only a Party (and not its Affiliates or a Third Party) shall make payments to the other Party, except with that other Party’s prior written consent; and

(i)	it will comply with the Anti-Corruption Laws and Export Control and Sanctions Laws applicable to such Party and it will not take any action, or omit to take any action, which would cause the other Party to be in violation of any Anti-Corruption Law or Export Control and Sanctions Laws applicable to such other Party.

25.2.2	During the term of this Agreement and for seven (7) years thereafter and on notice, each Party shall have a right, and the other Party shall take reasonable steps to enable this right, to audit in accordance with Section 25.3 the other Party’s relevant books and records with respect to compliance with the provisions of Section 25.2.1.

25.2.3	The obligations in this Section 25.2 shall survive the termination or expiry of this Agreement.

25.3	Records; Audit

Each Party shall keep all records necessary to confirm compliance with Sections 25.1 and 25.2.1 for a period of seven (7) years following the year for which such records apply. If a Party asserts that the other Party is not in compliance with Sections 25.1 or 25.2.1, the asserting Party shall send a notice to the other Party indicating the type of noncompliance asserted. After giving such notice, the asserting Party may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance, subject to the preservation of legal privilege. The costs of any independent auditor under this Section 25.3 shall be paid (i) by the other Party, if the other Party is determined not to be in compliance with Sections 25.1 or 25.2.1, as applicable, and (ii) by the asserting Party, if the other Party is determined to be in compliance with Sections 25.1 or 25.2.1, as applicable.

25.4	Representations and Warranties

Each Party represents and warrants to the other Party, as of the Effective Date and as of the date of any assignment or novation of this Agreement by such Party, that in the performance of this Agreement and the activities contemplated herein, neither such Party, nor any of its officers, directors, employees, agents or other representatives have taken any action, or omitted to take any action, which would (a) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanctions Laws or any other Applicable Law applicable to such Party, or (b) cause the other Party to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to the other Party. Without limiting the foregoing, each Party represents and warrants to the other Party, as of the Effective Date, that neither such Party nor any of its directors, managers, officers, employees, agents, contractors or Affiliates has paid any fees, commissions, or rebates to any employee, officer, or agent of the other Party or any of its Affiliates or has provided or caused to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the other Party hereunder.

25.5	Indemnity

Each Party shall indemnify and hold the other Party harmless from any Losses arising out of the indemnifying Party’s breach of any or all of Section 25.1, 25.2.1 or 25.3 or of the representations and warranties in Section 25.4.

25.6	Personal Data

The Parties may provide each other with information related to an identified or identifiable individual, the processing and transfer of which will be done in accordance with applicable data protection law.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:	BUYER:

DRIFTWOOD LNG LLC	SHELL NA LNG LLC

/s/ Octávio Simões	/s/ Paul De Moudt
Name: Octávio Simões	Name:	Paul De Moudt
Title: Chief Executive Officer	Title:	General Manager President

[Signature Page to LNG Sale and Purchase Agreement 2]